As filed with the Securities and Exchange Commission on October 31, 2019

Registration No. 333-233909

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OCEANFIRST FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	6021	22-3412577
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

110 WEST FRONT STREET, RED BANK, NEW JERSEY 07701

(732) 240-4500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Christopher D. Maher

President and Chief Executive Officer

110 West Front Street

Red Bank, New Jersey 07701

(732) 240-4500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Steven J. Tsimbinos, Esq. OceanFirst Financial Corp. 110 West Front Street Red Bank, New Jersey 07701 Phone: (732) 240-4500	Joseph M. Murphy, Jr. Country Bank Holding Company, Inc. 655 Third Avenue, Ninth Floor New York, New York 10017 Phone: (212) 818-9090

David C. Ingles, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 Phone: (212) 735-3000	John J. Gorman, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, NW, Suite 780 Washington, D.C. 20015 Phone: (202) 274-2001

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and the conditions to the closing of the Transactions described herein have been satisfied or waived.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION — DATED OCTOBER 31, 2019

Prospectus	Proxy Statement

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear CYHC Shareholders:

On August 9, 2019, OceanFirst Financial Corp., a Delaware corporation (which we refer to as “OceanFirst”), Midtown Merger Sub Corp., a New York corporation and wholly-owned subsidiary of OceanFirst (which we refer to as “Merger Sub”), and Country Bank Holding Company, Inc., a New York corporation (which we refer to as “CYHC”), entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) that provides for the combination of OceanFirst and CYHC. Under the terms of the merger agreement, (i) Merger Sub will merge with and into CYHC (which we refer to as the “first-step merger”), with CYHC continuing as the surviving corporation in the first-step merger and as a wholly-owned subsidiary of OceanFirst, (ii) immediately following the completion of the first-step merger, CYHC will merge with and into OceanFirst (which we refer to as the “second-step merger” and, together with the first-step merger, the “integrated mergers”), with OceanFirst continuing as the surviving corporation in the second-step merger, and (iii) immediately following the completion of the integrated mergers, Country Bank, a New York-chartered non-member bank and a wholly-owned subsidiary of CYHC (which we refer to as “Country Bank”), will merge with and into OceanFirst Bank, National Association, a national banking association and a wholly-owned subsidiary of OceanFirst (which we refer to as “OceanFirst Bank”), with OceanFirst Bank being the surviving bank (which we refer to as the “bank merger” and, together with the integrated mergers, the “Transactions”).

At the effective time of the first-step merger (which we refer to as the “effective time”), each outstanding share of common stock, par value $0.10 per share, of CYHC (which we refer to as “CYHC common stock”), except for (i) shares of CYHC common stock held by CYHC as treasury shares, or CYHC, any subsidiary of CYHC, OceanFirst or any subsidiary of OceanFirst (other than any such shares held in employee benefit plans or related trust accounts, managed accounts, mutual funds and the like or otherwise held in any fiduciary or agency capacity or as a result of debts previously contracted) (which we refer to as the “exception shares”) and (ii) any shares of CYHC common stock owned by CYHC shareholders who have properly exercised dissenters’ rights, will be converted into the right to receive 2,000 shares (such number being referred to as the “exchange ratio” and such shares being referred to as the “merger consideration”) of common stock of OceanFirst, par value $0.01 per share (which we refer to as “OceanFirst common stock”), together with cash in lieu of fractional shares, if any.

Although the number of shares of OceanFirst common stock that holders of CYHC common stock will be entitled to receive as the merger consideration is fixed, the market value of such shares (and, therefore, the value of the merger consideration) will fluctuate with the market price of OceanFirst common stock and will not be known at the time CYHC shareholders vote on the merger agreement. However, as described in more detail elsewhere in the accompanying proxy statement/prospectus, under the terms of the merger agreement, if the average of the daily closing prices of OceanFirst common stock over a specified period of time prior to the receipt of all requisite regulatory approvals for the Transactions (disregarding any applicable waiting period) decreases below certain specified thresholds, CYHC would have a right to terminate the merger agreement, unless OceanFirst elects to increase the exchange ratio, which would result in additional shares of OceanFirst common stock being issued. Based on the $23.14 closing price of OceanFirst common stock on the NASDAQ Global Select Market (which we refer to as the “Nasdaq”) on August 8, 2019, the last full trading day before the public announcement of the Transactions, the per share value of the merger consideration was equal to $46,280. Based on the $24.16 closing price of OceanFirst common stock on the Nasdaq on October 29, 2019, the latest practicable trading day before the printing of the accompanying proxy statement/prospectus, the per share value of the merger consideration was equal to $48,320. Based on the exchange ratio and the approximate number of shares of CYHC common stock outstanding as of October 31, 2019, the record date, the maximum number of shares of OceanFirst common stock estimated to be issuable at the effective time is 4,418,000. We urge you to obtain current market quotations for OceanFirst (trading symbol “OCFC”) and CYHC (OTC Pink symbol “CYHC”).

CYHC will hold a special meeting of its shareholders in connection with the Transactions. At the special meeting, CYHC shareholders will be asked to vote to adopt the merger agreement, and the transactions contemplated thereby, and a related matter as described in the accompanying proxy statement/prospectus. Under New York law and CYHC’s organizational documents, adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the votes of the shares of CYHC common stock entitled to vote at the special meeting.

CYHC shareholders are entitled to exercise dissenters’ rights with respect to the first-step merger under Section 910 of the New York Business Corporation Law (which we refer to as the “NYBCL”). Any CYHC shareholder who wishes to exercise dissenters’ rights must strictly comply with the procedures set forth in Sections 623 and 910 of the NYBCL, a copy of which is included as Annex B to the accompanying proxy statement/prospectus. A description of these procedures is included in the section of the accompanying proxy statement/prospectus entitled “The Transactions — Dissenters’ Rights.”

The special meeting is scheduled to be held on December 10, 2019 at 655 Third Avenue, Ninth Floor, New York, New York 10017, at 1:00 p.m. local time.

The CYHC board of directors unanimously recommends that CYHC shareholders vote “FOR” the adoption of the merger agreement and the transactions contemplated thereby, including the first-step merger, and “FOR” the other proposal to be considered at the special meeting.

The accompanying proxy statement/prospectus describes the special meeting, the Transactions, the documents related to the Transactions and other related matters. Please carefully read the entire accompanying proxy statement/prospectus, including “Risk Factors,” beginning on page 17, for a discussion of the risks relating to the Transactions. You also can obtain information about OceanFirst from documents that it has filed with the Securities and Exchange Commission.

Christopher D. Maher President and Chief Executive Officer OceanFirst Financial Corp.	Joseph M. Murphy Chairman and Chief Executive Officer Country Bank Holding Company, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the first-step merger or passed upon the adequacy or accuracy of the accompanying proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the first-step merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either OceanFirst or CYHC, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of the accompanying proxy statement/prospectus is November 1, 2019 and it is first being mailed or otherwise delivered to the shareholders of CYHC on or about November 5, 2019.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To CYHC Shareholders:

A special meeting of the shareholders of Country Bank Holding Company, Inc., or CYHC, is scheduled to be held at 1:00 p.m. local time, on December 10, 2019, at 655 Third Avenue, Ninth Floor, New York, New York 10017 to consider and vote upon the following proposals:

1.

A proposal to adopt the Agreement and Plan of Merger, dated as of August 9, 2019, by and among OceanFirst, Merger Sub and CYHC, and the transactions contemplated by that agreement, pursuant to which Merger Sub will merge with and into CYHC, as more fully described in the accompanying proxy statement/prospectus (we refer to proposal 1 as the “merger proposal”); and

2.	A proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal (we refer to proposal 2 as the “adjournment proposal”).

We have fixed the close of business on October 31, 2019 as the record date for the special meeting. Only CYHC shareholders of record as of the record date are entitled to notice of, and to vote at, the special meeting, or any adjournment of the special meeting. Under the NYBCL, adoption of the merger proposal requires the affirmative vote of the holders of a majority of the votes of CYHC common stock entitled to vote at the special meeting. The adjournment proposal will be approved if the majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote at the special meeting vote in favor of such proposal.

CYHC shareholders are entitled to exercise dissenters’ rights with respect to the first-step merger under Section 910 of the NYBCL. Any shareholder who wishes to exercise dissenters’ rights must strictly comply with the procedures set forth in Sections 623 and 910 of the NYBCL, a copy of which is included as Annex B to the accompanying proxy statement/prospectus. A description of these procedures is included in the section of the accompanying proxy statement/prospectus entitled “The Transactions — Dissenters’ Rights.”

Our board of directors has unanimously adopted the Agreement and Plan of Merger, has determined that such agreement and the transactions contemplated by such agreement, including the first-step merger, are advisable and in the best interests of CYHC and its shareholders, and unanimously recommends that shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Your vote is very important. We cannot complete the first-step merger unless the CYHC shareholders adopt the merger proposal.

Regardless of whether you plan to attend the special meeting, please vote as soon as possible. If you hold shares of CYHC common stock in your name as a shareholder of record of CYHC, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope. If you hold your shares of CYHC common stock in “street name” through a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by the record holder.

The accompanying proxy statement/prospectus provides a detailed description of the special meeting, the Transactions, the documents related to the Transactions and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its annexes carefully and in their entirety.

BY ORDER OF THE BOARD OF DIRECTORS,

Joseph M. Murphy

Chairman and Chief Executive Officer

Country Bank Holding Company, Inc.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about OceanFirst from documents filed with the Securities and Exchange Commission (which we refer to as the “SEC”) that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by OceanFirst at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by contacting OceanFirst at the following address:

OceanFirst Financial Corp.

110 West Front Street

Red Bank, New Jersey 07701

(732) 240-4500

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the special meeting. This means that CYHC shareholders requesting documents must do so by December 3, 2019, in order to receive them before the special meeting.

You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated November 1, 2019, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document, and neither the mailing of this document to CYHC shareholders nor the issuance by OceanFirst of shares of OceanFirst common stock in connection with the Transactions will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding CYHC has been provided by CYHC and information contained in this document regarding OceanFirst has been provided by OceanFirst.

See “Where You Can Find More Information” beginning on page 102 for more details.

ii

ANNEXES

A.	Agreement and Plan of Merger, dated August 9, 2019, by and among OceanFirst Financial Corp., Midtown Merger Sub Corp. and Country Bank Holding Company, Inc.	A-1

B.	Statutory Provisions Relating to Dissenters’ Rights	B-1

C.	Voting and Support Agreement with Certain CYHC Shareholders	C-1

D.	Opinion of Sandler O’Neill & Partners, L.P.	D-1

iii

QUESTIONS AND ANSWERS

The following are some questions that you, as a holder of CYHC common stock (which we refer to as a “CYHC shareholder”), may have about the Transactions or the special meeting and brief answers to those questions. We urge you to read carefully all of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the Transactions or the special meeting. For details about where you can find additional important information, please see the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 102.

Unless the context otherwise requires, references in this proxy statement/prospectus to “OceanFirst” refer to OceanFirst Financial Corp., a Delaware corporation, and its subsidiaries, and references to “CYHC” refer to Country Bank Holding Company, Inc., a New York corporation, and its subsidiaries.

Q: What are the Transactions?

A: OceanFirst, Midtown Merger Sub Corp., a New York corporation and wholly-owned subsidiary of OceanFirst (which we refer to as “Merger Sub”), and CYHC entered into an Agreement and Plan of Merger on August 9, 2019 (which we refer to as the “merger agreement”), which provides for the strategic acquisition of CYHC by OceanFirst.

Under the terms of the merger agreement:

•

Merger Sub will merge with and into CYHC, with CYHC continuing as the surviving corporation in such merger and as a wholly-owned subsidiary of OceanFirst (which we refer to as the “first-step merger”).

•

Immediately following the completion of the first-step merger, CYHC, as the surviving corporation in the first-step merger, will merge with and into OceanFirst (which we refer to as the “second-step merger” and, together with the first-step merger, the “integrated mergers”), with OceanFirst being the surviving corporation (which we refer to as the “surviving corporation”).

•

Immediately following the completion of the integrated mergers, Country Bank, a New York-chartered non-member bank and a wholly-owned subsidiary of CYHC, will merge with and into OceanFirst Bank, National Association, a national banking association and wholly-owned subsidiary of OceanFirst (which we refer to as “OceanFirst Bank”), with OceanFirst Bank being the surviving bank (which we refer to as the “bank merger” and, together with the integrated mergers, the “Transactions”).

A copy of the merger agreement is included in this proxy statement/prospectus as Annex A.

The integrated mergers cannot be completed unless, among other things, the holders of the common stock, par value $0.10 per share, of CYHC (which we refer to as the “CYHC common stock”) adopt the merger agreement and the transactions contemplated by that agreement, including the first-step merger, by an affirmative vote of the holders of at least a majority of the votes of the shares of CYHC common stock entitled to vote at the special meeting.

The completion of the integrated mergers is subject to the satisfaction or waiver of additional customary conditions, which are discussed in the section of this proxy statement/prospectus entitled “The Merger Agreement — Conditions to Complete the Integrated Mergers” beginning on page 74.

Q: Why am I receiving this proxy statement/prospectus?

A: We are delivering this document to you because it is a proxy statement being used by the CYHC board of directors (which we refer to as the “CYHC board”) to solicit proxies from the shareholders of CYHC in connection with adoption of the merger agreement and approval of a related matter.

In order to adopt the merger agreement and the transactions contemplated thereby, including the first-step merger, CYHC has called a special meeting of the CYHC shareholders (which we refer to as the “special meeting”). This document also serves as a notice of the special meeting and describes the proposals to be presented at the special meeting.

In addition, this document is also a prospectus of OceanFirst that is being delivered to CYHC shareholders because OceanFirst is offering shares of common stock, par value $0.01 per share, of OceanFirst (which we refer to as the “OceanFirst common stock”) to CYHC shareholders as consideration in the first-step merger.

This proxy statement/prospectus contains important information about the Transactions. This document also contains important information about the proposals being voted on at the special meeting. You should read this entire document carefully. The enclosed materials allow you to have your shares voted by proxy without attending the special meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q: In addition to the adoption of the merger agreement and the transactions contemplated by that agreement, including the first-step merger, what else are CYHC shareholders being asked to vote on at the special meeting?

A: In addition to the proposal to adopt the merger agreement and the transactions contemplated thereby, including the first-step merger (which we refer to as the “merger proposal”), CYHC is soliciting proxies from its shareholders with respect to a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal (which we refer to as the “adjournment proposal”). Completion of the integrated mergers is not conditioned upon approval of the adjournment proposal.

Q: What will CYHC shareholders be entitled to receive in the first-step merger?

A: If the first-step merger is completed, each outstanding share of CYHC common stock, except for (i) shares of CYHC common stock held by CYHC as treasury shares or held by CYHC, any subsidiary of CYHC, OceanFirst or any subsidiary of OceanFirst (other than such shares held in employee benefit plans or related trust accounts, managed accounts, mutual funds and the like or otherwise held in any fiduciary or agency capacity or as a result of debts previously contracted) (which we refer to as the “exception shares”) and (ii) any shares of CYHC common stock owned by CYHC shareholders who have properly exercised dissenters’ rights, will be converted into the right to receive 2,000 shares of OceanFirst common stock (such number being referred to as the “exchange ratio” and such shares being referred to as the “merger consideration”), together with cash in lieu of fractional shares. OceanFirst will not issue any fractional shares of OceanFirst common stock in the first-step merger. CYHC shareholders who would otherwise be entitled to receive a fractional share of OceanFirst common stock upon the completion of the first-step merger will instead be entitled to receive an amount in cash (rounded to the nearest cent) determined by multiplying the fraction of a share (rounded to the nearest thousandth when expressed as a decimal form) of OceanFirst common stock to which the holder would otherwise be entitled by the volume-weighted average trading price (which we refer to as “VWAP”) per share of OceanFirst common stock on the NASDAQ Global Select Market (which we refer to as the “Nasdaq”) (as reported by Bloomberg L.P.) for the five full trading days ending on the last trading day preceding the closing of the Transactions.

Q: Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time that the first-step merger is completed?

A: Yes. Because the exchange ratio is fixed, the value of the merger consideration will fluctuate between the date of this proxy statement/prospectus and the closing date because the market value for OceanFirst common stock will fluctuate.

Q: How does the CYHC board recommend that I vote at the special meeting?

A: The CYHC board unanimously recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Q: When and where is the special meeting?

A: The special meeting is scheduled to be held at 655 Third Avenue, Ninth Floor, New York, New York 10017 on December 10, 2019, at 1:00 p.m. local time.

Q: What do I need to do now?

A: After you have carefully read this entire proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares of CYHC common stock promptly so that your shares are represented and voted at the special meeting. If you hold your shares of CYHC common stock in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you hold your shares in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee how to vote in accordance with the instructions you have received from your bank, broker or other nominee. “Street name” shareholders who wish to vote in person at the special meeting will need to obtain a legal proxy from the institution or record holder that holds their shares.

Q: What constitutes a quorum for the special meeting?

A: The presence at the special meeting, in person or by proxy, of holders of a majority of the shares of CYHC common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business at the special meeting. Once a share is represented for any purpose at the special meeting, it is deemed present for quorum purposes for the remainder of the special meeting or any adjournment of the special meeting.

Abstentions, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. Broker non-votes, if any, will not be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum because it is expected that all proposals to be voted on at the special meeting will be “non-routine” matters (i.e., matters with respect to which banks, brokers or other nominees do not have discretion to vote shares of CYHC common stock, as discussed in more detail below under the question “What is a broker non-vote?”).

Q: What is the vote required to adopt or approve each proposal at the special meeting?

A: The merger proposal:

•

Standard: Adoption of the merger proposal requires the affirmative vote of the holders of at least a majority of the votes of the shares of the CYHC common stock entitled to vote at the special meeting.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy, fail to vote in person at the special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the merger proposal, it will have the same effect as a vote AGAINST the merger proposal.

The adjournment proposal:

•

Standard: The adjournment proposal will be approved if a majority of the votes cast at the special meeting by the holders of shares of CYHC common stock entitled to vote at the special meeting vote in favor of such proposal.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy, fail to vote in person at the special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the adjournment proposal, it will have no effect on the vote with respect to the adjournment proposal.

Q: Why is my vote important?

A: If you do not vote, or fail to instruct your bank, broker or other nominee how to vote, it will be more difficult for CYHC to obtain the necessary quorum to hold the special meeting. If you are a CYHC shareholder, your failure to submit a proxy or vote in person, or failure to instruct your bank, broker or other nominee how to vote, or your abstention with respect to the merger proposal will have the same effect as a vote against the merger proposal. The merger proposal must be adopted by the affirmative vote of the holders of at least a majority of the votes of the shares of the CYHC common stock entitled to vote at the special meeting. The CYHC board unanimously recommends that shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Q: What is a broker non-vote?

A: A broker non-vote occurs when a bank, broker or other nominee is not permitted to vote without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Banks, brokers and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.

Both of the proposals currently scheduled for consideration at the special meeting are “non-routine” matters. If your bank, broker or other nominee holds your shares of CYHC common stock in “street name,” such entity will vote your shares of CYHC common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker or other nominee with this proxy statement/prospectus.

Q: If my shares of CYHC common stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares for me?

A: No. Your bank, broker or other nominee cannot vote your shares without instructions from you. You must instruct your bank, broker or other nominee how to vote your shares in accordance with the instructions provided to you if you want your bank, broker or other nominee to vote your shares. Please check the voting form used by your bank, broker or other nominee.

Q: Can I attend the special meeting and vote my shares of CYHC common stock in person?

A: Yes. All CYHC shareholders, including shareholders of record and shareholders who hold their shares “in street name” through banks, brokers or other nominees, are invited to attend the special meeting. Holders of record of CYHC common stock can vote in person at the special meeting. If you are not a CYHC shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares of CYHC common stock, such as a bank, broker or other nominee, to be able to vote in person at the special meeting. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited.

Q: Can I change my vote?

A: Yes. If you are a holder of record of CYHC common stock, you may change your vote or revoke any proxy at any time before it is voted at the special meeting by (i) signing and returning a proxy with a later date, (ii) delivering a written revocation notice to CYHC’s corporate secretary or (iii) attending the special meeting in person and delivering to the corporate secretary of CYHC a written notice of your intention to vote in person and voting by ballot at the special meeting. Attendance at the special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by CYHC after the vote will not affect the vote. CYHC’s corporate secretary’s mailing address is: Corporate Secretary, Country Bank Holding Company, Inc., 655 Third Avenue, Ninth Floor, New York, New York 10017.

If you hold your shares of CYHC common stock in “street name” through a bank, broker or other nominee, you must contact your bank, broker or other nominee if you desire to change your vote or revoke your proxy.

Q: What are the U.S. federal income tax consequences of the integrated mergers to CYHC shareholders?

A: The parties expect the integrated mergers will be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), and the obligation of each of OceanFirst and CYHC to complete the integrated mergers is conditioned upon the receipt of an opinion of its counsel to that effect. Neither OceanFirst nor CYHC currently intends to waive these conditions. Assuming that the integrated mergers are treated as an integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Code, holders of CYHC common stock will generally not recognize gain or loss for U.S. federal income tax purposes, except with respect to cash received in lieu of fractional shares of OceanFirst common stock.

The U.S. federal income tax consequences described above may not apply to all holders of CYHC common stock. You should read the section of this proxy statement/prospectus entitled “U.S. Federal Income Tax Considerations” beginning on page 80 for a more detailed discussion of the U.S. federal income tax considerations relating to the integrated mergers. Tax matters can be complicated and the tax consequences of the integrated mergers to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the integrated mergers to you.

Q: Are CYHC shareholders entitled to dissenters’ rights?

A: Yes. CYHC shareholders are entitled to exercise dissenters’ rights in connection with the first-step merger, which means that a dissenting shareholder is entitled to receive the value of his, her or its shares in cash (which may be more or less than the value of the merger consideration that such holder would receive in the first-step merger), if the dissenting shareholder does not vote in favor of the first-step merger and complies with all of the other requirements set forth in Sections 623 and 910 of the New York Business Corporation Law (which we refer to as the “NYBCL”); provided that the first-step merger is completed. You should read carefully the detailed description of the requirements to exercise dissenters’ rights in “The Transactions — Dissenters’ Rights” beginning on page 56, as well as the full text of Sections 623 and 910 of the NYBCL, which are attached to this proxy statement/prospectus as Annex B.

In addition, it is a condition to OceanFirst’s obligation to complete the integrated mergers that the holders of not more than 10% of the outstanding shares of CYHC common stock exercise dissenters’ rights.

Q: If I am a CYHC shareholder, should I send in my CYHC stock certificates now?

A: No. Please do not send in your CYHC stock certificates with your proxy. Promptly following the completion of the first-step merger, an exchange agent will send you instructions for exchanging CYHC stock certificates for the merger consideration. See “The Merger Agreement — Conversion of Shares; Exchange of Certificates” beginning on page 63.

Q: What should I do if I hold my shares of CYHC common stock in book-entry form?

A: If your shares of CYHC common stock are held in book-entry form, promptly following the effective time, an exchange agent will send you instructions for exchanging shares of CYHC common stock held in book-entry form for the merger consideration. See “The Merger Agreement — Conversion of Shares; Exchange of Certificates” beginning on page 63.

Q: What happens if the first-step merger is not completed?

A: If the first-step merger is not completed, CYHC shareholders will not receive any consideration for their shares in connection with the first-step merger. Instead, CYHC will remain an independent company and its common stock will continue to be traded on the OTC Market Group Inc.’s OTC Pink marketplace (which we refer to as the “OTC Pink”) under the symbol “CYHC.” In addition, if the merger agreement is terminated under certain circumstances, CYHC may be required to pay OceanFirst a termination fee. For a more detailed discussion of the circumstances under which the termination fee will be required to be paid, please see the section of this proxy statement/prospectus entitled “The Merger Agreement — Termination Fee” beginning on page 77.

Q: What happens if I sell my shares of CYHC common stock after the record date but before the special meeting?

A: The record date of the special meeting is earlier than the date of the special meeting and the date that the first-step merger is expected to be completed. If you sell or otherwise transfer your shares after the record date for the special meeting but before the date of the special meeting, you will retain your right to vote at the special meeting, but you will not have the right to receive the merger consideration to be received by shareholders of CYHC in the first-step merger. In order to receive the merger consideration, a CYHC shareholder must hold his, her or its shares through completion of the first-step merger and comply with the transmittal procedures discussed elsewhere in this proxy statement/prospectus.

Q: Whom may I contact if I cannot locate my CYHC stock certificate(s)?

A: If you are unable to locate your original CYHC stock certificate(s) prior to closing, you should contact CYHC’s Corporate Secretary, Kim Tieng, at (212) 818-9090.

Q: What should I do if I receive more than one set of voting materials?

A: CYHC shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of CYHC common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of CYHC common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of CYHC common stock that you own.

Q: When do you expect to complete the Transactions?

A: OceanFirst and CYHC currently expect to complete the Transactions in the first quarter of 2020. However, neither OceanFirst nor CYHC can assure you of when, or if, the Transactions will be completed. The completion of the Transactions is subject to the satisfaction or waiver of customary closing conditions, including the adoption by the requisite vote of the CYHC shareholders of the merger proposal and the receipt of the requisite regulatory approvals.

Q: Whom should I call with questions?

A: CYHC shareholders who have questions concerning the Transactions or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting their shares of CYHC common stock, should contact CYHC’s Corporate Secretary, Kim Tieng at (212) 818-9090.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement/prospectus, including the annexes, and the other documents to which we refer in order to fully understand the Transactions. See “Where You Can Find More Information” beginning on page 102. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

In the First-Step Merger, CYHC Shareholders will be Entitled to Receive the Merger Consideration (page 33)

OceanFirst and CYHC are proposing a strategic merger. If the first-step merger is completed, each outstanding share of CYHC common stock, except for (i) the exception shares and (ii) any shares of CYHC common stock owned by CYHC shareholders who have properly exercised dissenters’ rights, will be converted into the right to receive 2,000 shares of OceanFirst common stock. OceanFirst will not issue any fractional shares of OceanFirst common stock in the first-step merger. CYHC shareholders who would otherwise be entitled to receive a fraction of a share of OceanFirst common stock upon the completion of the first-step merger will instead be entitled to receive an amount in cash, rounded to the nearest cent, determined by multiplying the fraction of a share (rounded to the nearest thousandth when expressed as a decimal form) of OceanFirst common stock to which the holder would otherwise be entitled by the VWAP per share of OceanFirst common stock on the Nasdaq (as reported by Bloomberg L.P.) for the five full trading days ending on the last trading day preceding the closing date of the Transactions.

OceanFirst common stock is listed on the Nasdaq under the symbol “OCFC” and CYHC common stock is traded on the OTC Pink under the symbol “CYHC.” The following table shows the closing prices of OceanFirst common stock as reported on the Nasdaq, and CYHC common stock as reported on the OTC Pink, on August 8, 2019, the last full trading day before the public announcement of the Transactions, and on October 29, 2019, the latest practicable trading day before the printing of this proxy statement/prospectus. This table also shows the implied value of the merger consideration payable for each share of CYHC common stock, which was calculated by multiplying the closing price of OceanFirst common stock on those dates by the exchange ratio of 2,000.

	OceanFirst Common Stock	CYHC Common Stock	Implied Value of Merger Consideration
August 8, 2019	$23.14	$32,000	$46,280
October 29, 2019	$24.16	$44,200	$48,320

The merger agreement governs the Transactions. The merger agreement is included in this proxy statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the Transactions are qualified by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the Transactions.

The CYHC Board Unanimously Recommends that CYHC shareholders Vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal Presented at the Special Meeting (page 37)

The CYHC board has determined that the merger agreement and the transactions contemplated by the merger agreement, including the first-step merger, are advisable and in the best interests of CYHC and its shareholders and has unanimously adopted the merger agreement. The CYHC board unanimously recommends that CYHC shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal presented at the special meeting. For the factors considered by the CYHC board in reaching its decision to adopt the merger agreement, see the section of this proxy statement/prospectus entitled “The Transactions — CYHC’s Reasons for the Transactions; Recommendation of the CYHC Board” beginning on page 37.

Certain members of the Murphy family have entered into a voting and support agreement with OceanFirst (which we refer to as the “support agreement”), pursuant to which on the terms and subject to the conditions set forth in the support agreement such shareholders have, among other things, (i) agreed to vote the shares of CYHC common stock owned beneficially or of record by such shareholders in favor of the adoption of the merger agreement and approval of related matters and (ii) waived any applicable dissenters’ rights. For more information regarding the support agreement, see the section of this proxy statement/prospectus entitled “The Merger Agreement — CYHC Voting and Support Agreement” beginning on page 78. The support agreement is attached to this proxy statement/prospectus as Annex C.

Opinion of CYHC’s Financial Advisor (page 40 and Annex D)

On August 8, 2019, Sandler O’Neill & Partners, L.P. (which we refer to as “Sandler O’Neill”) rendered its opinion to the CYHC board to the effect that, as of the date of the opinion, and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitation set forth in the opinion, the exchange ratio in the first-step merger was fair, from a financial point of view, to the holders of CYHC common stock. The full text of the Sandler O’Neill written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this document as Annex D. CYHC shareholders are urged to read the entire opinion carefully. Sandler O’Neill’s opinion speaks only as of the date of the opinion and was necessarily based on financial, economic, regulatory, market and other conditions as they existed on, and the information made available to Sandler O’Neill as of the date of Sandler O’Neill’s opinion. The Sandler O’Neill written opinion is addressed to the CYHC board, is directed only to the fairness of the exchange ratio to the holders of CYHC common stock from a financial point of view, and does not constitute a recommendation as to how any CYHC shareholder should vote with respect to the merger proposal or any other proposals presented at the special meeting.

The Special Meeting is Scheduled to be Held on December 10, 2019 (page 25)

The special meeting is scheduled to be held on December 10, 2019, at 1:00 p.m. local time, at 655 Third Avenue, Ninth Floor, New York, New York 10017. At the special meeting, CYHC shareholders will be asked to adopt the merger proposal and approve the adjournment proposal.

Only holders of record of CYHC common stock at the close of business on October 31, 2019 (which we refer to as the “record date”), will be entitled to notice of, and to vote at, the special meeting. Each share of CYHC common stock is entitled to one vote on each proposal to be considered at the special meeting. As of the record date, there were 2,209 shares of CYHC common stock entitled to vote at the special meeting.

As of the close of business on the record date, CYHC’s directors and executive officers and their affiliates were entitled to vote an aggregate of 1,633 shares of CYHC common stock at the special meeting, which represents approximately 73.92% of the issued and outstanding shares of CYHC common stock entitled to vote at the special meeting.

Certain members of the Murphy family have entered into the support agreement with OceanFirst, pursuant to which on the terms and subject to the conditions set forth in the support agreement such shareholders have, among other things, (i) agreed to vote the shares of CYHC common stock owned beneficially or of record by such shareholders in favor of the adoption of the merger agreement and approval of related matters and (ii) waived any applicable dissenters’ rights. Such CYHC shareholders beneficially owned and were entitled to vote approximately 909 shares of CYHC common stock representing approximately 41% of the shares of CYHC common stock outstanding as of the record date.

Under the NYBCL and CYHC’s organizational documents, adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the votes of the shares of CYHC common stock entitled to vote at the special meeting. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the special meeting, or fail to instruct your bank, broker or other nominee how to vote with respect to the merger proposal, it will have the same effect as a vote against the merger proposal.

The adjournment proposal will be approved if a majority of the votes cast by the holders of shares entitled to vote at the special meeting vote in favor of such proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the special meeting, or if you fail to instruct your bank, broker or other nominee how to vote with respect to the adjournment proposal, it will have no effect on the vote with respect to the adjournment proposal.

U.S. Federal Income Tax Considerations (page 80)

The parties expect the integrated mergers will be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of the Code, and the obligation of each of OceanFirst and CYHC to complete the integrated mergers is conditioned upon the receipt of an opinion of its counsel to that effect. Neither OceanFirst nor CYHC currently intends to waive these conditions. Assuming that the integrated mergers are treated as an integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Code, holders of CYHC common stock will generally not recognize gain or loss for U.S. federal income tax purposes, except with respect to cash received in lieu of fractional shares of OceanFirst common stock.

The U.S. federal income tax consequences described above may not apply to all holders of CYHC common stock. You should read the section of this proxy statement/prospectus entitled “U.S. Federal Income Tax Considerations” beginning on page 80 for a more detailed discussion of the U.S. federal income tax considerations relating to the integrated mergers. Tax matters can be complicated and the tax consequences of the integrated mergers to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the integrated mergers to you.

CYHC’s Directors and Officers Have Interests in the Transactions that May Differ from Your Interests (page 53)

In considering the recommendation of the CYHC board to vote “For” the merger proposal, CYHC shareholders should be aware that officers and directors of CYHC have interests in the Transactions that are different from, or in addition to, their interests as CYHC shareholders. The CYHC board was aware of these circumstances at the time it adopted the merger agreement and the transactions contemplated by that agreement. These interests include:

•

The separation, non-competition and consulting agreement which Joseph M. Murphy, Jr. (who we refer to as “Mr. Murphy Jr.”) entered into with OceanFirst and OceanFirst Bank providing for payments and benefits in connection with Mr. Murphy Jr.’s termination of employment and service as a director with CYHC and Country Bank as of the closing date and setting forth the terms of his consulting arrangement with, and his expected role as a director of, OceanFirst and OceanFirst Bank;

•

The separation, non-competition and consulting agreement which Joseph M. Murphy (who we refer to as “Mr. Murphy Sr.”) entered into with OceanFirst and OceanFirst Bank providing for payments and benefits in connection with Mr. Murphy Sr.’s termination of employment and service as a director with CYHC and Country Bank as of the closing date and setting forth the terms of his consulting arrangement with OceanFirst and OceanFirst Bank;

•	The rights of CYHC officers and directors to continued indemnification coverage and continued coverage under directors’ and officers’ liability insurance policies; and

•	The expected appointment of Mr. Murphy Jr. as a member of the OceanFirst board and the board of directors of OceanFirst Bank (which we refer to as the “OceanFirst Bank board”).

CYHC Shareholders Are Entitled to Exercise Dissenters’ Rights (page 56)

CYHC shareholders have dissenters’ rights under the NYBCL in connection with the fist-step merger. CYHC shareholders who do not vote in favor of the adoption of the merger agreement and who otherwise comply with the applicable provisions of the NYBCL will be entitled to dissent and obtain an appraisal of the “fair value,” as determined pursuant to Section 623 of the NYBCL, of their shares of CYHC common stock if the first-step merger is completed. Once an appraisal is fixed, dissenting CYHC shareholders may receive cash equal to the appraised fair value of their CYHC common stock (which may be more or less than the value of the consideration that such holder would be entitled to receive in the first-step merger) instead of receiving the merger consideration if the first-step merger is completed. A CYHC shareholder electing to dissent from the first-step merger must strictly comply with all procedures required under Sections 623 and 910 of the NYBCL. If, after the consummation of the first-step merger, such holder of CYHC common stock fails to perfect, withdraws or otherwise loses his, her or its rights to dissent with respect to the first-step merger, each such share will be treated as if it had been converted as of the consummation of the first-step merger into a right to receive the merger consideration.

You are encouraged to read these provisions carefully and in their entirety. Due to the complexity of the procedures for exercising dissenters’ rights, CYHC shareholders who are considering exercising such rights should seek the advice of legal counsel. Failure to strictly comply with these provisions will result in the loss of dissenters’ rights with respect to the first-step merger. The procedures are summarized in “The Transactions — Dissenters’ Rights” beginning on page 56, and a copy of the relevant statutory provisions of under Sections 623 and 910 of the NYBCL regarding dissenters’ rights is included as Annex B.

It is a condition to OceanFirst’s obligation to complete the integrated mergers that the holders of no more than 10% of the shares of CYHC common stock exercise their rights under Sections 623 and 910 of the NYBCL to dissent from the first-step merger. See “The Merger Agreement — Conditions to Complete of the Transactions” beginning on page 74.

Completion of the Transactions; Conditions that Must be Fulfilled for the Integrated Mergers to Occur (page 74)

Currently, CYHC and OceanFirst expect to complete the integrated mergers in the first quarter of 2020. As more fully described in this proxy statement/prospectus and as set forth in the merger agreement, the completion of the integrated mergers depends on a number of customary closing conditions being satisfied or, where legally permissible, waived. These conditions include:

•	adoption of the merger agreement by the requisite vote of the CYHC shareholders;

•	authorization for listing on the Nasdaq of the shares of OceanFirst common stock to be issued in the first-step merger, subject to official notice of issuance;

•

the receipt of required regulatory approvals, including the approval (or waiver of such approval requirement) of the Board of Governors of the Federal Reserve System (which we refer to as the “FRB”) and the Office of the Comptroller of the Currency (which we refer to as the “OCC”) and the expiration of all statutory waiting periods in respect of such approvals;

•	the effectiveness of the registration statement of which this proxy statement/prospectus is a part;

•

(i) the absence of any order, injunction, or decree or other legal restraint or prohibition by any court or agency of competent jurisdiction preventing the completion of the integrated mergers or any of the other transactions contemplated by the merger agreement, (ii) no statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity that prohibits or makes illegal consummation of the integrated mergers and (iii) no order or injunction is being sought by any governmental entity that would, if entered or enforced, prohibit the consummation of the transactions contemplated by the merger agreement;

•	subject to the materiality standards provided in the merger agreement, the accuracy of the representations and warranties of OceanFirst and CYHC in the merger agreement;

•	performance in all material respects by each of OceanFirst and CYHC of its obligations under the merger agreement; and

•	receipt by each of OceanFirst and CYHC of an opinion from its counsel as to certain tax matters.

In addition, OceanFirst’s obligation to complete the integrated mergers is subject to the satisfaction or, where legally permissible, waiver of the following conditions:

•	receipt by OceanFirst of a certificate stating that CYHC is not and has not been during a specified period, a “United States real property holding corporation”;

•	the absence of a materially burdensome regulatory condition and no governmental entity indicating that it will impose any materially burdensome regulatory condition; and

•	the holders of not more than 10% of the outstanding shares of CYHC common stock exercise their rights under Sections 623 and 910 of the NYBCL to dissent from the first-step merger.

Neither CYHC nor OceanFirst can be certain when, or if, the conditions to the integrated mergers will be satisfied or waived, or that the integrated mergers will be completed.

Termination of the Merger Agreement (page 75)

The merger agreement can be terminated at any time prior to the effective time under the following circumstances:

•	by mutual written consent, if the OceanFirst board of directors (which we refer to as the “OceanFirst board”) and the CYHC board so determine;

•

by the OceanFirst board or the CYHC board if (i) any governmental entity that must grant a requisite regulatory approval denies any requisite regulatory approval in connection with the Transactions and such denial has become final and nonappealable or (ii) any governmental entity of competent jurisdiction has issued a final and nonappealable order permanently enjoining, prohibiting or making illegal the consummation of the transactions contemplated by the merger agreement, unless, in the case of clause (i) or (ii), the failure to obtain a requisite regulatory approval is due to the failure of the terminating party to perform or observe its obligations under the merger agreement;

•

by the OceanFirst board or the CYHC board if the closing has not occurred on or before May 31, 2020 (which we refer to as the “termination date”), unless the failure of the closing to occur by such date is due to the failure of the terminating party to perform or observe its obligations under the merger agreement;

•

by the OceanFirst board or the CYHC board (except that the terminating party cannot then be in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if the other party breaches any of its obligations or any of its representations and warranties set forth in the merger agreement (or any such representation or warranty ceases to be true), which breach or breaches (or failure or failures to be true), either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true) would constitute, if occurring or continuing on the closing date, the failure of a closing condition of the terminating party, and such breach or failure is not or cannot be cured within 45 days following written notice to the non-terminating party (or such fewer days as remain prior to the termination date);

•

by the OceanFirst board, prior to the time that the merger proposal is adopted by the requisite vote of the CYHC shareholders, if the CYHC board (i) fails to recommend adoption of the merger agreement or fails to include such recommendation in this proxy statement/prospectus, or withdraws, modifies or qualifies such recommendation in a manner adverse to OceanFirst or resolves to do so or fails to reaffirm such recommendation within two business days after OceanFirst requests in writing that such action be taken, (ii) fails to recommend against acceptance of a publicly-disclosed tender offer or exchange offer for outstanding CYHC common stock (other than by OceanFirst or an affiliate of OceanFirst) within 10 business days after the commencement of such tender or exchange offer, (iii) recommends or endorses an acquisition proposal or (iv) breaches certain obligations with respect to acquisition proposals or calling and holding a meeting of its shareholders and recommending that CYHC shareholders adopt the merger agreement, in each case, in any material respect;

•

by CYHC, following the CYHC shareholders meeting, if CYHC (i) receives an acquisition proposal prior to such meeting, (ii) does not breach any of its obligations with respect to acquisition proposals or calling and holding a meeting of its shareholders and recommending that CYHC shareholders adopt the merger agreement and (iii) fails to obtain the required vote of its shareholders at the special meeting; and

•

by CYHC if both (1) the average closing price of OceanFirst common stock on the determination date (as defined in the section of this proxy statement/prospectus entitled “The Merger Agreement —Termination of the Merger Agreement”) is less than $20.00 and (2) OceanFirst common stock underperforms an index of financial institutions by more than 15% calculated pursuant to a prescribed formula set forth in the merger agreement and described in more detail in the section of this proxy statement/prospectus entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 75.

Termination Fee (page 77)

If the merger agreement is terminated under certain circumstances involving alternative acquisition proposals with respect to CYHC or changes in the recommendation of the CYHC board or compliance by CYHC with its obligations under the merger agreement with respect to the calling and holding of the special meeting and recommending that its shareholders adopt the merger agreement, CYHC may be required to pay to OceanFirst a termination fee equal to $4,089,301 (which we refer to as the “termination fee”). The termination fee could discourage other companies from seeking to acquire or merge with CYHC.

Regulatory Approvals Required for the Transactions (page 59)

Subject to the terms of the merger agreement, both CYHC and OceanFirst have agreed to cooperate with each other and use their reasonable best efforts to obtain all regulatory approvals or waivers necessary or advisable to complete the transactions contemplated by the merger agreement, which includes an approval or waiver from, among others, the FRB and the OCC. OceanFirst submitted applications to the FRB (which we refer to as the “FRB application”) and the OCC (which we refer to as the “OCC application”) on September 27, 2019. As of the date of this proxy statement/prospectus, action on both the FRB application and the OCC application is pending. FRB and OCC approval (if granted) for the Transactions: (i) would reflect only their view that the Transactions do not contravene applicable competitive standards imposed by law and are consistent with regulatory policies relating to safety and soundness; (ii) would not be an opinion that the Transactions are financially favorable to the shareholders or that the FRB or OCC has considered the adequacy of the terms of the Transactions; and (iii) would not be an endorsement of, or recommendation for, the Transactions. Although neither CYHC nor

OceanFirst knows of any reason why it cannot obtain these regulatory approvals or waivers in a timely manner, CYHC and OceanFirst cannot be certain when, or if, they will be obtained.

The Rights of CYHC Shareholders Will Change as a Result of the Transactions (page 85)

OceanFirst is incorporated under the laws of the State of Delaware and CYHC is incorporated under the laws of the State of New York. Accordingly, Delaware law governs the rights of OceanFirst stockholders and New York law governs the rights of CYHC shareholders. In addition, OceanFirst is a “reporting company” under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”). As a result of the first-step merger, CYHC shareholders will become stockholders of OceanFirst. Thus, following the completion of the first-step merger, the rights of CYHC shareholders will be governed by the corporate law of the State of Delaware and will also then be governed by OceanFirst’s certificate of incorporation and bylaws, rather than by the laws of the State of New York and CYHC’s certificate of incorporation and bylaws and will also be subject to certain rights and requirements set forth under the Exchange Act and the rules and regulations promulgated under the Exchange Act.

See the section of this proxy statement/prospectus entitled “Comparison of Stockholders’ Rights” on page 85 for a description of the material differences in stockholders’ rights under the laws of the State of Delaware, the laws of the State of New York and each of the OceanFirst and CYHC governing documents.

Information About the Companies (page 30)

OceanFirst

OceanFirst is incorporated under Delaware law and serves as the holding company for OceanFirst Bank. OceanFirst Bank, founded in 1902, is a $8.0 billion regional bank operating throughout New Jersey, metropolitan Philadelphia and metropolitan New York City. OceanFirst Bank delivers commercial and residential financing solutions, trust and asset management and deposit services and is one of the largest and oldest community-based financial institutions headquartered in New Jersey.

OceanFirst common stock is listed on the Nasdaq under the symbol “OCFC.”

OceanFirst’s principal executive office is located at 110 West Front Street, Red Bank, New Jersey 07701 and its telephone number at that location is (732) 240-4500. OceanFirst’s website is www.oceanfirst.com. Additional information about OceanFirst and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 102.

Merger Sub

Merger Sub is a New York corporation and a wholly-owned subsidiary of OceanFirst. Merger Sub was formed by OceanFirst for the sole purpose of consummating the first-step merger. See the section of this proxy statement/prospectus entitled “Information About Merger Sub” beginning on page 31.

CYHC

CYHC is the parent holding company for Country Bank, a New York state chartered commercial bank founded in 1988. CYHC specializes in small business and commercial real estate lending. In 2015 it opened its flagship branch on 42nd Street and Third Avenue in NYC. CYHC has additional branches in Midtown New York City, Riverdale, Woodlawn and Scarsdale. CYHC is a FDIC-insured full service commercial bank devoted to building relationships with their customers and the local communities that the branches reside in.

CYHC common stock is traded on the OTC Pink under the symbol “CYHC.”

CYHC’s principal executive offices are located at 655 Third Avenue, Ninth Floor, New York, NY 10017 and its telephone number at that location is (888) 212-6868. CYHC’s website is www.countrybankny.com.

Pending Acquisition of Two River Bancorp (page 30)

On August 9, 2019, OceanFirst, Hammerhead Merger Sub Corp., a wholly-owned subsidiary of OceanFirst (which we refer to as “Two River Merger Sub”), and Two River Bancorp (which we refer to as “Two River”) entered into an agreement and plan of merger (the “Two River merger agreement”) pursuant to which, on the terms and subject to the conditions set forth in the Two River merger agreement, (i) Two River Merger Sub will merge with and into Two River, with Two River surviving (which we refer to as the “Two River first-step merger”); (ii) immediately thereafter, Two River will merge with and into OceanFirst, with OceanFirst surviving; and (iii) immediately thereafter, Two River Community Bank, a New Jersey state chartered non-member bank and a wholly-owned subsidiary of Two River, will merge with and into OceanFirst Bank, with OceanFirst Bank surviving (which we collectively refer to as the “Two River Transactions”). Under the terms and subject to the conditions of the Two River merger agreement, at the effective time of the Two River first-step merger, Two River shareholders will be entitled to receive $5.375 in cash and 0.6663 shares of OceanFirst common stock for each share of common stock of Two River that they hold, which equated to an aggregate transaction value of approximately $182.8 million based on the $23.14 closing price of the OceanFirst common stock on the Nasdaq as of August 8, 2019.

The Two River Transactions were approved by the OceanFirst board and Two River board of directors (which we refer to as the “Two River board”) and are expected to close in the first quarter of 2020. Completion of the Two River Transactions is subject to the satisfaction or waiver of customary closing conditions, including the receipt of required regulatory approvals and receipt of the requisite approval of Two River’s shareholders. The completion of the Transactions is not conditioned upon the completion of the Two River Transactions. As it relates to the merger agreement, OceanFirst did not make any representations, warranties, covenants or agreements relating to the Two River merger agreement and the transactions contemplated thereby. In addition, the merger agreement provides that none of the execution, delivery or performance by OceanFirst of the Two River merger agreement nor the completion of the transactions contemplated thereby, nor the failure of the Two River Transactions to be completed, will constitute a breach of any representation, warranty, covenant or agreement of OceanFirst or Merger Sub under the merger agreement. Similarly, the Two River merger agreement provides that none of the execution, delivery or performance by OceanFirst of the merger agreement nor the completion of the transactions contemplated thereby, nor the failure of the Transactions to be completed, will constitute a breach of any representation, warranty, covenant or agreement of OceanFirst or Two River Merger Sub under the Two River merger agreement.

At June 30, 2019, Two River had $1.2 billion in assets, $953.1 million in loans, $972.6 million in deposits and $121.4 million in shareholders’ equity.

Risk Factors (page 17)

You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors” beginning on page 17.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF OCEANFIRST

The following table presents selected historical consolidated financial data for OceanFirst as of and for each of the fiscal years ended December 31, 2018, 2017, 2016, 2015, and 2014. This information has been derived in part from and should be read in conjunction with the audited consolidated financial statements of OceanFirst. The following table also presents selected historical consolidated financial data for OceanFirst as of and for each of the six-month periods ended June 30, 2019 and June 30, 2018. This information has been derived in part from and should be read in conjunction with the unaudited consolidated financial statements of OceanFirst. You should read this information in conjunction with the historical financial statements of OceanFirst and the related notes, including those contained in OceanFirst’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and in OceanFirst’s Quarterly Report on Form 10-Q for the three- and six-month periods ended June 30, 2019, each of which is incorporated by reference in this proxy statement/prospectus.

	As of and for the Six Months Ended		As of and for the Years Ended December 31,
(dollars in thousands, except per share amounts)	June 30, 2019	June 30, 2018	2018	2017	2016	2015	2014
Selected Financial Condition Data (1):
Total assets	$8,029,057	$7,736,903	$7,516,154	$5,416,006	$5,166,917	$2,593,068	$2,356,714
Loans receivable, net	5,943,930	5,553,035	5,579,222	3,965,773	3,803,443	1,970,703	1,688,846
Deposits	6,187,487	5,819,406	5,814,569	4,342,798	4,187,750	1,916,678	1,720,135
Stockholders’ equity	1,137,295	1,012,568	1,039,358	601,941	571,903	238,446	218,259

Selected Operating Data:
Net interest income	129,225	117,157	240,502	169,218	120,262	76,829	72,348
Provision for loan losses	976	2,077	3,490	4,445	2,623	1,275	2,630
Other income	19,391	17,794	34,827	27,072	20,412	16,426	18,577
Operating expenses	98,186	107,722	186,337	126,520	102,852	60,775	57,764
Net income	40,153	21,129	71,932	42,470	23,046	20,322	19,920
Diluted earnings per share	0.79	0.45	1.51	1.28	0.98	1.21	1.19

Selected Financial Ratios:
Stockholders’ equity per common share at end of period	22.24	20.97	21.68	18.47	17.80	13.79	12.91
Tangible stockholders’ equity per common share (2)	14.57	13.56	14.26	13.58	12.94	13.67	12.91
Cash dividend per share	0.34	0.30	0.62	0.60	0.54	0.52	0.49
Stockholders’ equity to total assets	14.16%	13.09%	13.83%	11.11%	11.07%	9.19%	9.26%
Tangible stockholders’ equity to total tangible assets (2)	9.76	8.87	9.55	8.42	8.30	9.12	9.26
Return on average assets (3)(4)	1.02	0.59	0.98	0.80	0.62	0.82	0.86
Return on average stockholders’ equity (3)(4)	7.26	4.54	7.31	7.20	6.08	8.92	9.18
Return on average tangible stockholders’ equity (2)(3)(4)	11.13	6.91	11.16	9.82	7.13	8.96	9.18
Net interest rate spread (6)	3.52	3.61	3.53	3.41	3.38	3.18	3.23
Net interest margin (7)	3.72	3.73	3.68	3.50	3.47	3.28	3.31
Operating expenses to average assets (3)(4)	2.49	3.02	2.53	2.39	2.76	2.47	2.50
Efficiency ratio (4)(5)	66.07	79.82	67.68	64.46	73.11	65.17	63.53
Loan to deposit ratio	96.06	95.42	95.95	91.32	90.82	102.82	98.18

Asset Quality:
Non-performing loans (9)	$17,796	$18,106	$17,415	$20,865	$13,566	$18,274	$18,307
Non-performing assets (9)	18,661	25,960	18,796	29,051	23,369	27,101	22,971
Allowance for loan losses as a percent of total loans receivable (8)(9)(10)	0.27%	0.30%	0.30%	0.40%	0.40%	0.84%	0.95%
Allowance for loan losses as a percent of total non-performing loans (9)	90.67	92.18	95.19	75.35	111.92	91.51	89.13
Non-performing loans as a percent of total loans receivable (9)	0.30	0.33	0.31	0.52	0.35	0.91	1.06
Non-performing assets as a percent of total assets (9)	0.23	0.34	0.25	0.54	0.45	1.05	0.97

(1)	With the exception of end of period ratios, all ratios are based on average daily balances.
(2)	Tangible stockholders’ equity and tangible assets exclude intangible assets relating to goodwill and core deposit intangible.
(3)	Ratios are annualized.
(4)

Performance ratios include the net adverse impact of merger-related expenses, branch consolidation expenses and compensation expense due to the retirement of an executive officer of $14.3 million, or $11.4 million, net of tax benefit, for the six months ended June 30, 2019. Performance ratios include the net adverse impact of merger related and branch consolidation expenses of $26.7 million, or $21.3 million, net of tax benefit for the six months ended June 30, 2018. Performance ratios for the year ended December 31, 2018 include merger related expenses, branch consolidation expenses, and an income tax benefit related to Tax Cuts and Jobs Act (which we refer to as the “Tax Reform”) of $28.2 million with an after tax cost of $22.2 million. Performance ratios for the year ended December 31, 2017 include merger related expenses, branch consolidation expenses, and additional income tax expense related to Tax Reform of $18.1 million with an after tax cost of $13.5 million. Performance ratios for the year ended December 31, 2016 include merger related expenses and the Federal Home Loan Bank advance prepayment fee totaling $16.7 million with an after tax cost of $11.9 million. Performance ratios for the year ended December 31, 2015 include merger related expenses of $1.9 million with an after tax cost of $1.3 million.

(5)	Efficiency ratio represents the ratio of operating expenses to the aggregate of other income and net interest income.
(6)	The net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(7)	The net interest margin represents net interest income as a percentage of average interest-earning assets.
(8)	Total loans receivable includes loans receivable and loans held-for-sale.
(9)

Non-performing assets consist of non-performing loans and real estate acquired through foreclosure. Non-performing loans consist of all loans 90 days or more past due and other loans in the process of foreclosure. It is OceanFirst’s policy to cease accruing interest on all such loans and to reverse previously accrued interest.

(10)

The loans acquired from Capital Bank of New Jersey, Sun Bancorp, Inc., Ocean Shore Holding Co., Cape Bancorp, Inc., and Colonial American Bank were recorded at fair value. The net credit mark on these loans, not reflected in the allowance for loan losses, was $36.0 million, $37.7 million, $31.6 million, $17.5 million, $26.0 million, and $2.2 million at June 30, 2019, June 30, 2018, December 31, 2018, December 31, 2017, December 31, 2016, and December 31, 2015, respectively. There were no loans acquired and therefore no corresponding credit marks at December 31, 2014.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 24, you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 102.

Because the market price of OceanFirst common stock may fluctuate, CYHC shareholders cannot be certain of the precise value of the merger consideration they will be entitled to receive.

At the time the first-step merger is completed, each issued and outstanding share of CYHC common stock, except for certain specified shares owned by OceanFirst, CYHC or shareholders who have properly exercised dissenters’ rights, will be converted into the right to receive 2,000 shares of OceanFirst common stock, together with cash in lieu of fractional shares. There will be a lapse of time between each of the date of this proxy statement/prospectus, the date of the special meeting and the date on which CYHC shareholders entitled to receive the merger consideration actually receive the merger consideration. The market value of OceanFirst common stock may fluctuate during these periods as a result of a variety of factors, which may include general market and economic conditions, changes in OceanFirst’s businesses, operations and prospects and regulatory considerations. Many of these factors are outside of the control of OceanFirst and CYHC. Consequently, at the time CYHC shareholders must decide whether to adopt the merger proposal, they will not know the actual market value of the shares of OceanFirst common stock they may receive when the first-step merger is completed. The value of the merger consideration will depend on the market value of shares of OceanFirst common stock on the date the merger consideration is received and thereafter. This value will not be known at the time of the special meeting and may be more or less than the current price of OceanFirst common stock or the price of OceanFirst common stock at the time of the special meeting.

The market price of OceanFirst common stock after the Transactions are completed may be affected by factors different from those currently affecting the market price of CYHC common stock or OceanFirst common stock.

Upon completion of the first-step merger, CYHC shareholders will become OceanFirst stockholders. OceanFirst’s business differs in important respects from that of CYHC, and, accordingly, the results of operations of the combined company and the market price of OceanFirst common stock after the completion of the Transactions may be affected by factors different from those currently affecting the independent results of operations of each of OceanFirst and CYHC. For a discussion of the business of OceanFirst and of some important factors to consider in connection with that business, see the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 102.

Regulatory approvals may not be received, may take longer to receive than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the Transactions.

Before the Transactions can be completed, OceanFirst and OceanFirst Bank must obtain approvals or waivers from the FRB and the OCC. Approvals, waivers or consents from other regulators may also be required. In determining whether to grant these approvals, waivers and consents, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under the section of this proxy statement/prospectus entitled “The Transactions — Regulatory Approvals Required for the Transactions” beginning on page 59. An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain approval or a delay in their receipt. These regulators may impose conditions on the completion of the Transactions or require changes to the terms of the Transactions. Such conditions or changes could have the effect of delaying or preventing completion of the Transactions or imposing additional costs on or limiting the revenues of the combined company following the completion of the Transactions, any of which might have an adverse effect on the combined company following the completion of the Transactions. However, under the terms of the merger agreement, in connection with obtaining such regulatory approvals or waivers, neither party is required to take any action, or commit to take any action, or agree to any condition or restriction, that would reasonably be expected to have a material adverse effect (measured on a scale relative to CYHC) on any of OceanFirst, CYHC or the surviving corporation, after giving effect to the integrated mergers (which we refer to as a “materially burdensome regulatory condition”). In addition, OceanFirst and OceanFirst Bank are pursuing the Two River Transactions, which are also subject to receipt of required regulatory approvals, including from the FRB and the OCC. The completion of the Transactions is not conditioned upon the completion of the Two River Transactions, but pursuing the Two River Transactions at the same time as the Transactions may impact the timing of, any regulatory conditions imposed on, and other aspects of the Transactions. For more information, see the section of this proxy statement/prospectus entitled “The Transactions — Regulatory Approvals Required for the Transactions” beginning on page 59.

Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the Transactions may not be realized.

OceanFirst and CYHC have operated and, until the completion of the Transactions, will continue to operate, independently. The success of the Transactions, including anticipated benefits and cost savings, will depend, in part, on OceanFirst’s ability to successfully combine and integrate the businesses of OceanFirst and CYHC in a manner that permits growth opportunities and does not materially disrupt the existing customer relations nor result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors, employees and other constituents or to achieve the anticipated benefits and cost savings of the Transactions. The loss of key employees could adversely affect OceanFirst’s ability to successfully conduct its business, which could have an adverse effect on OceanFirst’s financial results and the value of its common stock. If OceanFirst experiences difficulties with the integration process, the anticipated benefits of the Transactions may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause OceanFirst and/or CYHC to lose customers or cause customers to remove their accounts from OceanFirst and/or CYHC and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of CYHC and OceanFirst during this transition period and for an undetermined period after completion of the Transactions on the combined company. Furthermore, integration related to the Transactions could be more difficult due to the potential concurrent or overlapping integration of the Two River Transactions, which risks are described in more detail below in “— OceanFirst has also entered into an agreement to acquire Two River, which may make it difficult to complete the Transactions on a timely basis.” In addition, the actual cost savings realized as a result of the Transactions could be less than anticipated.

Certain of CYHC’s directors and executive officers may have interests in the Transactions that may differ from the interests of CYHC shareholders.

CYHC shareholders should be aware that some of CYHC’s directors and executive officers have interests in the Transactions and have arrangements that are different from, or in addition to, those of CYHC shareholders generally. The CYHC board was aware of these interests and considered these interests, among other matters, when making its decision to adopt the merger agreement, and in recommending that CYHC shareholders vote in favor of the merger proposal and certain related matters.

The material interests considered by the CYHC board were as follows:

•

The separation, non-competition and consulting agreements entered into with each of Mr. Murphy Jr. and Mr. Murphy Sr. provide for a cash severance payment, a consulting fee payment and continued health insurance and fringe benefits.

•

In addition, Mr. Murphy Jr. will be appointed to serve as a non-employee director of OceanFirst and OceanFirst Bank and he will be compensated in accordance with the director compensation policies applicable to OceanFirst and OceanFirst Bank non-employee directors generally.

For a more detailed description of these interests, see the section of this proxy statement/prospectus entitled “The Transactions — Interests of CYHC’s Directors and Executive Officers in the Transactions” beginning on page 53.

The merger agreement may be terminated in accordance with its terms, and the Transactions may not be completed.

The merger agreement is subject to a number of customary closing conditions that must be satisfied or, where legally permissible, waived in order to complete the integrated mergers, including the receipt of the requisite approval of the CYHC shareholders and the requisite regulatory approvals. These conditions to the closing of the integrated mergers may not be satisfied or waived in a timely manner or at all, and, accordingly, the integrated mergers may be delayed or may not be completed. In addition, OceanFirst and CYHC may elect to terminate the merger agreement in certain circumstances. If the merger agreement is terminated in certain circumstances, CYHC may be required to pay OceanFirst a termination fee of $4,089,301.

Termination of the merger agreement, or failure to complete the Transactions, could negatively impact CYHC or OceanFirst.

If the merger agreement is terminated, there may be various adverse consequences. For example, CYHC’s or OceanFirst’s businesses may have been impacted adversely by the failure to pursue other opportunities due to management’s focus on the Transactions, without realizing any of the anticipated benefits of completing the Transactions. Additionally, if the merger agreement is terminated, the market price of the CYHC common stock or the OceanFirst common stock could decline to the extent that the current market prices reflect a market assumption that the Transactions will be completed. If the merger agreement is terminated under certain circumstances, CYHC may be required to pay to OceanFirst a termination fee of $4,089,301.

Furthermore, each of OceanFirst and CYHC has incurred and will incur substantial expenses in connection with the completion of the Transactions, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the Transactions. If the Transactions are not completed, OceanFirst and CYHC would have incurred these expenses without realizing the expected benefits of the Transactions.

In addition, if the Transactions are not completed, CYHC may experience negative reactions from the financial markets and from its shareholders, customers and employees. Also, CYHC may not be able to successfully resume independent operations, or enter into an agreement with another party with respect to a business combination transaction involving a sale of CYHC. If it is able to enter into another agreement with respect to a business combination transaction involving a sale of CYHC, it may be at a lower price. If the Transactions are not completed, CYHC cannot assure its shareholders that the risks described above will not materialize and will not materially and adversely affect the business and financial results of CYHC or the price at which shares of CYHC common stock trade.

CYHC and OceanFirst will be subject to business uncertainties and contractual restrictions while the Transactions are pending.

Uncertainty about the effect of the Transactions on employees and customers may have an adverse effect on CYHC or OceanFirst. These uncertainties may impair CYHC’s or OceanFirst’s ability to attract, retain and motivate key personnel until the Transactions are completed, and could cause customers and others that deal with CYHC or OceanFirst to seek to change existing business relationships with CYHC or OceanFirst. Retention of certain employees by CYHC or OceanFirst may be challenging while the Transactions are pending, as certain employees may experience uncertainty about their future roles with OceanFirst. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with CYHC or OceanFirst, CYHC’s business or OceanFirst’s business could be harmed. In addition, subject to certain exceptions, CYHC has agreed to operate its business in the ordinary course prior to closing, and each of CYHC and OceanFirst has agreed to certain restrictive covenants. See the section of this proxy statement/prospectus entitled “The Merger Agreement — Covenants and Agreements” beginning on page 66 for a description of the restrictive covenants applicable to CYHC and OceanFirst.

The merger agreement limits CYHC’s ability to pursue acquisition proposals and requires CYHC to pay OceanFirst a termination fee under certain circumstances, including circumstances relating to competing acquisition proposals for CYHC.

The merger agreement prohibits CYHC from initiating, soliciting, knowingly encouraging or knowingly facilitating third-party acquisition proposals. For more information on these prohibitions, see the section of this proxy statement/prospectus entitled “The Merger Agreement — Agreement Not to Solicit Other Offers” beginning on page 73. In addition, unless the merger agreement has been terminated in accordance with its terms, CYHC has an unqualified obligation to submit the merger proposal to a vote by CYHC shareholders, even if CYHC receives a proposal that the CYHC board believes is superior to the Transactions. For more information, see the section of this proxy statement/prospectus entitled “The Merger Agreement — Shareholder Meeting and Recommendation of the CYHC Board” beginning on page 72. The merger agreement also provides that CYHC must pay OceanFirst a termination fee in the amount of $4,089,301 in the event that the merger agreement is terminated under certain circumstances, including CYHC’s failure to abide by certain obligations not to solicit, or engage with third parties with respect to, acquisition proposals or CYHC’s failure to recommend that CYHC shareholders adopt the merger proposal. See the section of this proxy statement/prospectus entitled “The Merger Agreement — Termination Fee” beginning on page 77. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of CYHC from considering or proposing such an acquisition. Certain members of the Murphy family have entered into the support agreement with OceanFirst, pursuant to which on the terms and subject to the conditions set forth in the support agreement such shareholders have, among other things, (i) agreed to vote the shares of CYHC common stock owned beneficially or of record by such shareholders in favor of the adoption of the merger agreement and approval of related matters and (ii) waived any applicable dissenters’ rights. As of the record date, the CYHC shareholders that are party to the support agreement beneficially owned and were entitled to vote in the aggregate approximately 41% of the outstanding shares of CYHC common stock. For more information regarding the support agreement, see the section of this proxy statement/prospectus entitled “The Merger Agreement — CYHC Voting and Support Agreement” beginning on page 78.

The shares of OceanFirst common stock to be received by CYHC shareholders as a result of the first-step merger will have different rights from the shares of CYHC common stock.

The rights of CYHC shareholders are currently governed by the NYBCL, CYHC’s certificate of incorporation and CYHC’s bylaws. Upon completion of the first-step merger, CYHC shareholders will become OceanFirst stockholders and their rights as stockholders will then be governed by the Delaware General Corporation Law (which we refer to as the “DGCL”), OceanFirst’s certificate of incorporation and OceanFirst’s bylaws. The rights associated with CYHC common stock are different from the rights associated with OceanFirst common stock.

See the section of this proxy statement/prospectus entitled “Comparison of Stockholders’ Rights” beginning on page 85 for a discussion of the different rights associated with OceanFirst common stock.

Holders of CYHC common stock will have a reduced ownership and voting interest after the first-step merger and will exercise less influence over management.

Holders of CYHC common stock currently have the right to vote in the election of the CYHC board and on other matters affecting CYHC. Upon the completion of the first-step merger, each share of OceanFirst common stock that a CYHC shareholder is entitled to receive in the first-step merger will represent a smaller percentage ownership of OceanFirst than the percentage ownership of CYHC represented by the shares of CYHC common stock held by the shareholder prior to the effective time. It is currently expected that the former CYHC shareholders as a group will be entitled to receive shares of OceanFirst common stock in the first-step merger constituting approximately 7.2% of the outstanding shares of OceanFirst common stock immediately after the first-step merger (taking into account the shares of OceanFirst common stock that OceanFirst expects to issue in the Transactions and the shares of OceanFirst common stock that OceanFirst expects to issue in the Two River Transactions). If the Two River Transactions are not consummated or such consummation does not occur concurrently with the completion of the Transactions, then, at the effective time, the former CYHC shareholders as a group will be entitled to receive shares of OceanFirst common stock in the first-step merger constituting approximately 8.0% of the outstanding shares of OceanFirst common stock immediately after the first-step merger (taking into account the shares of OceanFirst common stock that OceanFirst expects to issue in the Transactions). As a result of such share issuances, the shares of OceanFirst common stock outstanding immediately prior to the effective time will represent, immediately after the effective time and after giving effect to the shares of OceanFirst common stock expected to be issued in the first-step merger and in the Two River Transactions, approximately 83.2% of the outstanding shares of OceanFirst common stock immediately after the first-step merger. Because of this reduced ownership percentage, CYHC shareholders will have less influence on the management and policies of OceanFirst than they now have on the management and policies of CYHC.

If CYHC shareholders exercise dissenters’ rights with respect to a specified number of shares of CYHC common stock, CYHC and OceanFirst may not be able to complete the first-step merger and may incur significant additional costs.

CYHC shareholders are entitled to exercise dissenters’ rights provided by the NYBCL, as described in more detail in the section entitled “The Transactions — Dissenters’ Rights” beginning on page 56. If the first-step merger is completed, a CYHC shareholder who has complied with applicable requirements under Sections 623 and 910 of the NYBCL may require OceanFirst to pay in cash the appraised value of such shareholders’ dissenting shares instead of the merger consideration. The merger agreement contains a closing condition that can only be waived by OceanFirst that dissenting shares will not constitute more than 10% of the outstanding shares of CYHC common stock. OceanFirst and CYHC cannot predict the number of shares of CYHC common stock that will constitute dissenting shares in the first-step merger, the amount of cash that OceanFirst may be required to pay following the first-step merger with respect to the dissenting shares or the expenses that OceanFirst may incur in connection with the appraisal process. If the number of dissenting shares exceeds the percentage described above it could prevent the integrated mergers from being completed.

Litigation against OceanFirst or CYHC or their respective boards of directors could prevent or delay the completion of the Transactions or result in the payment of damages following the completion of the Transactions.

While OceanFirst and CYHC believe that any claims that may be asserted by purported stockholder plaintiffs related to the Transactions would be without merit, the results of any such potential legal proceedings are difficult to predict and could delay or prevent the Transactions from becoming effective in a timely manner. The existence of litigation related to the Transactions could affect the likelihood of obtaining the required approval of the merger proposal. Moreover, any litigation could be time consuming and expensive, could divert OceanFirst management or CYHC management’s attention away from their regular business and, if any lawsuit is adversely resolved against OceanFirst, CYHC or their respective board of directors, it could have a material adverse effect on the financial condition of OceanFirst, CYHC or the surviving corporation in the Transactions.

One of the conditions to the consummation of the integrated mergers is the absence of any order, injunction, decree, legal restraint or prohibition by any court or agency of competent jurisdiction preventing the completion of any of the transactions contemplated by the merger agreement (including the integrated mergers), as described in more detail in the section “The Merger Agreement — Conditions to Complete the Integrated Mergers” beginning on page 74. Consequently, if a settlement or other resolution is not reached in any lawsuit that is filed and a claimant secures injunctive or other relief prohibiting, delaying or otherwise adversely affecting OceanFirst or CYHC’s ability to complete the integrated mergers, then such injunctive or other relief may prevent the integrated mergers from becoming effective in a timely manner or at all.

The fairness opinion received by the CYHC board from its financial advisor prior to execution of the merger agreement does not reflect changes in circumstances subsequent to the date of the fairness opinion.

Sandler O’Neill, CYHC’s financial advisor in connection with the Transactions, delivered to the CYHC board its opinion to the effect that, as of August 8, 2019, and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations set forth in the opinion, the exchange ratio in the first-step merger was fair, from a financial point of view, to the holders of CYHC common stock. The opinion speaks only as of the date of such opinion. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of OceanFirst or CYHC, changes in general market, regulatory and economic conditions or other factors. Any such changes may materially alter or affect the relative values of OceanFirst and CYHC.

Estimates as to the future value of the combined company are inherently uncertain. You should not rely on such estimates without considering all of the information contained in or incorporated by reference into this proxy statement/prospectus.

Any estimates as to the future value of the combined company, including estimates regarding the earnings per share of the combined company, are inherently uncertain. The future value of the combined company will depend upon, among other factors, the combined company’s ability to achieve projected revenue and earnings expectations and to realize the anticipated synergies, all of which are subject to the risks and uncertainties, including the risks and uncertainties described in these risk factors. Accordingly, you should not rely upon any estimates as to the future value of the combined company, whether made before or after the date of this proxy statement/prospectus by OceanFirst’s and CYHC’s respective management teams or others, without considering all of the information contained in or incorporated by reference into this proxy statement/prospectus.

OceanFirst has also entered into an agreement to acquire Two River, which may make it difficult to complete the Transactions on a timely basis.

On August 9, 2019, OceanFirst also announced the proposed acquisition of Two River in the Two River Transactions. The Two River Transactions are subject to customary closing conditions, including receipt of the requisite regulatory approvals, as well as receipt of the requisite approval of the shareholders of Two River. Efforts to complete the Two River Transactions and planning the potential concurrent integration of Two River and CYHC, while also pursuing regulatory approvals for both transactions, is time consuming and could divert management attention and resources away from the Transactions. It is possible that because of the complexities involved in acquiring two financial institutions simultaneously, OceanFirst could experience delays in receiving regulatory approval. This could result in the time it takes to complete the Transactions taking longer than anticipated, which could be costly to OceanFirst and CYHC, disrupt OceanFirst’s and CYHC’s ongoing businesses relationships with their respective clients, customers, depositors and employees or result in a failure to complete or achieve the anticipated benefits of the Transactions. Pursuing the Two River Transactions at the same time as the Transactions may also impact any regulatory conditions imposed on the Transactions.

OceanFirst’s bylaws designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by OceanFirst stockholders, which could limit OceanFirst stockholders’ ability to bring certain actions or proceedings in a forum of their choosing.

OceanFirst’s bylaws provide that unless OceanFirst consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of OceanFirst, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder, employee or agent of OceanFirst to OceanFirst or OceanFirst stockholders, (iii) any action asserting a claim against OceanFirst or any director, officer, stockholder, employee or agent of OceanFirst arising out of or relating to any provision of the DGCL or OceanFirst’s certificate of incorporation or bylaws or (iv) any action asserting a claim against OceanFirst or any director, officer, stockholder, employee or agent of OceanFirst governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding will be another court of the State of Delaware, or if no court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein.

To the fullest extent permitted by law, the forum selection bylaw discussed above will apply to derivative actions or proceedings brought on behalf of OceanFirst and arising under the Securities Act or the Exchange Act, although OceanFirst stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. There is uncertainty as to whether a court would enforce such provision in connection with any such derivative action or proceeding arising under the Securities Act or the Exchange Act, and it is possible that a court could find the forum selection bylaw to be inapplicable or unenforceable in such a case.

This forum selection bylaw may pose certain risks to OceanFirst stockholders. For example, the forum selection bylaw could limit the ability of an OceanFirst stockholder to bring certain actions or proceedings involving disputes with OceanFirst or OceanFirst’s directors, officers and other employees in a forum of such OceanFirst stockholder’s choosing or which such OceanFirst stockholder may believe is the optimal forum for such action or proceeding. In addition, the forum selection bylaw could result in increased costs to an OceanFirst stockholder in bringing an action in the designated forum and may have the effect of discouraging certain lawsuits against OceanFirst and its directors, officers and other employees. If a court were to find the forum selection bylaw inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, OceanFirst may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect OceanFirst’s business and financial condition.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), and Section 21E of the Exchange Act. These forward-looking statements may include: management plans relating to either the Transactions or the Two River Transactions; the expected timing of the completion of either the Transactions or the Two River Transactions or both such transactions; the ability to complete either the Transactions or the Two River Transactions or both such transactions; the ability to obtain any required regulatory, stockholder or other approvals; any statements of the plans and objectives of management for future operations, products or services, including the execution of integration plans relating to either the Transactions or the Two River Transactions or both such transactions; any statements of expectation or belief; projections related to certain financial metrics; and any statements of assumptions underlying any of the foregoing. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “seek,” “plan,” “will,” “would,” “target,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions or negatives of these words. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time and are beyond our control. Forward-looking statements speak only as of the date they are made. Neither OceanFirst nor CYHC assumes any duty or undertaking to update any forward-looking statements. Because forward-looking statements are by their nature, to different degrees, uncertain and subject to assumptions, actual results or future events could differ, possibly materially, from those that OceanFirst, Two River or CYHC anticipated in its forward-looking statements, and future results could differ materially from historical performance. Factors that could cause or contribute to such differences include, but are not limited to, those included under the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 17 and under Item 1A “Risk Factors” in OceanFirst’s Annual Report on Form 10-K, Item 1A “Risk Factors” in Two River’s Annual Report on Form 10-K and those disclosed in OceanFirst’s and Two River’s other periodic reports filed with the SEC, as well as the possibility that expected benefits of either the Transactions or the Two River Transactions or both such transactions may not materialize in the timeframe expected or at all, or may be more costly to achieve; that either the Transactions or the Two River Transactions or both such transactions may not be timely completed, if at all; that prior to the completion of either of the Transactions or the Two River Transactions or both such transactions or thereafter, OceanFirst’s, Two River’s and CYHC’s respective businesses may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies related to either the Transactions or the Two River Transactions or both such transactions; that, with respect to either the Transactions or the Two River Transactions or both such transactions, required regulatory, stockholder or other approvals are not obtained or other customary closing conditions are not satisfied in a timely manner or at all; reputational risks and the reaction of the companies’ stockholders, customers, employees and other constituents to the Transactions or the Two River Transactions or both such transactions; and diversion of management time as a result of matters related to either the Transactions or the Two River Transactions or both such transactions. For any forward-looking statements made in this proxy statement/prospectus or in any documents, OceanFirst and CYHC claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results.

THE CYHC SPECIAL MEETING

This section contains information for CYHC shareholders about the special meeting that CYHC has called to allow its shareholders to consider and vote on the merger proposal and the adjournment proposal. CYHC is mailing this proxy statement/prospectus to you, as a CYHC shareholder, on or about November 5, 2019. This proxy statement/prospectus is accompanied by a notice of the special meeting and a form of proxy card that the CYHC board is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.

Date, Time and Place of the Special Meeting

The special meeting is scheduled to be held at 655 Third Avenue, Ninth Floor, New York, New York 10017, at 1:00 p.m. local time, on December 10, 2019. On or about November 5, 2019, CYHC will commence mailing this proxy statement/prospectus and the enclosed form of proxy card to its shareholders entitled to vote at the special meeting.

Matters to Be Considered

At the special meeting, you, as a CYHC shareholder, will be asked to consider and vote upon the following matters:

•	the merger proposal; and

•	the adjournment proposal.

Recommendation of the CYHC Board

The CYHC board has determined that the merger agreement and the transactions contemplated thereby, including the first-step merger, are advisable and in the best interests of CYHC and its shareholders, has unanimously approved the merger agreement and the first-step merger and unanimously recommends that the CYHC shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal. See the section of this proxy statement/prospectus entitled “The Transactions — CYHC’s Reasons for the Transactions; Recommendation of the CYHC Board” beginning on page 37 for a more detailed discussion of the CYHC board’s recommendation.

Record Date and Quorum

The CYHC board has fixed the close of business on October 31, 2019 as the record date for determining its shareholders entitled to receive notice of, and to vote at, the special meeting.

As of the record date, there were 2,209 shares of CYHC common stock outstanding and entitled to notice of, and to vote at, the special meeting held by approximately 104 holders of record. Each share of CYHC common stock entitles the holder to one vote at the special meeting on each proposal to be considered at the special meeting.

The presence at the special meeting, in person or by proxy, of holders representing at least a majority of the outstanding shares of CYHC common stock entitled to be voted at the special meeting will constitute a quorum for the transaction of business at the special meeting. Abstentions, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. Broker non-votes, if any, will not be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum because it is expected that all proposals to be voted on at the special meeting will be “non-routine” matters (i.e., matters with respect to which banks, brokers or other nominees do not have discretion to vote shares of CYHC common stock). Once a share is represented for any purpose at the special meeting, it is deemed present for quorum purposes for the remainder of the special meeting or any adjournment of the special meeting.

Required Vote; Treatment of Abstentions, Broker Non-Votes and Failure to Vote

The merger proposal:

•

Standard: Adoption of the merger proposal requires the affirmative vote of the holders of at least a majority of the votes of the shares of the CYHC common stock entitled to vote at the special meeting.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the special meeting, or fail to instruct your bank, broker or other nominee how to vote with respect to the merger proposal, it will have the same effect as a vote AGAINST the merger proposal.

The adjournment proposal:

•

Standard: The adjournment proposal will be approved if a majority of the votes cast at the special meeting by the holders of shares of CYHC common stock entitled to vote at the special meeting vote in favor of such proposal.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the special meeting or if you fail to instruct your bank, broker or other nominee how to vote with respect to the adjournment proposal, it will have no effect on the vote with respect to the adjournment proposal.

Shares Held by Officers and Directors

As of the close of business on the record date, CYHC’s directors and executive officers and their affiliates were entitled to vote an aggregate of 1,633 shares of CYHC common stock at the special meeting, which represents approximately 73.92% of the issued and outstanding shares of CYHC common stock entitled to vote at the special meeting.

Certain members of the Murphy family have entered into the support agreement with OceanFirst, pursuant to which such shareholders have, among other things, (i) agreed to vote the shares of CYHC common stock owned beneficially or of record by such shareholders in favor of the adoption of the merger agreement and approval of related matters and (ii) waived any applicable dissenters’ rights. As of the record date, the CYHC shareholders that are party to the support agreement beneficially owned and were entitled to vote in the aggregate approximately 41% of the outstanding shares of CYHC common stock. For more information regarding the support agreement, see the section of this proxy statement/prospectus entitled “The Merger Agreement — CYHC Voting and Support Agreement” beginning on page 78.

As of the record date, OceanFirst beneficially held no shares of CYHC common stock.

Voting of Proxies; Incomplete Proxies

Any CYHC shareholder may vote by proxy or in person at the special meeting.

CYHC requests that its shareholders vote by completing and signing the accompanying proxy card and returning it to CYHC as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of CYHC common stock represented by it will be voted at the special meeting in accordance with the instructions contained on the proxy card. If any proxy card is returned signed but without indication as to how to vote, the shares of CYHC common stock represented by the proxy card will be voted as recommended by the CYHC board.

Every CYHC shareholder’s vote is important. Accordingly, each shareholder should sign, date and return the enclosed proxy card, whether or not the shareholder plans to attend the special meeting in person. Sending in your proxy card will not prevent you from voting your shares personally at the meeting, since you may revoke your proxy at any time before it is voted.

Shares Held in “Street Name”

If you are a CYHC shareholder and your shares are held in “street name” through a bank, broker or other nominee, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank, broker or other nominee. Shareholders should check the voting form used by that firm to determine whether you may vote by telephone or the Internet. You may not vote shares held in street name by returning a proxy card directly to CYHC or by voting in person at the special meeting unless you obtain a “legal proxy” from your broker, bank or other nominee.

Furthermore, brokers, banks or other nominees who hold shares of CYHC common stock on behalf of their customers will not vote your shares of CYHC common stock or give a proxy to CYHC to vote those shares with respect to any of the proposals (including the merger proposal) being considered at the special meeting without specific instructions from you because brokers, banks and other nominees do not have discretionary voting power on such proposals. A broker non-vote occurs when the broker holder of record is unable to vote on a proposal because the proposal is non-routine and the beneficial owner does not provide any instructions. All of the proposals currently scheduled for consideration at the special meeting are “non-routine” matters.

Revocability of Proxies and Changes to a CYHC Shareholder’s Vote

You have the power to change your vote at any time before your shares of CYHC common stock are voted at the special meeting by:

•	completing a new proxy card with a later date — your latest vote will be counted;

•	filing with the Secretary of CYHC written notice of such revocation; or

•	attending the special meeting in person and delivering to the Secretary of CYHC a written notice of your intention to vote in person.

Attendance at the special meeting will not in and of itself constitute a revocation of a proxy.

If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the special meeting. If you have instructed a bank, broker or other nominee to vote your shares of CYHC common stock, you must follow the directions you receive from your bank, broker or other nominee in order to change or revoke your vote.

Solicitation of Proxies

CYHC will pay for the solicitation of proxies from the CYHC shareholders. CYHC will, upon request, reimburse banks, brokers and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Additionally, directors, officers and employees of CYHC may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies.

Attending the Special Meeting

All CYHC shareholders, including holders of record and shareholders who hold their shares through banks, brokers or other nominees, are invited to attend the special meeting. CYHC shareholders of record can vote in person at the special meeting. If you are not a CYHC shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and granting you a proxy to vote those shares. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited.

Assistance

If you need assistance in completing your proxy card, have questions regarding the special meeting or would like additional copies of this proxy statement/prospectus, please contact CYHC’s Corporate Secretary, Kim Tieng, at the following address 655 Third Avenue, Ninth Floor, New York, NY 10017, or by telephone at (212) 818-9090.

CYHC PROPOSALS

Proposal No. 1 — The Merger Proposal

CYHC is asking its shareholders to adopt the merger agreement and the transactions contemplated thereby, including the first-step merger. CYHC shareholders should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the first-step merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

After careful consideration, the CYHC board unanimously approved the merger agreement and the transactions contemplated thereby, including the first-step merger, having determined that the merger agreement and the transactions contemplated thereby, including the first-step merger, were advisable and in the best interests of CYHC and its shareholders. See the section of this proxy statement/prospectus entitled “The Transactions —CYHC’s Reasons for the Transactions; Recommendation of the CYHC Board” beginning on page 37 for a more detailed discussion of the CYHC board’s recommendation.

The CYHC board unanimously recommends a vote “FOR” the merger proposal.

Proposal No. 2 — The Adjournment Proposal

The special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal.

If, at the special meeting, the number of shares of CYHC common stock present or represented by proxy and voting in favor of the merger proposal is insufficient to approve the merger proposal, CYHC intends to move to adjourn the special meeting in order to enable the CYHC board to solicit additional proxies for approval of the merger proposal. In that event, CYHC will ask its shareholders to vote upon the adjournment proposal, but not the merger proposal.

In this proposal, CYHC is asking its shareholders to authorize the holder of any proxy solicited by the CYHC board on a discretionary basis to vote in favor of adjourning the special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from CYHC shareholders who have previously voted.

The CYHC board unanimously recommends a vote “FOR” the adjournment proposal.

INFORMATION ABOUT OCEANFIRST

OceanFirst is incorporated under Delaware law and serves as the holding company for OceanFirst Bank. OceanFirst common stock is listed on the Nasdaq under the symbol “OCFC.” OceanFirst Bank, founded in 1902, is a $8.0 billion regional bank operating throughout New Jersey, metropolitan Philadelphia and metropolitan New York City. OceanFirst Bank delivers commercial and residential financing solutions, trust and asset management and deposit services and is one of the largest and oldest community-based financial institutions headquartered in New Jersey.

On May 2, 2016, OceanFirst completed the Cape Bancorp, Inc. acquisition. Total consideration paid for the Cape acquisition was $196.4 million. On November 30, 2016, OceanFirst completed the Ocean Shore Holding Co. acquisition. Total consideration paid for the Ocean Shore acquisition was $180.7 million. On January 31, 2018, OceanFirst completed the Sun Bancorp, Inc. acquisition. Total consideration paid for the Sun acquisition was $474.9 million. On January 31, 2019, OceanFirst completed the Capital Bank acquisition. Total consideration paid for the Capital Bank of New Jersey acquisition was $76.96 million.

On August 9, 2019, OceanFirst, Two River Merger Sub and Two River entered into the Two River merger agreement pursuant to which OceanFirst will acquire Two River. The Two River Transactions were approved by the OceanFirst board and Two River board and are expected to close in the first quarter of 2020. Completion of the Two River Transactions is subject to customary closing conditions, including the receipt of required regulatory approvals and receipt of the requisite approval of Two River’s shareholders. Under the terms and subject to the conditions of the Two River merger agreement, at the effective time of the Two River first-step merger, Two River shareholders will be entitled to receive $5.375 in cash and 0.6663 shares of OceanFirst common stock for each share of common stock of Two River that they hold, which equates to an aggregate transaction value of approximately $182.8 million based on the $23.14 closing price of the OceanFirst common stock on Nasdaq as of August 8, 2019. At June 30, 2019, Two River had $1.2 billion in assets, $953.1 million in loans, $972.6 million in deposits and $121.4 million in shareholders’ equity.

OceanFirst Bank’s principal executive office is located at 110 West Front Street, Red Bank, New Jersey 07701 and its telephone number at that location is (732) 240-4500. OceanFirst’s website is www.oceanfirst.com. Additional information about OceanFirst Bank and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 102.

INFORMATION ABOUT MERGER SUB

Merger Sub is a New York corporation and a wholly-owned subsidiary of OceanFirst. Merger Sub was formed by OceanFirst for the sole purpose of consummating the first-step merger.

INFORMATION ABOUT COUNTRY BANK HOLDING COMPANY, INC.

CYHC is the parent holding company for Country Bank, a New York state chartered commercial bank founded in 1988. CYHC specializes in small business and commercial real estate lending. In 2015, CYHC opened its flagship branch on 42nd Street and Third Avenue in NYC. CYHC has additional branches in Midtown New York City, Riverdale, Woodlawn and Scarsdale. CYHC is a FDIC-insured full service commercial bank devoted to building relationships with their customers and the local communities that the branches reside in.

CYHC common stock is traded on the OTC Pink under the symbol “CYHC.”

CYHC’s principal executive offices are located at 655 Third Avenue, Ninth Floor, New York, New York 10017 and its telephone number at that location is (888) 212-6868. CYHC’s website is www.countrybankny.com.

THE TRANSACTIONS

The following discussion contains certain information about the Transactions. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the Transactions.

Structure of the Transactions

The OceanFirst board has unanimously adopted, and the CYHC board has unanimously approved, the merger agreement. The merger agreement provides that (i) Merger Sub will merge with and into CYHC, with CYHC continuing as the surviving corporation in the first-step merger and as a wholly-owned subsidiary of OceanFirst, (ii) immediately following the first-step merger, CYHC will merge with and into OceanFirst, with OceanFirst continuing as the surviving corporation in the second-step merger and (iii) immediately following the completion of the integrated mergers, Country Bank will merge with and into OceanFirst Bank, with OceanFirst Bank being the surviving entity in the bank merger.

At the effective time, each issued and outstanding share of CYHC common stock, except for certain specified shares owned by OceanFirst, CYHC or shareholders who have properly exercised dissenters’ rights, will be converted into the right to receive 2,000 shares of OceanFirst common stock, together with cash in lieu of fractional shares. No fractional shares of OceanFirst common stock will be issued in connection with the first-step merger, and CYHC shareholders will instead be entitled to receive cash in lieu thereof.

CYHC shareholders are being asked to adopt the merger agreement and transactions contemplated thereby, including the first-step merger. See the section of this proxy statement/prospectus entitled “The Merger Agreement” beginning on page 61 for additional and more detailed information regarding the legal documents that govern the Transactions, including information about the conditions to the completion of the Transactions and the provisions for terminating or amending the merger agreement.

Background of the Transactions

In the fall of 2018, a representative of Sandler O’Neill working with Country Bank informed Mr. Murphy Jr., President of CYHC, that a community bank holding company client of his in the New York metropolitan area (“Company A”) had asked him to pass along its interest in discussing a possible business combination with CYHC. This led to further discussions and meetings between Mr. Murphy Sr., Chairman of the CYHC board, Mr. Murphy Jr. and the management of Company A, as well as between Mr. Murphy Sr., Mr. Murphy Jr. and representatives of Sandler O’Neill regarding the merger market in general. In addition, Mr. Murphy Sr. and Mr. Murphy Jr. met with Sandler O’Neill and management of another, larger community bank holding company operating in the New York metropolitan area (“Company B”) regarding a possible business combination between the two companies. Mr. Murphy Jr. also met with the chief lending officer of Company B to discuss their respective lending businesses. CYHC and Company B entered into a mutual confidentiality agreement. These preliminary discussions and meetings with each of Company A, Company B and representatives of Sandler O’Neill took place from November 2018 to January 2019. The preliminary discussions with Company A and Company B ultimately ceased without any discussion of possible pricing or other transaction terms.

In light of these developments, CYHC engaged Sandler O’Neill on February 5, 2019 as its financial advisor in connection with any possible merger transaction. Based on OceanFirst’s history of bank acquisitions and its known desire to enter the New York City market, representatives of Sandler O’Neill arranged for a meeting among Christopher Maher, President and Chief Executive Officer of OceanFirst, Grace Vallacchi, Executive Vice President and Chief Risk Officer of OceanFirst, and Mr. Murphy Sr. and Mr. Murphy Jr., which meeting occurred in New York City on February 27, 2019. A general discussion took place regarding the banking market and CYHC’s and OceanFirst’s business strategies and opportunities, and Mr. Maher discussed OceanFirst’s desire to move into the New York City marketplace. The parties discussed in general the possibility of a business combination between the two entities. At the conclusion of the meeting, Mr. Murphy Sr. and Mr. Maher agreed to continue discussions regarding a possible business combination.

On March 1, 2019, OceanFirst and CYHC entered into a confidentiality agreement providing for the confidential treatment of information to be provided by CYHC to OceanFirst in connection with its consideration of a potential business combination between the parties. On March 22, 2019, OceanFirst delivered a preliminary, non-binding proposal to CYHC, which outlined a stock-for-stock merger transaction at a purchase price of $40,000 per CYHC share (which we refer to as the “March 22 proposal”). The March 22 proposal stated that no board seats would be offered to CYHC and that the March 22 proposal was premised on CYHC’s chief executive officer serving in a senior officer capacity at OceanFirst in the New York region for a period of no less than two years following the closing to ensure a smooth transition.

On April 8, 2019, Mr. Murphy Sr. and Mr. Murphy Jr. met with Mr. Maher and Joseph Lebel, Executive Vice President and Chief Operating Officer of OceanFirst, at the offices of Sandler O’Neill to discuss the March 22 proposal. Mr. Murphy Sr. expressed the view that the appropriate value of CYHC was in the $50,000 per share range, not the $40,000 per share value reflected in the March 22 proposal. He also stated that given the level of CYHC ownership in OceanFirst common stock that would result from any transaction, and in particular the level of ownership of the Murphy family in OceanFirst common stock, CYHC should be represented on the OceanFirst board and that Mr. Murphy Jr. should be appointed to the OceanFirst board in connection with any transaction. The parties concluded the meeting with the agreement to continue discussions and OceanFirst agreed to further review the March 22 proposal.

On April 15, 2019, Mr. Maher and Mr. Murphy Sr. briefly discussed the proposed transaction, focusing on the need for Mr. Murphy Jr. to select either a position on the OceanFirst board or an executive role at OceanFirst.

On April 17, 2019, OceanFirst submitted a revised, preliminary, non-binding proposal to CYHC, which outlined a stock-for-stock merger transaction at a purchase price of $45,000 per share of CYHC common stock (which we refer to as the “April 17 proposal”). The April 17 proposal stated that OceanFirst would consider appointing Mr. Murphy Jr. to the boards of directors of both OceanFirst and OceanFirst Bank, and if he were to agree to serve as an OceanFirst director, he would be offered a transition consulting position, rather than a management position in OceanFirst. The April 17 proposal also stated that it was based on the premise that Mr. Murphy Sr. would formally commit to serve in a consulting capacity for no less than two years following completion of any transaction. The April 17 proposal also included an exclusivity provision, pursuant to which CYHC agreed, for a period of 45 days, not to have discussions with or solicit interest from any third party regarding a possible business combination.

On April 18, 2019, Mr. Murphy Sr. informed the CYHC board of the proposal received from OceanFirst, and called a special board meeting to be held on April 26, 2019. The CYHC board was provided with a copy of the April 17 proposal. Representatives of Sandler O’Neill who were also in attendance provided a general overview of CYHC and the bank and thrift merger and acquisition market, as well as a summary of the April 17 proposal.

On April 23, 2019, Mr. Murphy Sr. advised Mr. Maher by letter that Mr. Murphy Jr. was agreeable to the board appointment in lieu of a management position, that Mr. Murphy Sr. would commit to a consultancy for at least a two year period, and that Mr. Murphy Sr. would present the April 17 proposal as revised to the CYHC board.

At a meeting of the OceanFirst board held on April 24, 2019, the OceanFirst board reviewed and discussed the opportunity to pursue an acquisition of three potential acquisition targets, including CYHC.

At the special meeting held on April 26, 2019, Mr. Murphy Sr. and Mr. Murphy Jr. summarized the discussions with OceanFirst that culminated in the April 17 proposal and the CYHC board discussed such proposal and the material prepared by Sandler O’Neill. Counsel to CYHC, Luse Gorman, PC (which we refer to as “Luse Gorman”), discussed the CYHC board’s fiduciary duties in general and in particular in connection with a merger transaction and discussed the process that would follow if the CYHC board were to determine to move forward with negotiations with OceanFirst. Mr. Murphy Sr. and Mr. Murphy Jr. expressed the view that the pricing offered by OceanFirst could increase following the due diligence review of CYHC to be undertaken by OceanFirst. At the conclusion of the discussion, the CYHC board authorized Mr. Murphy Sr. to countersign the April 17 proposal (including the exclusivity restriction) and to continue negotiations with OceanFirst with respect to a possible business combination between the two companies.

After the CYHC board meeting, Mr. Murphy Sr. informed Mr. Maher of the CYHC board’s determination to continue negotiations with OceanFirst and delivered the executed April 17 proposal. Mr. Murphy Sr. also reiterated his opinion that pricing should be in the $50,000 per share range, and he expressed the view that the due diligence review of CYHC that is to be conducted by OceanFirst should provide the justification for increasing the per share merger consideration.

By letter dated May 6, 2019, OceanFirst and CYHC entered into another confidentiality agreement, providing for the confidential treatment of information to be provided by OceanFirst to CYHC in connection with CYHC’s due diligence investigation of OceanFirst.

On May 8, 2019, Mr. Murphy Sr. and Mr. Murphy Jr., together with Sandler O’Neill and Luse Gorman, conducted due diligence interviews of senior management of OceanFirst.

On May 28, 2019, Skadden, counsel to OceanFirst, distributed to Luse Gorman the first draft of the merger agreement.

At a meeting of the OceanFirst board held on May 29, 2019, Mr. Maher reviewed with the OceanFirst board due diligence and negotiation matters related to the Transactions.

On June 8, 2019, Skadden distributed to Luse Gorman the first draft of the support agreement.

A special meeting of the CYHC board was held on June 14, 2019. Mr. Murphy updated the CYHC board as to negotiations with OceanFirst and reviewed an updated analysis of the proposed transaction prepared by representatives of Sandler O’Neill. Mr. Murphy Sr. and Mr. Murphy Jr. also expressed the view that the price per share should be higher than the $45,000 proposed by OceanFirst. Luse Gorman reviewed the drafts of the merger agreement and the support agreement. The CYHC board agreed that negotiations should continue, but also agreed that Mr. Murphy Sr. should seek to improve the pricing.

Mr. Murphy Sr. met with Mr. Maher in New York on the morning of June 17, 2019 to discuss the OceanFirst April 17 proposal, and again made the case for a higher per share merger consideration. Mr. Murphy suggested that at an assumed OceanFirst stock price of $25 per share, an exchange ratio of 2,000 OceanFirst shares for each CYHC share would provide an appropriate valuation of CYHC at $50,000 per share. Mr. Murphy Sr. noted that the closing trading prices for OceanFirst common stock has been in a range of $24-$25 since the April 17 proposal. Mr. Maher responded that he thought that he could commit to 2,000 shares as an exchange ratio, and he would get back to Mr. Murphy Sr. by phone that afternoon to confirm. At a regularly scheduled meeting on the afternoon of June 17, 2019, Mr. Murphy Sr. updated the CYHC board as to his conversation with Mr. Maher. Mr. Maher called Mr. Murphy Sr. later that afternoon to confirm the exchange ratio of 2,000 shares of OceanFirst stock for each share of CYHC common stock. On June 21, 2019, OceanFirst delivered a revised, non-binding proposal to acquire CYHC in an all stock merger transaction at an exchange ratio of 2,000 OceanFirst shares for each share of CYHC common stock.

At a meeting of the OceanFirst board held on June 26, 2019, representatives of Piper Jaffray & Co., financial advisor to OceanFirst (which we refer to as “Piper Jaffray”) reviewed with the OceanFirst board the Transactions and the Two River Transactions, including the impact analysis for each transaction individually and combined. The OceanFirst board then discussed proposed terms of, benefits of and risks associated with, each of the transactions.

During June and early July 2019, OceanFirst continued with its due diligence review of CYHC, including an on-site review of the Country Bank loan portfolio on July 13 and 14, 2019 and CYHC management interviews on July 16, 2019, at the offices of Piper Jaffray. At the management interviews on July 16, 2019, Mr. Maher informed Mr. Murphy Sr. and Mr. Murphy Jr. that OceanFirst was also in negotiations to acquire a bank holding company headquartered in New Jersey, that the opportunity for this acquisition arose during the course of the due diligence investigation of CYHC, and that OceanFirst was interested in moving forward with the acquisition of both CYHC and this other institution, which, if feasible, would be accomplished and announced at the same time. Mr. Maher indicated that neither transaction would be contingent on the occurrence of the other. Mr. Maher asked Mr. Murphy Sr. for permission to identify CYHC to the other entity, and stated that he would request permission from the other entity to identify it to CYHC. By July 16, 2019, OceanFirst advised CYHC that the other party it was in merger negotiations with was Two River. Piper Jaffrey provided to Sandler O’Neill summary pro forma financial information for an OceanFirst acquisition of both CYHC and Two River, based on the then agreed upon pricing of each transaction. Representatives of Sandler O’Neill also prepared a summary financial overview of Two River, based on public information. Mr. Murphy Sr. advised the CYHC board of the Two River Transactions, and provided the CYHC board with the summary prepared by Piper Jaffrey and Sandler O’Neill.

On July 24, 2019, Luse Gorman distributed to Skadden the first drafts of consulting agreements for Mr. Murphy Sr. and Mr. Murphy Jr.

Also on July 24, 2019, at a meeting of the OceanFirst board, the OceanFirst board discussed considerations regarding the concurrent pursuit and announcement of two strategic acquisitions.

A special meeting of the CYHC board was held on July 29, 2019, at which Luse Gorman and Sandler O’Neill were in attendance. A draft of the merger agreement and support agreement, along with a Sandler O’Neill presentation, were distributed to the CYHC board in advance of the meeting. Mr. Murphy Sr. and Mr. Murphy Jr. reviewed the Transactions with the CYHC board, including the development as to the Two River Transactions, and discussed the general decline in bank trading prices, which was negatively affecting the stated value of the transaction. Mr. Murphy Sr. and Mr. Murphy Jr. stated their continued belief that OceanFirst is a strong company with capable management team and that a combination with OceanFirst offered long-term benefits to CYHC shareholders and CYHC employees. Representatives of Sandler O’Neill reviewed the financial analysis of the Transactions that had been distributed. Mr. Gorman reviewed the revised merger agreement and the support agreement and described and discussed the consulting agreements for Mr. Murphy Sr. and Mr. Murphy Jr. that had been negotiated with OceanFirst. Mr. Murphy Sr. informed the CYHC board that OceanFirst had indicated that in order to coordinate with the Two River Transactions, OceanFirst would like to announce the Transactions during the course of the following week, most likely the 8th or 9th of August.

Further negotiations regarding the terms of the merger agreement and related agreements and further due diligence and analyses were conducted by both OceanFirst and CYHC during late July and early August.

A special meeting of the CYHC board was held on August 8, 2019, with representatives of Luse Gorman and Sandler O’Neill participating by telephone. Sandler O’Neill rendered its opinion to the effect that as of August 8, 2019 and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill, the exchange ratio set forth in the merger agreement was fair to the holders of CYHC common stock from a financial point of view. Luse Gorman reviewed the definitive merger agreement and support agreement and described the consulting agreements. After further discussion, the CYHC board unanimously approved the merger agreement with OceanFirst and authorized Mr. Murphy Sr. to execute and deliver the merger agreement on behalf of CYHC.

On August 8, 2019, the OceanFirst board met to discuss and consider the Transactions. Representatives of Piper Jaffray and Skadden were present at that meeting. After discussion, including a consideration of the factors described in the section of this proxy statement/prospectus entitled “ — OceanFirst’s Reasons for the Transactions,” the OceanFirst board unanimously adopted the merger agreement.

Prior to the opening of the market, on August 9, 2019, CYHC and OceanFirst signed the definitive merger agreement and publicly announced the Transactions.

CYHC’s Reasons for the Transactions; Recommendation of the CYHC Board

In reaching its unanimous decision to adopt the merger agreement and the other transactions contemplated by the merger agreement, and to recommend that CYHC shareholders adopt the merger agreement, the CYHC board evaluated the Transactions in consultation with CYHC’s management, as well as CYHC’s outside financial and legal advisors, and considered a number of factors, including the following:

•

CYHC’s business, operations, properties, assets, financial condition, operating results and prospects, and the CYHC board’s and CYHC’s senior management’s understanding of OceanFirst’s business, operations, properties, assets, financial condition, operating results, historical market prices and prospects, including information obtained through due diligence;

•

a review of the risks and prospects of CYHC remaining independent, including the challenges of the current financial, operating, regulatory and interest rate environment, generally; the increasing costs associated with banking regulation, compliance and technology, generally; and the anticipated costs of continuing to develop and enhance CYHC’s business capabilities;

•	the CYHC board’s review, with the assistance of CYHC’s management and legal and financial advisors, of strategic alternatives to the Transactions, including the possibility of remaining independent;

•

the fact that the implied value of the merger consideration as of August 7, 2019, the last trading date before the date on which the CYHC board approved the Transactions, of approximately $45,460 for each share of CYHC common stock, based on OceanFirst’s closing stock price of $22.73 per share on such date, represented a 42.1% premium over the last trading price for CYHC’s common stock of $32,000;

•

the fact that the consideration that CYHC shareholders will be entitled to receive in the first-step merger is in the form of OceanFirst common stock and the potential for CYHC shareholders to participate in the future earnings and growth of the combined company;

•

the expected pro forma financial impact of the Transactions, taking into account anticipated cost savings and other factors, on both CYHC shareholders and OceanFirst stockholders, especially that the Transaction are expected to result in earnings per share accretion for the combined company in 2020;

•

the soundness of OceanFirst’s business, financial condition, results of operations and management, and the performance and greater liquidity of OceanFirst’s common stock on both a historical and prospective basis;

•	OceanFirst’s successful track record in executing mergers and the likelihood of receiving the required regulatory approvals and completing the Transactions in a timely manner;

•

the written opinion of Sandler O’Neill, CYHC’s financial advisor, dated as of August 8, 2019, delivered to the CYHC board to the effect that, based on and subject to the various assumptions, considerations, qualifications and limitations set forth in the opinion, as of the date of the opinion, the exchange ratio set forth in the merger agreement was fair to the holders of CYHC common stock from a financial point of view, as more fully described below under “— Opinion of CYHC’s Financial Advisor,” beginning on page 40;

•	the fact that the exchange ratio is fixed, which the CYHC board believed was consistent with market practice for transactions of this type and with the strategic purpose of the Transactions;

•	CYHC’s and OceanFirst’s shared corporate values and commitment to serve their clients and communities, and the effects of the Transactions on Country Bank’s customers;

•

the CYHC board’s expectation that the combined company will have a strong capital position upon completion of the Transactions, including the CYHC board’s expectation that OceanFirst will continue to pay a regular quarterly cash dividend consistent with past practice;

•

the geographic and strategic fit of the branch networks of the combined company and the scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by the combined company;

•

the impact of the Transactions on employees, customers and communities served by CYHC and the expectation that the combined company will continue to provide high quality service to the communities and customers currently served by CYHC;

•	the expectation that the integrated mergers will be treated as an integrated transaction that qualifies as a “reorganization” for U.S. federal income tax purposes;

•	certain structural protections included in the merger agreement, including:

•

the fact that, under certain circumstances, CYHC may furnish non-public information to, and enter into discussions with, a third party who makes a qualifying acquisition proposal, as more fully described under “The Merger Agreement — Agreement Not to Solicit Other Offers,” beginning on page 73; and

•	both parties’ covenant to use their reasonable best efforts to obtain the required regulatory approvals for the Transactions; and

•	the CYHC board’s review with CYHC’s outside legal counsel of the terms of the merger agreement.

The CYHC board also considered a number of potential risks and uncertainties in connection with its consideration of the Transactions, including, without limitation, the following:

•

the regulatory and other approvals required in connection with the Transactions and the possibility that such regulatory approvals may not be received in a timely manner and may include the imposition of burdensome conditions;

•	the possibility of disruption to CYHC’s business that could result from the announcement of the Transactions on CYHC’s operations or stock price;

•

the potential for diversion of management and employee attention, and for employee attrition, during the period before the completion of the Transactions and the potential effect on CYHC’s business and relations with customers, service providers and other stakeholders, whether or not the Transactions are completed;

•

the merger agreement’s provisions that generally require CYHC to conduct its business in the ordinary course and the merger agreement’s other restrictions on the conduct of CYHC’s business before the completion of the Transactions, which may delay or prevent CYHC from undertaking business opportunities that may arise pending completion of the Transactions;

•

with stock consideration based on a fixed exchange ratio, the risk that the consideration to be paid to CYHC shareholders could be adversely affected by a decrease in the trading price of OceanFirst common stock before the closing;

•

the possibility that the expected benefits and synergies sought in the Transactions, including cost savings and OceanFirst’s ability to successfully market its financial products to CYHC’s customers, may not be realized or may not be realized within the expected time period;

•	the challenges of integrating the businesses, operations and employees of CYHC with that of OceanFirst and the added complications and challenges that may be presented by OceanFirst’s concurrent integration of the businesses, operations and employees of Two River with that of OceanFirst;

•	certain provisions of the merger agreement that prohibit CYHC from soliciting, and limit its ability to respond to, proposals for alternative transactions;

•	the risk of litigation arising from shareholders in respect of the merger agreement or transactions contemplated thereby;

•

CYHC’s obligation to pay OceanFirst a termination fee of $4,089,301 in certain circumstances, as described under “The Merger Agreement — Termination Fee,” beginning on page 77, which may deter others from proposing an alternative transaction that may be more advantageous to CYHC shareholders;

•

that CYHC’s directors and executive officers may have interests in the Transactions that are different from or in addition to those of CYHC shareholders generally, as described under “ — Interests of CYHC’s Directors and Executive Officers in the Transactions,” beginning on page 53;

•

the fact that, while the integrated mergers are expected to be completed, there are no assurances that all conditions to the parties’ obligations to complete the integrated mergers will be satisfied or waived (if applicable), and as a result, it is possible that the integrated mergers may not be completed, and the fact that, if the integrated mergers are not completed, (i) CYHC will have incurred significant risk, transaction expenses and opportunity costs, including the possibility of disruption to its operations, diversion of management and employee attention, employee attrition and a potentially negative effect on CYHC’s business and client relationships, (ii) depending on the circumstances that caused the integrated mergers not to be completed, it is likely that the trading price of CYHC common stock will decline, potentially significantly and (iii) the market’s perception of CYHC’s prospects could be adversely affected; and

•

the other risks described under “Risk Factors,” beginning on page 17, and the risks of investing in OceanFirst common stock identified in the “Risk Factors” sections of OceanFirst’s periodic reports filed with the SEC and incorporated by reference herein.

In reaching its decision to recommend approval of the compensation proposal to CYHC shareholders, the CYHC board considered, among other things, the necessity of preserving CYHC’s business before the closing of the Transactions and in the event that the Transactions are not completed.

The foregoing discussion of the information and factors considered by the CYHC board is not exhaustive, but includes the material factors considered by the CYHC board. The above factors are not presented in any order of priority. In view of the wide variety of factors considered by the CYHC board in connection with its evaluation of the Transactions and the complexity of these matters, the CYHC board did not attempt to quantify, rank or otherwise assign relative weights to specific factors that it considered in reaching its decision. Furthermore, in considering the factors described above, individual members of the CYHC board may have given different weights to different factors.

The CYHC board evaluated the factors described above and reached the unanimous decision that the integrated mergers are advisable and in the best interests of CYHC and its shareholders. The CYHC board realized there can be no assurance about future results, including results expected or considered in the factors listed above. However, the CYHC board concluded the potential positive factors outweighed the potential risks of completing the Transactions. It should be noted that this explanation of the CYHC board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described under “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 24.

On the basis of these considerations, the CYHC board unanimously adopted the merger agreement and the transactions contemplated thereby and recommends that CYHC shareholders vote “FOR” the merger proposal.

Opinion of CYHC’s Financial Advisor

CYHC retained Sandler O’Neill to act as financial advisor to the CYHC board in connection with CYHC’s consideration of a possible business combination. CYHC selected Sandler O’Neill to act as its financial advisor because Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to the CYHC board in connection with the Transactions and participated in certain of the negotiations leading to the execution of the merger agreement. At the August 8, 2019 meeting at which the CYHC board considered the Transactions and the merger agreement, Sandler O’Neill delivered to the CYHC board its oral opinion, which was subsequently confirmed in writing on August 8, 2019, to the effect that, as of such date, the exchange ratio was fair to holders of CYHC common stock from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Annex D to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of CYHC common stock are urged to read the entire opinion carefully in connection with their consideration of the Transactions.

Sandler O’Neill’s opinion was directed to the CYHC board in connection with its consideration of the Transactions and the merger agreement and does not constitute a recommendation to any CYHC shareholder as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the adoption of the merger agreement. Sandler O’Neill’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of CYHC common stock and did not address the underlying business decision of CYHC to engage in the Transactions, the form or structure of the Transactions or any other transactions contemplated in the merger agreement, the relative merits of the Transactions as compared to any other alternative transactions or business strategies that might exist for CYHC or the effect of any other transaction in which CYHC might engage. Sandler O’Neill also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Transactions by any officer, director or employee of CYHC or OceanFirst, or any class of such persons, if any, relative to the compensation to be received in the Transactions by any other shareholder. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.

In connection with its opinion, Sandler O’Neill reviewed and considered, among other things:

•	a draft of the merger agreement, dated August 7, 2019;

•	certain publicly available financial statements and other historical financial information of CYHC and its banking subsidiary that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of OceanFirst and its banking subsidiary that Sandler O’Neill deemed relevant;

•

certain internal financial projections for CYHC for the years ending December 31, 2019 through December 31, 2021, as provided by the senior management of CYHC, as well as long-term earnings per share and net income growth rates for the years ending December 31, 2022 and December 31, 2023 and estimated dividends per share for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of CYHC;

•

publicly available median analyst earnings per share estimates for OceanFirst for the years ending December 31, 2019 and December 31, 2020, as provided by the senior management of OceanFirst and its representatives, as well as a long-term annual earnings per share growth rate for the years ending December 31, 2021 through December 31, 2023 and estimated dividends per share for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of OceanFirst and its representatives;

•

the pro forma financial impact of the Transactions on OceanFirst based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of OceanFirst and its representatives, as well as internal financial projections for CYHC for the year ending December 31, 2019, as provided by the senior management of CYHC, with an annual net income growth rate for the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of OceanFirst and its representatives;

•

the publicly reported historical price and trading activity for CYHC common stock and OceanFirst common stock, including a comparison of certain stock market information for CYHC common stock and OceanFirst common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•	a comparison of certain financial information for CYHC and OceanFirst with similar financial institutions for which information was publicly available;

•	the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria that Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of CYHC and its representatives the business, financial condition, results of operations and prospects of CYHC and held similar discussions with certain members of the senior management of OceanFirst and its representatives regarding the business, financial condition, results of operations and prospects of OceanFirst.

In performing Sandler O’Neill’s review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O’Neill from public sources, that was provided to Sandler O’Neill by CYHC or OceanFirst or their respective representatives, or that was otherwise reviewed by Sandler O’Neill, and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering Sandler O’Neill’s opinion without any independent verification or investigation. Sandler O’Neill relied on the assurances of the respective managements of CYHC and OceanFirst that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading in any material respect. Sandler O’Neill was not asked to and did not undertake an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of CYHC or OceanFirst or any of their respective subsidiaries, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of CYHC or OceanFirst or any of their respective subsidiaries. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of CYHC, OceanFirst, or any of their respective subsidiaries, or of the combined entity after the Transactions, and Sandler O’Neill did not review any individual credit files relating to CYHC or OceanFirst or any of their respective subsidiaries. Sandler O’Neill assumed, with CYHC’s consent, that the respective allowances for loan losses for CYHC, OceanFirst and their respective subsidiaries were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used certain internal financial projections for CYHC for the years ending December 31, 2019 through December 31, 2021, as provided by the senior management of CYHC, as well as long-term earnings per share and net income growth rates for the years ending December 31, 2022 and December 31, 2023 and estimated dividends per share for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of CYHC. In addition, Sandler O’Neill used publicly available median analyst earnings per share estimates for OceanFirst for the years ending December 31, 2019 and December 31, 2020, as provided by the senior management of OceanFirst and its representatives, as well as a long-term annual earnings per share growth rate for the years ending December 31, 2021 through December 31, 2023 and estimated dividends per share for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of OceanFirst and its representatives. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of OceanFirst and its representatives, as well as internal financial projections for CYHC for the year ending December 31, 2019, as provided by the senior management of CYHC, with an annual net income growth rate for the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of OceanFirst and its representatives. With respect to the foregoing information, the respective senior managements of CYHC and OceanFirst confirmed to Sandler O’Neill that such information reflected (or, in the case of the publicly available median analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective managements as to the future financial performance of CYHC and OceanFirst, respectively, and the other matters covered thereby, and Sandler O’Neill assumed that the future financial performance reflected in such information would be achieved. Sandler O’Neill expressed no opinion as to such information, or the assumptions on which such information was based. Sandler O’Neill also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of CYHC, OceanFirst or any of their respective subsidiaries since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to Sandler O’Neill’s analyses that CYHC and OceanFirst would remain as going concerns for all periods relevant to Sandler O’Neill’s analyses.

Sandler O’Neill has also assumed, with CYHC’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Transactions, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on CYHC, OceanFirst, the Transactions or any related transactions, and (iii) the Transactions and any related transactions will be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with CYHC’s consent, Sandler O’Neill relied upon the advice that CYHC received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Transactions and the other transactions contemplated by the merger agreement. Sandler O’Neill expressed no opinion as to any such matters.

Sandler O’Neill’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date thereof. Events occurring after the date thereof could materially affect Sandler O’Neill’s opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw Sandler O’Neill’s opinion or otherwise comment upon events occurring after the date thereof. Sandler O’Neill expressed no opinion as to the trading value of CYHC common stock or OceanFirst common stock at any time or what the value of OceanFirst common stock would be once it is actually received by the holders of CYHC common stock.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to the CYHC board, but is a summary of the material analyses performed and presented by

Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The full text of Sandler O’Neill’s opinion is attached as Annex D to this proxy statement/prospectus. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to CYHC or OceanFirst and no transaction is identical to the Transactions. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of CYHC and OceanFirst and the companies to which they were compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O’Neill made its determination as to the fairness of the exchange ratio to the holders of CYHC common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of CYHC, OceanFirst and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the CYHC board at its August 8, 2019 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of CYHC common stock or OceanFirst common stock or the prices at which CYHC or OceanFirst common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by the CYHC board in making its determination to adopt the merger agreement and the analyses described below should not be viewed as determinative of the decision of the CYHC board with respect to the fairness of the exchange ratio.

Summary of Merger Consideration and Implied Transaction Metrics

Sandler O’Neill reviewed the financial terms of the Transactions. Pursuant to the terms of the merger agreement, at the effective time, each share of CYHC common stock issued and outstanding immediately prior to the effective time, except for (i) the exception shares and (ii) any shares of CYHC common stock owned by CYHC shareholders who have properly exercised dissenters’ rights, will be converted into the right to receive 2,000 shares (the exchange ratio) of OceanFirst common stock. Sandler O’Neill calculated an aggregate implied transaction value of approximately $100.4 million and an implied purchase price per share of $45,460.00 consisting of the implied value of 2,000 shares of OceanFirst common stock based on the closing price of $22.73 on August 7, 2019 and 2,209 shares of CYHC common stock being issued and outstanding prior to the effective time. Based upon financial information for CYHC as of or for the last twelve months (which we refer to as “LTM”) ended June 30, 2019 and the closing price of CYHC common stock on August 7, 2019, Sandler O’Neill calculated the following implied transaction metrics:

Transaction Price Per Share / June 30, 2019 Book Value Per Share	148.7%
Transaction Price Per Share / June 30, 2019 Tangible Book Value Per Share	148.7%
Transaction Price Per Share / LTM Earnings	9.7	x
Transaction Price Per Share / Estimated 2019 Earnings ¹	9.8	x
Core Deposit Premium [2]	7.1%
Core Deposit Premium [3]	5.6%
Market Premium as of August 7, 2019	42.1%

[1]	As provided by CYHC senior management.
[2]	Core deposits equal to total deposits less Jumbo CDs ($100,000 or greater).
[3]	Core deposits equal to total deposits less Jumbo CDs ($250,000 or greater).

Stock Trading History

Sandler O’Neill reviewed the publicly available historical reported trading prices of CYHC common stock and OceanFirst common stock for the one-year and three-year periods ended August 7, 2019. Sandler O’Neill then compared the relationship between the movements in the price of CYHC common stock and OceanFirst common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.

CYHC’s One-Year Stock Performance

	Beginning Value August 7, 2018	Ending Value August 7, 2019
CYHC	100.0%	123.1%
CYHC Peer Group	100.0%	89.0%
S&P 500 Index	100.0%	100.9%
NASDAQ Bank Index	100.0%	82.8%

CYHC’s Three-Year Stock Performance

	Beginning Value August 7, 2016	Ending Value August 7, 2019
CYHC	100.0%	206.5%
CYHC Peer Group	100.0%	133.2%
S&P 500 Index	100.0%	132.1%
NASDAQ Bank Index	100.0%	119.8%

OceanFirst’s One-Year Stock Performance

	Beginning Value August 7, 2018	Ending Value August 7, 2019
OceanFirst	100.0%	79.0%
OceanFirst Peer Group	100.0%	85.2%
S&P 500 Index	100.0%	100.9%
NASDAQ Bank Index	100.0%	82.8%

OceanFirst’s Three-Year Stock Performance

	Beginning Value August 7, 2016	Ending Value August 7, 2019
OceanFirst	100.0%	120.5%
OceanFirst Peer Group	100.0%	110.3%
S&P 500 Index	100.0%	132.1%
NASDAQ Bank Index	100.0%	119.8%

Comparable Company Analyses

Sandler O’Neill used publicly available information to compare selected financial information for CYHC with a group of financial institutions selected by Sandler O’Neill. The CYHC peer group included publicly traded banks and thrifts headquartered in Connecticut, New Jersey and New York with total assets between $500 million and $1.0 billion (which we refer to as the “CYHC Peer Group”), but the CYHC Peer Group excludes targets of announced merger transactions. The CYHC Peer Group consisted of the following companies:

1st Colonial Bancorp, Inc.	Ballston Spa Bancorp, Inc.
Bancorp of New Jersey, Inc.	Berkshire Bancorp Inc.
Elmira Savings Bank	Esquire Financial Holdings, Inc.
First Commerce Bank	Jeffersonville Bancorp
MSB Financial Corp.	Pathfinder Bancorp, Inc.
Patriot National Bancorp, Inc.	PB Bancorp, Inc.
Solvay Bank Corporation	Steuben Trust Corporation

The analysis compared publicly available financial information for CYHC with corresponding data for the CYHC Peer Group as of or for the year ended June 30, 2019 (unless otherwise noted) with pricing data as of August 7, 2019. The table below sets forth the data for CYHC and the median, mean, low and high data for the CYHC Peer Group. Certain financial data prepared by Sandler O’Neill, as referenced in the table presented below, may not correspond to the data presented in CYHC’s historical financial statements, as a result of the different periods, assumptions and methods used by Sander O’Neill to compute the financial data presented.

CYHC Comparable Company Analysis

	CYHC		CYHC Peer Group Median		CYHC Peer Group Mean		CYHC Peer Group Low		CYHC Peer Group High
Total assets ($mm)	$783		$671		$731		$519		$1,013
Loans / Deposits (%)	91.2%		88.0%		88.9%		63.3%		120.0%
Non-performing assets ¹ / Total assets (%)	0.61%		1.12%		1.32%		0.33%		3.47%
Tangible common equity/Tangible assets (%)	8.62%		10.24%		10.99%		6.34%		20.99%
Tier 1 Leverage Ratio (%)	9.73	%²	10.39%		11.18%		7.72%		20.50%
Total RBC Ratio (%)	13.25	%²	16.10%		16.84%		10.33%		35.10%
CRE / Total RBC Ratio (%)	413.6	%²	178.0%		211.4%		86.1%		528.3%
LTM Return on average assets (%)	1.43%		0.83%		0.86%		0.26%		1.64%
LTM Return on average equity (%)	17.72%		6.94%		8.04%		3.54%		13.02%
LTM Net interest margin (%)	3.84%		3.39%		3.47%		2.88%		4.85%
LTM Efficiency ratio (%)	54.6%		66.0%		67.6%		55.7%		82.2%
Price/Tangible book value (%)	105%		108%		112%		81%		176%
Price/LTM Earnings per share (x)	6.8	x	15.3	x	16.2	x	8.9	x	33.6	x
Price/2019 Estimated Earnings per share ³ (x)	—		17.6	x	17.6	x	13.2	x	22.0	x
Price/2020 Estimated Earnings per share ³ (x)	—		12.3	x	12.3	x	10.7	x	13.9	x
Current Dividend Yield (%)	5.00%		1.02%		1.70%		0.00%		6.48%
Market value ($mm)	$71		$76		$89		$42		$189

[1]	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.
[2]	Regulatory bank level financial data shown.
[3]	Earnings per share estimates reflect publicly available median consensus analyst estimates.

Note: Financial data for Patriot National Bancorp, Inc., Solvay Bank Corporation, Steuben Trust Corporation, Ballston Spa Bancorp, Inc. and PB Bancorp, Inc. as of or for the period ending March 31, 2019 and Berkshire Bancorp, Inc. as of or for the period ending December 31, 2018.

Sandler O’Neill used publicly available information to perform a similar analysis for OceanFirst by comparing selected financial information for OceanFirst with a group of financial institutions selected by Sandler O’Neill. The OceanFirst peer group included major-exchange traded (NYSE, NYSE MKT, NASDAQ) banks and thrifts headquartered in the Mid-Atlantic region with total assets between $5.0 billion and $15.0 billion (which we refer to as the “OceanFirst Peer Group”), but the OceanFirst Peer Group excludes targets of announced merger transactions. The OceanFirst Peer Group consisted of the following companies:

Community Bank System, Inc.	ConnectOne Bancorp, Inc.
Customers Bancorp, Inc.	Dime Community Bancshares, Inc.
Eagle Bancorp, Inc.	First Commonwealth Financial Corp.
Flushing Financial Corporation	Kearny Financial Corp.
Lakeland Bancorp, Inc.	NBT Bancorp Inc.
Northwest Bancshares, Inc.	Provident Financial Services, Inc.
S&T Bancorp, Inc.	Sandy Spring Bancorp, Inc.
TriState Capital Holdings, Inc.	TrustCo Bank Corp NY
Univest Financial Corporation	WSFS Financial Corporation

The analysis compared publicly available financial information for OceanFirst with corresponding data for the OceanFirst Peer Group as of or for the year ended June 30, 2019 (unless otherwise noted) with pricing data as of August 7, 2019. The table below sets forth the data for OceanFirst and the median, mean, low and high data for the OceanFirst Peer Group. Certain financial data prepared by Sandler O’Neill, as referenced in the table presented below, may not correspond to the data presented in OceanFirst’s historical financial statements, as a result of the different periods, assumptions and methods used by Sander O’Neill to compute the financial data presented.

OceanFirst Comparable Company Analysis

	OceanFirst		OceanFirst Peer Group Median		OceanFirst Peer Group Mean		OceanFirst Peer Group Low		OceanFirst Peer Group High
Total assets ($mm)	$8,029		$7,703		$8,137		$5,154		$12,157
Loans / Deposits (%)	96.3%		101.8%		102.0%		74.0%		124.7%
Non-performing assets ¹ / Total assets (%)	0.52	%²	0.45%		0.52%		0.15%		1.08%
Tangible common equity/Tangible assets (%)	9.76%		9.51%		9.50%		5.99%		14.61%
Tier 1 Leverage Ratio (%)	10.23	%²	10.03%		10.54%		8.23%		15.15%
Total RBC Ratio (%)	14.11	%²	13.41%		14.78%		11.66%		23.45%
CRE / Total RBC Ratio (%)	245.2%		319.1%		311.2%		20.7%		706.1%
LTM Return on average assets (%)	1.17%		1.24%		1.17%		0.48%		1.79%
LTM Return on average equity (%)	8.49%		10.42%		9.83%		3.52%		13.61%
LTM Net interest margin (%)	3.70%		3.51%		3.33%		2.11%		4.34%
LTM Efficiency ratio (%)	54.0%		57.5%		56.4%		36.7%		67.4%
Price/Tangible book value (%)	156%		152%		156%		78%		311%
Price/LTM Earnings per share (x)	12.4	x	12.0	x	13.5	x	8.7	x	27.7	x
Price/2019 Estimated Earnings per share ³ (x)	11.0	x	11.9	x	12.9	x	8.9	x	26.0	x
Price/2020 Estimated Earnings per share ³ (x)	10.6	x	11.1	x	12.4	x	6.7	x	28.3	x
Current Dividend Yield (%)	2.99%		2.99%		2.66%		0.00%		4.45%
Market value ($mm)	$1,150		$1,163		$1,202		$526		$3,138

[1]	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.
[2]	Prior period financial data shown.
[3]	Earnings per share estimates reflect publicly available median consensus analyst estimates.

Analysis of Precedent Transactions

Sandler O’Neill reviewed two groups of merger and acquisition transactions, including a regional and nationwide group. The regional group consisted of bank and thrift transactions with the target headquartered in the Mid-Atlantic region announced between January 1, 2017 and August 7, 2019 with targets’ total assets between $250 million and $1.5 billion (which we refer to as the “Regional Precedent Transactions”), but the Regional Precedent Transactions group excludes transactions with no disclosed deal value. The nationwide group consisted of bank and thrift transactions with targets headquartered nationwide announced between January 1, 2019 and August 7, 2019 with targets’ total assets between $500 million and $2.0 billion (which we refer to as the “Nationwide Precedent Transactions”), but the Nationwide Precedent Transactions group excludes transactions with no disclosed deal value .

The Regional Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Investors Bancorp, Inc.	Gold Coast Bancorp, Inc.
ACNB Corporation	Frederick County Bancorp, Inc.
1st Constitution Bancorp	Shore Community Bank
Columbia Financial, Inc. (MHC)	Stewardship Financial Corporation
S&T Bancorp, Inc.	DNB Financial Corporation
Community Bank System, Inc.	Kinderhook Bank Corp.
OceanFirst Financial Corp.	Capital Bank of New Jersey
Orrstown Financial Services, Inc.	Hamilton Bancorp, Inc.
Citizens & Northern Corporation	Monument Bancorp, Inc.
Lakeland Bancorp, Inc.	Highlands Bancorp, Inc.
ConnectOne Bancorp, Inc.	Greater Hudson Bank
Northwest Bancshares, Inc.	Donegal Financial Services Corp.
RBB Bancorp	First American International Corp.
Mid Penn Bancorp, Inc.	First Priority Financial Corp.
Old Line Bancshares, Inc.	Bay Bancorp, Inc.
Howard Bancorp, Inc.	1st Mariner Bank
Riverview Financial Corporation	CBT Financial Corporation
Sussex Bancorp	Community Bank of Bergen County, NJ
Mid Penn Bancorp, Inc.	Scottdale Bank & Trust Company
Old Line Bancshares, Inc.	DCB Bancshares, Inc.
Bryn Mawr Bank Corporation	Royal Bancshares of Pennsylvania, Inc.

The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Associated Banc-Corp	First Staunton Bancshares, Inc.
Wintrust Financial Corporation	SBC, Incorporated
Investors Bancorp, Inc.	Gold Coast Bancorp, Inc.
Carolina Financial Corporation	Carolina Trust BancShares, Inc.
Columbia Financial, Inc. (MHC)	Stewardship Financial Corporation
S&T Bancorp, Inc.	DNB Financial Corporation
Heritage Commerce Corp	Presidio Bank
Hancock Whitney Corporation	MidSouth Bancorp, Inc.
BancFirst Corporation	Pegasus Bank
First Citizens BancShares, Inc.	Entegra Financial Corp.
Central Bancompany, Inc.	Liberty Bancorp, Inc.
Glacier Bancorp, Inc.	Heritage Bancorp
ChoiceOne Financial Services, Inc.	County Bank Corp
Community Bank System, Inc.	Kinderhook Bank Corp.
Heartland Financial USA, Inc.	Blue Valley Ban Corp.
First Financial Corporation	HopFed Bancorp, Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, core deposit premium, and 1-day market premium. Sandler O’Neill compared the indicated transaction metrics for the Transactions to the median, mean, low and high metrics of the Regional Precedent Transactions group as well as to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.

	OceanFirst/ CYHC	Regional Precedent Transactions
		Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	9.7x	20.3x	21.8x	13.2x	39.3x
Transaction Price / Tangible Book Value Per Share (%)	149%	164%	166%	116%	241%
Tangible Book Value Premium to Core Deposits (%)	7.1% ¹/5.6% [2]	8.2%	8.8%	2.8%	14.5%
1-Day Market Premium (%)	42.1%	41.5%	47.2%	7.4%	153.5%

	OceanFirst/ CYHC	Nationwide Precedent Transactions
		Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	9.7x	17.1x	19.7x	11.5x	34.6x
Transaction Price / Tangible Book Value Per Share (%)	149%	170%	178%	127%	259%
Tangible Book Value Premium to Core Deposits (%)	7.1% ¹/5.6% [2]	8.8%	9.6%	4.1%	20.8%
1-Day Market Premium (%)	42.1%	29.9%	36.6%	9.3%	77.0%

[1]	Core deposits equal to total deposits less Jumbo CDs ($100,000 or greater)
[2]	Core deposits equal to total deposits less Jumbo CDs ($250,000 or greater)

Net Present Value Analyses

Sandler O’Neill performed an analysis that estimated the net present value of CYHC common stock assuming CYHC performed in accordance with certain internal financial projections for CYHC for the years ending December 31, 2019 through December 31, 2021, as provided by the senior management of CYHC, as well as long-term earnings per share and net income growth rates for the years ending December 31, 2022 and December 31, 2023 and estimated dividends per share for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of CYHC. To approximate the terminal value of a share of CYHC common stock at December 31, 2023, Sandler O’Neill applied price to 2023 earnings multiples ranging from 9.0x to 16.5x and multiples of December 31, 2023 tangible book value ranging from 90% to 130%. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 15.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of CYHC common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of CYHC common stock of $42,013.30 to $85,035.45 when applying multiples of earnings and $30,236.79 to $48,209.89 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	9.0x	10.5x	12.0x	13.5x	15.0x	16.5x
11.0%	$48,869.73	$56,102.87	$63,336.02	$70,569.16	$77,802.31	$85,035.45
12.0%	$47,030.17	$53,977.21	$60,924.24	$67,871.28	$74,818.31	$81,765.35
13.0%	$45,277.42	$51,952.06	$58,626.69	$65,301.33	$71,975.96	$78,650.60
14.0%	$43,606.64	$50,021.82	$56,437.00	$62,852.17	$69,267.35	$75,682.53
15.0%	$42,013.30	$48,181.24	$54,349.18	$60,517.13	$66,685.07	$72,853.01

Tangible Book Value Per Share Multiples

Discount Rate	90%	98%	105%	113%	120%	130%
11.0%	$35,059.42	$37,525.13	$39,990.84	$42,456.56	$44,922.27	$48,209.89
12.0%	$33,766.13	$36,134.31	$38,502.49	$40,870.68	$43,238.86	$46,396.43
13.0%	$32,533.48	$34,808.80	$37,084.12	$39,359.44	$41,634.77	$44,668.53
14.0%	$31,358.08	$33,544.95	$35,731.83	$37,918.71	$40,105.58	$43,021.42
15.0%	$30,236.79	$32,339.38	$34,441.98	$36,544.58	$38,647.17	$41,450.63

Sandler O’Neill also considered and discussed with the CYHC board how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Sandler O’Neill performed a similar analysis, assuming CYHC’s earnings varied from 20% above projections to 20% below projections. This analysis resulted in the following range of per share values for CYHC’s common stock, applying the price to 2023 earnings multiples range of 9.0x to 16.5x referred to above and a discount rate of 13.16%.

Earnings Per Share Multiples

Annual Estimate Variance	9.0x	10.5x	12.0x	13.5x	15.0x	16.5x
(20.0%)	$37,045.98	$42,351.80	$47,657.62	$52,963.43	$58,269.25	$63,575.07
(10.0%)	$41,025.34	$46,994.39	$52,963.43	$58,932.48	$64,901.53	$70,870.57
0.0%	$45,004.71	$51,636.98	$58,269.25	$64,901.53	$71,533.80	$78,166.07
10.0%	$48,984.07	$56,279.57	$63,575.07	$70,870.57	$78,166.07	$85,461.57
20.0%	$52,963.43	$60,922.16	$68,880.89	$76,839.62	$84,798.34	$92,757.07

Sandler O’Neill also performed an analysis that estimated the net present value per share of OceanFirst common stock, assuming OceanFirst performed in accordance with publicly available median analyst earnings per share estimates for OceanFirst for the years ending December 31, 2019 and December 31, 2020, as provided by the senior management of OceanFirst and its representatives, as well as a long-term annual earnings per share growth rate for the years ending December 31, 2021 through December 31, 2023 and estimated dividends per share for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of OceanFirst and its representatives. To approximate the terminal value of a share of OceanFirst common stock at December 31, 2023, Sandler O’Neill applied price to 2023 earnings multiples ranging from 10.0x to 17.5x and multiples of December 31, 2023 tangible book value ranging from 130% to 205%. The terminal values were then discounted to present values using different discount rates ranging from 7.0% to 11.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of OceanFirst common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of OceanFirst common stock of $19.28 to $37.57 when applying multiples of earnings and $20.98 to $37.25 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	10.0x	11.5x	13.0x	14.5x	16.0x	17.5x
7.0%	$22.56	$25.56	$28.56	$31.57	$34.57	$37.57
8.0%	$21.68	$24.56	$27.44	$30.32	$33.19	$36.07
9.0%	$20.84	$23.60	$26.36	$29.13	$31.89	$34.65
10.0%	$20.04	$22.69	$25.34	$27.99	$30.65	$33.30
11.0%	$19.28	$21.83	$24.37	$26.92	$29.46	$32.01

Tangible Book Value Per Share Multiples

Discount Rate	130%	145%	160%	175%	190%	205%
7.0%	$24.56	$27.10	$29.64	$32.17	$34.71	$37.25
8.0%	$23.60	$26.03	$28.46	$30.90	$33.33	$35.77
9.0%	$22.68	$25.02	$27.35	$29.69	$32.02	$34.36
10.0%	$21.81	$24.05	$26.29	$28.53	$30.77	$33.01
11.0%	$20.98	$23.13	$25.28	$27.43	$29.59	$31.74

Sandler O’Neill also considered and discussed with the CYHC board how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming OceanFirst’s earnings varied from 20.0% above estimates to 20.0% below estimates. This analysis resulted in the following range of per share values for OceanFirst common stock, applying the price to 2023 earnings multiples range of 10.0x to 17.5x referred to above and a discount rate of 8.63%.

Earnings Per Share Multiples

Annual Estimate Variance	10.0x	11.5x	13.0x	14.5x	16.0x	17.5x
(20.0%)	$17.41	$19.65	$21.90	$24.14	$26.38	$28.63
(10.0%)	$19.28	$21.80	$24.33	$26.85	$29.38	$31.90
0.0%	$21.15	$23.95	$26.76	$29.56	$32.37	$35.17
10.0%	$23.02	$26.10	$29.19	$32.28	$35.36	$38.45
20.0%	$24.89	$28.25	$31.62	$34.99	$38.35	$41.72

Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Transaction Analysis

Sandler O’Neill analyzed certain potential pro forma effects of the Transactions on OceanFirst assuming the Transactions close on December 31, 2019. Sandler O’Neill utilized the following information and assumptions: (a) internal financial projections for CYHC for the year ending December 31, 2019, as provided by the senior management of CYHC, with an annual net income growth rate for the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of OceanFirst and its representatives, (b) publicly available median analyst earnings per share estimates for OceanFirst for the years ending December 31, 2019 and December 31, 2020, as provided by the senior management of OceanFirst and its representatives, as well as a long-term annual earnings per share growth rate for the years ending December 31, 2021 through December 31, 2023 and estimated dividends per share for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of OceanFirst and its representatives, and (c) the pro forma financial impact of the Transactions on OceanFirst based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of OceanFirst and its representatives. The analysis indicated that the Transactions could be accretive to OceanFirst’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2020 through December 31, 2023 and dilutive to OceanFirst’s estimated tangible book value per share at close, at December 31, 2020 and at December 31, 2021.

In connection with this analysis, Sandler O’Neill considered and discussed with the CYHC board how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the Transactions, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship

Sandler O’Neill is acting as CYHC’s financial advisor in connection with the Transactions and will receive an advisory fee for such services in an amount equal to 1.20% of the aggregate purchase price of the Transactions, which advisory fee is contingent upon the closing of the Transactions. At the time of announcement of the Transactions, Sandler O’Neill’s fee was approximately $1.2 million. Sandler O’Neill also received a $150,000 fee from CYHC upon rendering its opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Sandler O’Neill upon closing of the Transactions. CYHC has also agreed to indemnify Sandler O’Neill against certain claims and liabilities arising out of Sandler O’Neill’s engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses incurred in connection with Sandler O’Neill’s engagement.

In the two years preceding the date of Sandler O’Neill’s opinion, Sandler O’Neill did not provide any other investment banking services to CYHC, nor did Sandler O’Neill provided any investment banking services to OceanFirst in the two years preceding the date thereof. In the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to CYHC, OceanFirst and their respective affiliates. Sandler O’Neill may also actively trade the equity and debt securities of CYHC, OceanFirst and their respective affiliates for Sandler O’Neill’s own account and for the accounts of Sandler O’Neill’s customers.

OceanFirst’s Reasons for the Transactions

After careful consideration, the OceanFirst board, at a meeting held on August 8, 2019, unanimously adopted the merger agreement and the transactions contemplated thereby.

In reaching its decision to adopt the merger agreement, the integrated mergers and the other transactions contemplated by the merger agreement, the OceanFirst board evaluated the merger agreement and the Transactions in consultation with OceanFirst management, as well as OceanFirst’s legal counsel and financial advisor, and considered a number of factors in favor of the Transactions, including the following material factors, which are not presented in order of priority:

•	the fact that the Transactions are expected to expand OceanFirst’s lending initiatives and retail branch footprint in metropolitan New York;

•	CYHC’s focus on and expertise in small business, commercial real estate and multi-family commercial lending in New York City and Westchester County;

•

each of OceanFirst’s and CYHC’s businesses, operations, financial condition, asset quality, earnings and prospects, including the view of the OceanFirst board that CYHC’s business and operations provide a complementary addition to OceanFirst’s existing operations and lines of business;

•

the fact that CYHC’s expertise in serving small and medium sized businesses aligns with OceanFirst’s commitment to growing its commercial banking platform, and provides an opportunity to leverage OceanFirst’s broader product offering across CYHC’s client base;

•	the fact that the Transactions are expected to result in earnings per share accretion for OceanFirst stockholders in 2020;

•

the fact that the cost-savings for the Transactions are estimated to be 33% of CYHC’s non-interest expense base and that these cost savings are expected to be 75% phased-in in 2020 and 100% thereafter;

•

the current and prospective environment in which OceanFirst and CYHC operate, including national, regional and local economic conditions, the competitive environment for financial institutions generally and the likely effect of these factors on OceanFirst both with and without the Transactions;

•	the ability of OceanFirst to leverage its significant integration experience, having successfully integrated and met financial targets for five whole bank acquisitions since 2015;

•

its review and discussions with OceanFirst’s management and its legal counsel and financial advisor concerning the due diligence investigation of CYHC and the potential financial impact of the Transactions on the combined company;

•	the terms of the merger agreement, including the deal protection and termination fee provisions, which it reviewed with OceanFirst’s outside legal and financial advisors; and

•

the regulatory and other approvals required in connection with the Transactions and the expectation that such regulatory and other approvals will be received in a timely manner and without the imposition of unacceptable conditions.

The OceanFirst board also considered potential risks associated with the Transactions in connection with its deliberations of the Transactions, including (i) the potential risk of diverting management attention and resources from the operation of OceanFirst’s business and towards the completion of the Transactions; (ii) the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating CYHC’s business, operations and workforce with those of OceanFirst; (iii) the risk that pursuing the Transactions at the same time as the Two River Transactions could delay and/or complicate the completion of each and could preclude OceanFirst’s exploration of other expansion opportunities during the pendency of these two transactions; (iv) the right of CYHC to terminate the merger agreement if the average of the closing prices of OceanFirst common stock over a specified period of time preceding the determination date falls below certain specified thresholds, as described in more detail in the section of this proxy statement/prospectus entitled “The Merger Agreement — Termination of the Merger Agreement” and (v) the other risks identified in the sections of this proxy statement/prospectus entitled “Risk Factors” beginning on page 17 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 24.

The foregoing discussion of the factors considered by the OceanFirst board is not intended to be exhaustive, but, rather, includes the material factors considered by the OceanFirst board. In reaching its decision to adopt the merger agreement and the transactions contemplated by the merger agreement, the OceanFirst board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The OceanFirst board considered all these factors as a whole and considered the factors to be favorable to, and to support, its determination. It should be noted that this explanation of the OceanFirst board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section of this proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 24.

Interests of CYHC’s Directors and Executive Officers in the Transactions

When CYHC shareholders are considering the recommendation of the CYHC board in connection with the merger proposal, they should be aware that some of the directors and executive officers of CYHC and Country Bank have interests that are in addition to, or different from, the interests of CYHC shareholders generally. The CYHC board was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

Except as described below, to the knowledge of CYHC, the directors and executive officers of CYHC and Country Bank do not have any substantial interest, direct or indirect, by security holdings or otherwise, in the Transactions apart from their interests as shareholders of CYHC. The amounts presented in the following discussion do not reflect the impact of applicable withholding or other taxes.

Agreements with OceanFirst

On August 9, 2019, in connection with execution of the merger agreement, Mr. Murphy Jr. and Mr. Murphy Sr. each entered into a separation, non-competition and consulting agreement with OceanFirst and OceanFirst Bank.

Under the terms of Mr. Murphy Jr.’s separation, non-competition and consulting agreement (which we refer to as the “Murphy Jr. agreement”), which is contingent upon the closing, his employment as President of CYHC, President and Chief Executive Officer of Country Bank and service as a director with CYHC and Country Bank will be terminated as of the closing date. The Murphy Jr. agreement provides that Mr. Murphy Jr. will be subject to restrictive covenants in favor of OceanFirst, including an indefinite restriction on the disclosure of confidential information, an agreement not to disparage OceanFirst and non-competition and non-solicitation covenants. The non-competition and non-solicitation covenants apply for 24 months following the closing date. As a result of the termination of Mr. Murphy Jr.’s employment and in exchange for the non-competition and non-solicitation restrictions, Mr. Murphy Jr. will be paid $850,000 provided he executes a release agreement that becomes effective following the expiration of a revocation period. This payment will be made in a lump sum within five business days following the date on which the release provided in the release agreement becomes effective. In addition, the Murphy Jr. agreement provides for a consulting period of 24 months following the closing date and a consulting fee of $6,250 per month during the consulting period. During the consulting period, Mr. Murphy Jr. is required to provide services and advice to OceanFirst and OceanFirst Bank, including advice regarding the integration of Country Bank and OceanFirst Bank. In addition, the Murphy Jr. agreement provides Mr. Murphy Jr. with an expense reimbursement of up to $1,000 per month for an automobile and associated expenses, the continued use of his current office space and health insurance benefits during the consulting period. If Mr. Murphy Jr.’s service is terminated by OceanFirst before the end of the consulting period or if Mr. Murphy Jr. dies before the end of the consulting period, he, or his beneficiary in the event of death, will be entitled to continued payment of the monthly consulting fees for the remainder of the consulting period.

Under the terms of Mr. Murphy Sr.’s separation, non-competition and consulting agreement (which we refer to as the “Murphy Sr. agreement”), which is contingent upon the closing, his employment as Chairman and Chief Executive Officer of CYHC, Chairman of Country Bank and service as a director of CYHC and Country Bank will be terminated as of the closing date. The Murphy Sr. agreement provides that Mr. Murphy Sr. will be subject to restrictive covenants in favor of OceanFirst, including an indefinite restriction on the disclosure of confidential information, an agreement not to disparage OceanFirst and non-competition and non-solicitation covenants. The non-competition and non-solicitation covenants apply for 24 months following the closing date. As a result of the termination of Mr. Murphy Sr.’s employment and in exchange for the non-competition and non-solicitation restrictions, Mr. Murphy Sr. will be paid $680,000 provided he executes a release agreement that becomes effective following the expiration of a revocation period. This payment will be made in a lump sum within five business days following the date on which the release provided in the release agreement becomes effective. In addition, the Murphy Sr. agreement provides for a consulting period of 24 months following the closing date and a consulting fee of $6,250 per month during the consulting period. During the consulting period, Mr. Murphy Sr. is required to provide services to OceanFirst and OceanFirst Bank, including assistance with retention of customers and key employees. In addition, the Murphy Sr. agreement provides Mr. Murphy Sr. with health insurance benefits during the consulting period and an expense reimbursement account of up to $25,000 per calendar year in connection with the performance of his consulting services during the consulting period. If Mr. Murphy Sr.’s service is terminated by OceanFirst before the end of the consulting period or if Mr. Murphy, Sr. dies before the end of the consulting period, he, or his beneficiary in the event of death, will be entitled to continued payment of the monthly consulting fees for the remainder of the consulting period.

Appointment to the OceanFirst Board

The merger agreement provides that, effective as of the effective time, OceanFirst and OceanFirst Bank will expand their boards of directors by one member and will appoint Mr. Murphy Jr. to their respective boards of directors, as described in more detail in the section “The Merger Agreement — Governance Matters” on page 62 of this proxy statement/prospectus. The Murphy Jr. agreement provides that, if elected to the board of directors of OceanFirst or OceanFirst Bank, Mr. Murphy Jr. will be eligible to receive the same compensation paid to other OceanFirst directors according to OceanFirst’s non-employee director compensation program.

Merger-Related Compensation for CYHC’s Named Executive Officers

The information set forth in the following table is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for CYHC’s named executive officers that is based on, or otherwise relates to, the Transactions, which we refer to in this section as merger-related compensation. This table does not include the value of benefits in which either named executive officer is vested without regard to the occurrence of a change in control.

Name	Cash (1) ($)	Total ($)
Joseph M. Murphy, Jr.	850,000	850,000
Joseph M. Murphy, Sr.	680,000	680,000

(1)

The amounts in this column reflect the cash payment to which the applicable named executive officer will become entitled to receive in connection with the Transactions under the Murphy Jr. agreement or Murphy Sr. agreement, as applicable, as described above under “ — Interests of CYHC’s Directors and Executive Officers in the Transactions” on page 53 of this proxy statement/prospectus. The cash payment is considered a “double trigger” because the amount is payable upon a termination of employment in connection with a change in control. The potential payments for consulting services and insurance benefits under the applicable agreement are not included in the table as they relate to compensation for services to be performed following the closing date.

Indemnification and Insurance of Directors and Officers

Pursuant to the merger agreement, following the closing, OceanFirst will indemnify and hold harmless each present and former officer, director or employee of CYHC and its subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation arising out of the fact that such person is or was a director, officer or employee of CYHC or any of its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time, including the transactions contemplated by the merger agreement, to the fullest extent which such persons are entitled to be indemnified as of the date of the merger agreement by CYHC pursuant to its certificate of incorporation or bylaws or the governing or organizational documents of any subsidiary of CYHC applicable to such person.

OceanFirst has also agreed, following the closing, to advance expenses as incurred by such indemnified party to the fullest extent such persons are entitled to advancement of expenses as of the date of the merger agreement by New York law or CYHC pursuant to its certificate of incorporation or bylaws or the governing or organizational documents of any subsidiary of CYHC applicable to such person; provided that, if requested by OceanFirst, the indemnified party to whom expenses are advanced provides an undertaking to repay such advances if it is determined in a final determination or by a court of competent jurisdiction that such indemnified party is not entitled to indemnification.

In addition, OceanFirst has agreed, following the closing, to maintain the current directors’ and officers’ liability insurance policy of CYHC, subject to certain exceptions, for six years after the effective time with respect to claims against such directors, officers and employees arising from facts or events that occurred before the effective time; provided that, OceanFirst is not obligated to pay, on an annual basis, an amount in excess of 200% of the current annual premium paid as of the date of the merger agreement by CYHC for such insurance. For additional information see the section entitled “The Merger Agreement — Director and Officer Indemnification and Insurance” beginning on page 70 of this proxy statement/prospectus.

Trading Markets

OceanFirst common stock is listed for trading on the Nasdaq under the symbol “OCFC.” It is a condition to each party’s obligations to complete the integrated mergers that the OceanFirst common stock to be issued pursuant to the merger agreement be authorized for listing on the Nasdaq (subject to official notice of issuance). Immediately following the completion of the Transactions, shares of OceanFirst common stock will continue to be listed on the Nasdaq under the symbol “OCFC.”

CYHC common stock is traded on the OTC Pink under the symbol “CYHC.” Upon completion of the first-step merger, CYHC common stock will cease to be traded on the OTC Pink.

Dividend Policy

OceanFirst currently pays a quarterly cash dividend of $0.17 per share, which is expected to continue, although the OceanFirst board may change this dividend policy at any time. OceanFirst stockholders will be entitled to receive dividends when and if declared by the OceanFirst board out of funds legally available for dividends. The OceanFirst board will consider OceanFirst’s financial condition and level of net income, future prospects, economic condition, industry practices and other factors, including applicable banking laws and regulations, in determining whether to pay dividends in the future and the amount of such dividends.

OceanFirst’s principal source of income is dividends that are declared and paid by OceanFirst Bank on its capital stock. Therefore, OceanFirst’s ability to pay dividends is dependent upon the receipt of dividends from OceanFirst Bank. Insured depository institutions such as OceanFirst Bank are prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized,” as such term is defined in the applicable law and regulations. In the future, any declaration and payment of cash dividends will be subject to the OceanFirst board’s evaluation of OceanFirst’s operating results, financial condition, future growth plans, general business and economic conditions, and tax and other relevant considerations. The payment of cash dividends by OceanFirst in the future will also be subject to certain other legal and regulatory limitations and ongoing review by the OceanFirst’s banking regulators.

Dissenters’ Rights

CYHC shareholders are entitled to dissent from the first-step merger and obtain the fair value of their CYHC common stock in cash in accordance with the procedures established by New York law.

Sections 623 and 910 of the NYBCL provide that, if the first-step merger is consummated, holders of CYHC common stock who object to the first-step merger in writing prior to the vote by the holders of CYHC common stock on the merger proposal and who follow the procedures specified in Section 623 (summarized below) will have the right to receive cash payment of the fair value of their CYHC common stock. A copy of Section 623 and Section 910 of the NYBCL is attached as Annex B to this proxy statement/prospectus. The procedures of Section 623 must be followed precisely; if they are not, a holder of CYHC common stock will lose his, her or its right to dissent. As described more fully below, such “fair value” would potentially be determined in judicial proceedings, the result of which cannot be predicted. We cannot assure you that holders of CYHC common stock exercising dissenters’ rights will receive consideration equal to or greater than the value of the OceanFirst common stock to be issued to them in the first-step merger.

The statutory procedures outlined below are complex. What follows is a summary, which is qualified in its entirety by reference to the full text of Section 623 and Section 910 of the NYBCL. Holders of CYHC common stock wishing to exercise their dissenters’ rights should consult with their own legal advisors to ensure that they fully and properly comply with the requirements of New York law.

If any holder of shares of CYHC common stock who exercises dissenters’ rights withdraws or loses (through failure to perfect or otherwise) the right to obtain payment for such holder’s shares under Sections 623 and 910 of the NYBCL, then such CYHC shareholder’s shares will be converted, or will be treated as if they had been converted, into the right to receive the merger consideration, without interest and subject to any applicable withholding of taxes if the first-step merger is completed. CYHC will not provide you with any notice regarding your dissenters’ rights other than as described in this proxy statement/prospectus and the notice of special meeting included with this proxy statement/prospectus.

Requirements for Exercising Dissenters’ Rights

Any holder of CYHC common stock will have the right to receive a cash payment of the fair value of his, her or its CYHC common stock and the other rights and benefits provided in Sections 623 and 910, if such CYHC shareholder:

•	does not vote in favor of the adoption of the first-step merger agreement; and

•	files with CYHC a written objection to the first-step merger prior to the vote by the holders of CYHC common stock on the adoption of the merger agreement. The written objection must include:

•	notice of the holder of CYHC common stock’s election to dissent;

•	the name and residence address of the dissenting holder of CYHC common stock;

•	the number of shares of CYHC common stock as to which the holder of such common stock dissents; and

•	a demand for payment of the fair value of such CYHC common stock if the merger agreement is adopted and the first-step merger is consummated.

A vote against adoption of the first-step merger agreement will not satisfy the requirement of filing a written objection. Failure to vote against adoption of the first-step merger agreement will not waive a CYHC shareholder’s right to receive payment if the CYHC shareholder has filed a written objection in accordance with Section 623 and has not voted in favor of adoption of the first-step merger agreement. If a CYHC shareholder abstains from voting on adoption of the first-step merger agreement, this will not waive his, her or its dissenter’s rights so long as the appropriate written objection to the first-step merger is properly and timely filed.

Since a signed and dated proxy left blank will be voted for adoption of the merger agreement and the transactions contemplated thereby, including the first-step merger, any CYHC shareholder who wishes to exercise his, her or its dissenter’s rights must either vote against adoption of the agreement, abstain or not submit a signed and dated proxy without a voting instruction. Written objection at this time may not be required from any CYHC shareholder to whom CYHC did not give proper notice of the special meeting of CYHC shareholders contemplated by this proxy statement/prospectus.

A holder of CYHC common stock may not dissent as to less than all CYHC common stock held of record that he or she owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner of CYHC common stock as to less than all CYHC common stock of such owner held of record by the nominee or fiduciary.

All written objections to the first-step merger and notices of election to dissent should be addressed to:

Country Bank Holding Company, Inc.

655 Third Avenue

New York, New York 10017

Attention: Joseph M. Murphy, Jr.

If the merger agreement is adopted by holders of CYHC common stock, within ten days after such adoption, CYHC will give written notice of the adoption by registered mail to each holder of CYHC common stock who filed a timely written objection or from whom objection was not required, except for any CYHC shareholder who voted in favor of adoption of the merger agreement. Any holder of CYHC common stock from whom objection was not required and who elects to dissent must file with CYHC, within 20 days after the giving of notice to him, her or it, a written notice of election to dissent, stating his, her or its name and residence address, the amount of CYHC common stock as to which he, she or it dissents and a demand for payment of the fair value for his, her or its CYHC common stock.

Either at the time of filing of the notice of election to dissent or within one month thereafter, a dissenting CYHC shareholder must submit the certificates representing his, her or its dissenting CYHC shares to CYHC or its transfer agent. CYHC will note conspicuously on the certificates that a notice of election has been filed and will then return the certificates to the CYHC shareholder. Any CYHC shareholder who fails to submit his, her or its certificates for notation within the required time shall, at the option of CYHC upon written notice to such CYHC shareholder within 45 days from the date of filing such notice of election to dissent, lose his, her or its dissenter’s rights unless a court, for good cause shown, otherwise directs.

Within 15 days after the expiration of the period within which CYHC shareholders may file their notices of election to dissent, or within 15 days after the completion of the first-step merger, whichever is later (but in no case later than 90 days after CYHC shareholders adopt the merger agreement), the surviving corporation will make a written offer by registered mail to each CYHC shareholder who has filed a notice of election, to pay for his, her or its dissenting shares at a specified price, which the surviving corporation considers to be their fair value. If the first-step merger has occurred, the surviving corporation must accompany the offer by an advance payment to each CYHC shareholder who has submitted his, her or its stock certificates of an amount equal to 80% of the amount of the offer. Acceptance of such payment does not constitute a waiver of any dissenters’ rights. The offer must be made at the same price per share to all the dissenting CYHC shareholders. If, within 30 days after the making of an offer, the surviving corporation and any dissenting CYHC shareholders agree on the price to be paid for dissenting shares, the balance of payment for the shares must be made within 60 days after the making of the offer or the completion of the first-step merger, whichever is later, and upon surrender of the certificates representing such shares of CYHC common stock.

If the surviving corporation fails to make an offer to dissenting CYHC shareholders within the 15-day period described above, or if it makes the offer and any dissenting CYHC shareholder fails to agree with the surviving corporation within 30 days thereafter upon the price to be paid for his, her or its shares, CYHC is required, within 20 days after the expiration of whichever is the applicable of the two periods, to institute a special proceeding in the supreme court in the judicial district in which the office of the surviving corporation is located to determine the rights of dissenting CYHC shareholders and to fix the fair value of their shares. If CYHC fails to institute a proceeding within the 20-day period, any dissenting CYHC shareholder may institute a proceeding for the same purpose not later than 30 days after the expiration of the 20-day period. If a dissenting CYHC shareholder does not institute a proceeding within the 30-day period, all dissenters’ rights are lost unless the court, for good cause shown, otherwise directs.

During each proceeding, the court will determine whether each dissenting CYHC shareholder is entitled to receive payment for his, her or its shares and, if so, will fix the value of such shares, which will be the fair value, as of the close of business on the day prior to the date CYHC shareholders voted to adopt the merger agreement, taking into consideration the nature of the transaction giving rise to the CYHC shareholder’s right to receive payment for his, her or its dissenting shares and its effects on the surviving corporation and CYHC’s shareholders, the concepts and methods then customary in relevant securities and financial markets for determining the fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court will determine the fair value of the shares without a jury and without referral to an appraiser or referee. The court will also include an allowance for interest on such amount to be paid from the completion of the first-step merger to the date of payment at such rate as the court finds equitable, taking into account all relevant factors, including the rate of interest which the surviving corporation would have had to pay to borrow money during the pendency of the proceeding, unless the court finds that a CYHC shareholder’s refusal to accept CYHC’s or the surviving corporation’s offer of payment was arbitrary, vexatious or otherwise not in good faith, in which case no interest will be awarded.

Each party to such proceeding will bear such party’s own costs and expenses. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by CYHC or the surviving corporation against any or all of the dissenting CYHC shareholders who are parties to the proceeding, if the court finds that the CYHC shareholder’s refusal to accept the surviving corporation’s offer was arbitrary, vexatious or otherwise not in good faith, in which case CYHC’s or the surviving corporation’s costs may, in the discretion of the court, be assessed against any or all dissenting CYHC shareholders who are parties to such proceeding. The court, in its discretion, may also apportion or assess any part of the dissenting CYHC shareholder’s costs against the surviving corporation if it finds that the fair value of the shares as determined materially exceeds the amount which the surviving corporation offered to pay, or that no offer or advance payment was made by the surviving corporation, or that the surviving corporation failed to institute such special proceeding within the specified period, or that the action of CYHC in complying with its obligations under Section 623 was arbitrary, vexatious or otherwise not in good faith. Within 60 days following the final determination of the proceeding, the surviving corporation shall pay to each dissenting CYHC shareholder the amount found to be due him or her, upon the CYHC shareholder’s surrender of all certificates representing dissenting shares.

The enforcement by a CYHC shareholder of his, her or its right to receive payment for shares in accordance with Section 623 excludes the enforcement by such CYHC shareholder of any other right to which he, she or it might otherwise be entitled by virtue of his, her or its ownership of shares (unless the CYHC shareholder withdraws his, her or its notice of election or the first-step merger is abandoned), except that the CYHC shareholder will retain the right to bring or maintain an appropriate action to obtain relief on the grounds that the first-step merger will be or is unlawful or fraudulent as to him or her. A CYHC shareholder’s notice of election may be withdrawn at any time prior to his, her or its acceptance in writing of an offer to purchase his, her or its dissenting shares by CYHC, but no withdrawal may be made later than 60 days from the completion of the first-step merger (unless CYHC failed to make a timely offer, in which case a withdrawal may be made no later than 60 days after such offer is made) without the written consent of CYHC. In order for a withdrawal of a CYHC shareholder’s notice of election to be effective, it must be accompanied by a return to CYHC of any advance payment made to such CYHC shareholder.

If the merger agreement is adopted by the requisite vote of the shareholders of CYHC at the special meeting, then following the closing of Transactions, OceanFirst will assume the obligations of CYHC under Sections 623 and 910.

Regulatory Approvals Required for the Transactions

Completion of the Transactions is subject to receipt of certain approvals, waivers and consents from applicable governmental and regulatory authorities, without certain conditions being imposed as part of a regulatory approval that would reasonably be expected to result in a materially burdensome regulatory condition. Subject to the terms and conditions of the merger agreement, OceanFirst and CYHC have agreed to cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation and to obtain as promptly as practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement. These include, among others, approval (or waiver of such approval) from the FRB and the OCC. OceanFirst submitted the FRB application and the OCC application on September 27, 2019. As of the date of this proxy statement/prospectus, action on both the FRB application and the OCC application is pending.

FRB and OCC approval (if granted) for the Transactions: (i) would reflect only their view that the Transactions do not contravene applicable competitive standards imposed by law and is consistent with regulatory policies relating to safety and soundness; (ii) would not be an opinion that the Transactions are financially favorable to the shareholders or that the FRB or OCC has considered the adequacy of the terms of the Transactions; and (iii) would not be an endorsement of, or recommendation for, the Transactions. Although neither CYHC nor OceanFirst knows of any reason why it cannot obtain these regulatory approvals or waivers in a timely manner, CYHC and OceanFirst cannot be certain when, or if, they will be obtained.

Federal Reserve Board

OceanFirst is a bank holding company that is regulated and supervised by the FRB under the Bank Holding Company Act (which we refer to as the “BHC Act”). The Transactions contemplated by the merger agreement require prior approval of the FRB under the BHC Act. In evaluating an application for such approval, the FRB takes into consideration a number of factors, including (i) the competitive impact of the proposal in the relevant geographic markets, (ii) financial, managerial and other supervisory considerations, including financial condition, future prospects, capital positions, managerial resources, and compliance with applicable banking, consumer protection, and anti-money laundering laws, (iii) convenience and needs of the communities to be served and the record of the insured depository institution subsidiaries of the companies under the Community Reinvestment Act (which we refer to as the “CRA”), (iv) effectiveness of the companies and the depository institutions concerned in combating money laundering activities, (v) availability of information needed to determine and enforce compliance with the BHC Act and other applicable federal banking laws and (vi) the extent to which the proposal would result in greater or more concentrated risks to the stability of the United States banking or financial system. The FRB will provide an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines such meeting or other proceeding would be appropriate.

Office of the Comptroller of the Currency

OceanFirst Bank is an insured depository institution regulated and supervised by the OCC. The merger of Country Bank with and into OceanFirst Bank requires prior approval of the OCC under the National Bank Act and Section 18(c) of the Federal Deposit Insurance Act (which we refer to as the “Bank Merger Act”). In evaluating an application for such approval, the OCC takes into consideration a number of factors, including (i) the competitive impact of the transaction, (ii) financial and managerial resources of the bank parties to the merger on a current and pro forma basis, (iii) the convenience and needs of the community to be served and the record of the banks under the CRA, including their CRA ratings, (iv) the banks’ effectiveness in combating money laundering activities, and (v) the extent to which the merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review, the OCC provides an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

Additional Regulatory Approvals and Notices

OceanFirst and CYHC believe that the Transactions do not raise substantial antitrust or other significant regulatory concerns and that the parties to the Transactions will be able to obtain all requisite regulatory approvals. However, neither OceanFirst nor CYHC can assure you that all of the regulatory approvals described above will be obtained and, if obtained, OceanFirst and CYHC cannot assure you as to the timing of any such approvals, their ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a materially burdensome regulatory condition.

Neither OceanFirst nor CYHC is aware of any material governmental approvals or actions that are required for completion of the Transactions other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

THE MERGER AGREEMENT

The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the express terms of the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the Transactions.

Structure of the Transactions

The OceanFirst board has unanimously adopted, and the CYHC board has unanimously approved, the merger agreement. The merger agreement provides for (i) the merger of Merger Sub with and into CYHC, with CYHC continuing as the surviving corporation in the first-step merger and as a wholly-owned subsidiary of OceanFirst, (ii) immediately following the completion of the first-step merger, the merger of CYHC with and into OceanFirst, with OceanFirst continuing as the surviving corporation in the second-step merger and (iii) immediately following the completion of the integrated mergers, the merger of Country Bank with and into OceanFirst Bank with OceanFirst Bank continuing as the surviving bank in the bank merger.

Merger Consideration

On the terms and subject to the conditions set forth in the merger agreement, at the effective time, each share of CYHC common stock issued and outstanding immediately prior to the effective time, except for (i) the exception shares, which will be canceled and retired for no consideration in accordance with the merger agreement, and (ii) any shares of CYHC common stock owned by CYHC shareholders who have properly exercised dissenters’ rights, will be converted into the right to receive 2,000 shares of OceanFirst common stock.

If, prior to the effective time, the outstanding shares of OceanFirst common stock or CYHC common stock are changed into a different number or kind of shares or securities as a result of a recapitalization, reclassification, stock dividend, stock split or reverse stock split, or if there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the merger consideration to give the holders of CYHC common stock the same economic effect as contemplated by the merger agreement prior to such event.

Fractional Shares

OceanFirst will not issue any fractional shares of OceanFirst common stock in the first-step merger. Instead, any CYHC shareholder who otherwise would have been entitled to receive a fraction of a share of OceanFirst common stock will instead be entitled to receive an amount in cash, rounded to the nearest cent, determined by multiplying the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of OceanFirst common stock to which the holder would otherwise be entitled by the VWAP per share of OceanFirst common stock on the Nasdaq (as reported by Bloomberg L.P.) for the five full trading days ending on the last trading day preceding the closing date of the integrated mergers.

Governing Documents

Upon the effective time, the certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the effective time will be the certificate of incorporation and bylaws of CYHC after completion of the first-step merger, except the name of such surviving corporation set forth therein will be Country Bank Holding Company, Inc., until thereafter amended in accordance with applicable law and the terms of such documents. Upon the effective time of the second-step merger, the certificate of incorporation and bylaws of OceanFirst in effect immediately prior to the effective time will be the certificate of incorporation and bylaws of the surviving corporation in the second-step merger, until thereafter amended in accordance with applicable law and the terms of such documents.

Governance Matters

As of the effective time, OceanFirst has agreed to (i) increase the size of the OceanFirst board by one member and cause OceanFirst Bank to take such actions as may be necessary to increase the size of the OceanFirst Bank board by one member and (ii) appoint Mr. Murphy Jr. to the OceanFirst board and the OceanFirst Bank board, in each case, unless Mr. Murphy Jr. is unable to so serve. The merger agreement provides that, subject to OceanFirst’s internal procedures and corporate governance guidelines, the Leadership Committee of the OceanFirst board will recommend that the OceanFirst board nominate Mr. Murphy Jr. for election by stockholders of OceanFirst to the OceanFirst board at the 2020 annual meeting of OceanFirst stockholders (and, if the Leadership Committee of the OceanFirst board makes such recommendation, then the OceanFirst board will, subject to applicable fiduciary duties, nominate Mr. Murphy Jr. for such election by OceanFirst stockholders). Assuming Mr. Murphy Jr. is elected at the 2020 annual meeting of OceanFirst stockholders, OceanFirst, subject to its fiduciary duties, will take necessary action to appoint Mr. Murphy Jr. to the OceanFirst Bank board at its 2020 annual stockholder meeting.

Dissenters’ Rights

If the first-step merger is completed, CYHC shareholders have the right under Sections 623 and 910 of the NYBCL to dissent from the first-step merger. CYHC shareholders who do not vote in favor of the adoption of the merger agreement and who otherwise comply with the applicable provisions of the NYBCL will be entitled to dissent and obtain an appraisal of the “fair value,” as determined pursuant to Section 623 of the NYBCL, of their shares if the first-step merger is completed. Once an appraisal is fixed, dissenting CYHC shareholders may receive cash equal to the appraised fair value of their shares of CYHC common stock (which may be more or less than the value of the consideration that such holder would receive in the first-step merger) instead of receiving the merger consideration if the first-step merger is completed. A CYHC shareholder electing to dissent from the first-step merger must strictly comply with all procedures required under Sections 623 and 910 of the NYBCL. If, after the consummation of the first-step merger, such holder of CYHC common stock fails to perfect, withdraws or otherwise loses his, her or its rights to dissent, each such share will be treated as if it had been converted as of the consummation of the first-step merger into a right to receive the merger consideration. The procedures are summarized in “The Transactions — Dissenters’ Rights” beginning on page 56, and a copy of the relevant statutory provisions of under Sections 623 and 910 of the NYBCL regarding dissenters’ rights is included as Annex B.

It is a condition to OceanFirst’s obligation to complete the integrated mergers that the holders of no more than 10% of the shares of CYHC common stock exercise their rights under Sections 623 and 910 of the NYBCL to dissent from the first-step merger.

Closing and Effective Time

The integrated mergers will be completed only if all conditions to the integrated mergers set forth in the merger agreement (as discussed in this proxy statement/prospectus) are either satisfied or waived. See the section of this proxy statement/prospectus entitled “ — Conditions to Complete the Integrated Mergers.”

The first-step merger will become effective as of the date specified in the certificate of merger for the first-step merger to be filed with the New York Department of State. The second-step merger will become effective as of the date and time set forth in the certificates of merger to be filed with the Secretary of State of the State of Delaware and the New York Department of State for the second-step merger. Under the merger agreement, the closing of the integrated mergers will take place at 10:00 a.m., New York City time, on the last business day of the month in which the conditions set forth in the merger agreement have been satisfied or waived, unless another date or time is agreed to in writing by OceanFirst and CYHC. OceanFirst and CYHC currently expect to complete the Transactions in the first quarter of 2020, subject to the receipt of the requisite approval of the CYHC shareholders, the receipt of the required regulatory approvals and the satisfaction (or, where legally permissible, waiver) of other customary closing conditions set forth in the merger agreement, but neither CYHC nor OceanFirst can guarantee when, or if, the Transactions will be completed.

Conversion of Shares; Exchange of Certificates

The conversion of CYHC common stock into the right to receive the merger consideration will occur automatically at the effective time.

Letter of Transmittal

As promptly as practicable after the effective time, and in no event later than five business days after the effective time, the exchange agent will mail to each holder of record of CYHC common stock immediately prior to the effective time a letter of transmittal and instructions on how to surrender shares of CYHC common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

If a certificate for CYHC common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration and any applicable cash in lieu of fractional shares upon receipt of (i) an affidavit of that fact by the claimant and (ii) if required by the exchange agent, the posting of a bond in an amount as the exchange agent may require is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.

Following completion of the first-step merger, there will be no further transfers on the stock transfer books of CYHC of shares of CYHC common stock that were issued and outstanding immediately prior to the effective time.

Withholding

OceanFirst and Merger Sub will be entitled to deduct and withhold, including by requesting that the exchange agent deduct and withhold, from the merger consideration, any cash in lieu of fractional shares of OceanFirst common stock, cash dividends or distributions payable or any other cash amount payable under the merger agreement to any person the amounts they are required to deduct and withhold under the Code or any provision of state, local or foreign tax law. Any amounts that are so withheld and paid over to the appropriate governmental authority will be treated for all purposes of the merger agreement as having been paid to the person from whom they were withheld.

Dividends and Distributions

No dividends or other distributions declared with respect to OceanFirst common stock with a record date after the effective time will be paid to the holder of any unsurrendered certificates of CYHC common stock until the holder surrenders such certificate in accordance with the terms of the merger agreement.

After the surrender of a certificate in accordance with the terms of the merger agreement, the record holder of such certificate will be entitled to receive any dividends or other distributions having a record date after the effective time, without any interest thereon, which previously became payable with respect to the shares of OceanFirst common stock issued as the merger consideration to the holder of the shares of CYHC common stock represented by such certificate.

Representations and Warranties

The representations and warranties described below, and elsewhere in this proxy statement/prospectus, and included in the merger agreement were made by OceanFirst, Merger Sub and CYHC for the benefit of the other party, only for purposes of the merger agreement and as of specific dates. In addition, the representations and warranties may be subject to limitations, qualifications or exceptions agreed upon by the parties to the merger agreement, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between OceanFirst and CYHC rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by OceanFirst or CYHC. Therefore, you should not rely on the representations and warranties or any description thereof as characterizations of the actual state of facts or condition of OceanFirst, Merger Sub, CYHC or any of their respective subsidiaries or affiliates without considering the foregoing. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 102. OceanFirst will provide additional disclosure in its periodic reports to the extent they become aware of the existence of any material facts that are required to be disclosed in a periodic report under federal securities laws and that might otherwise contradict the representations and warranties in the merger agreement and will update such disclosure as required by the federal securities laws.

The merger agreement contains representations and warranties made by CYHC relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	capitalization;

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authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the integrated mergers;

•	required governmental, regulatory and third party consents, approvals and filings in connection with the integrated mergers;

•	reports to governmental entities;

•	financial statements, internal controls, books and records, and the absence of undisclosed liabilities;

•	broker’s fees payable in connection with the integrated mergers;

•	the absence of certain changes or events;

•	legal proceedings;

•	tax matters;

•	employee and employee benefits matters;

•	compliance with applicable laws;

•	certain material contracts;

•	absence of agreements with governmental entities;

•	derivative instruments and transactions;

•	environmental matters;

•	investment securities and commodities;

•	real property;

•	intellectual property and information technology systems;

•	related party transactions;

•	inapplicability of takeover statutes;

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absence of action or circumstance that could reasonably be expected to prevent the integrated mergers from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

•	opinion from its financial advisor;

•	the accuracy of information supplied by or on behalf of CYHC for inclusion in this proxy statement/prospectus and other similar documents;

•	loan matters;

•	insurance matters; and

•	cybersecurity matters.

The merger agreement contains representations and warranties made by OceanFirst relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	capitalization;

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authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the integrated mergers;

•	required governmental, regulatory and third party consents, approvals and filings in connection with the integrated mergers;

•	reports to governmental entities;

•	financial statements, internal controls, books and records, and the absence of undisclosed liabilities;

•	broker’s fees payable in connection with the integrated mergers;

•	the absence of certain changes or events;

•	legal proceedings;

•	tax matters;

•	employee and employee benefits matters;

•	SEC reports;

•	compliance with applicable laws;

•	absence of agreements with governmental entities;

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absence of action or circumstance that could reasonably be expected to prevent the integrated mergers from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

•	the accuracy of information supplied by or on behalf of OceanFirst for inclusion in this proxy statement/prospectus and other similar documents; and

•	environmental matters.

Certain representations and warranties of OceanFirst and CYHC are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either CYHC, OceanFirst or the combined company, means a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole (provided that in the case of this clause (i), a material adverse effect will not be deemed to include the impacts of (a) changes, after the date of the merger agreement, in U.S. generally accepted accounting principles (which we refer to as “GAAP”) or applicable regulatory accounting requirements, (b) changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by governmental entities, (c) changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries, (d) public disclosure of the transactions contemplated by the merger agreement or actions expressly required by the merger agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement or (e) the reasonable, customary and documented third party expenses incurred by either party in negotiating, documenting, effecting and consummating the transactions contemplated by the merger agreement; except, with respect to subclauses (a), (b) or (c), to the extent that the impacts of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated by the merger agreement.

Covenants and Agreements

Conduct of Businesses Prior to the Effective Time

CYHC has agreed that, prior to the effective time (or earlier termination of the merger agreement in accordance with its terms), subject to specified exceptions, it will, and will cause each of its subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees, independent contractors and advantageous customer and other business relationships, and (c) take no action that would reasonably be expected to prevent or adversely affect or delay (x) the parties’ ability to obtain any necessary approvals of any governmental entity for the transactions contemplated by the merger agreement or to consummate the transactions contemplated by the merger agreement on a timely basis or (y) performance by CYHC or its subsidiaries of its and their covenants and agreements contemplated by the merger agreement.

Additionally, until the effective time or earlier termination of the merger agreement in accordance with its terms, subject to specified exceptions, the merger agreement provides that CYHC will not, and will not permit any of its subsidiaries to, without the prior written consent of OceanFirst, which consent cannot be unreasonably withheld, undertake the following actions:

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other than in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of CYHC or any of its wholly-owned subsidiaries to CYHC or any of its other subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

•	adjust, split, combine or reclassify any of its capital stock;

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make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock except (i) regular quarterly cash dividends by CYHC at a rate not in excess of $400 per share of CYHC common stock and with record and payment dates occurring at intervals and time periods consistent with past practice and (ii) dividends paid by any of the subsidiaries of CYHC to CYHC or any of its other wholly-owned subsidiaries;

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grant any stock options, stock appreciation rights, performance shares, restricted stock units, deferred stock units, shares of restricted stock or other equity or equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

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issue, sell or otherwise permit to become outstanding (including by issuing any shares of CYHC common stock that are held as “treasury shares” as of the date of the merger agreement) any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants or other rights of any kind to acquire any shares of capital stock;

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sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any individual, corporation or other entity other than a wholly-owned subsidiary of CYHC, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business;

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except for transactions in the ordinary course of business, make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned subsidiary of CYHC;

•	purchase any bank owned life insurance;

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terminate, materially amend or waive any material provision of certain material contracts or make any change in any instrument or agreement governing the terms of any of its securities, or any material lease or contract, other than normal renewals of contracts and leases in the ordinary course of business without material adverse changes of terms with respect to CYHC, or enter into certain material contracts, subject to certain exceptions;

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subject to certain exceptions, including as required under the terms of any CYHC benefit plan existing as of the date of the merger agreement and as set forth in the disclosure schedules of CYHC, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, practice, policy, contract or arrangement for the benefit or welfare of any current or former employee, officer, director, independent contractor or consultant (or spouse or dependent of such individual), (ii) amend (whether in writing or through the interpretation of) any CYHC benefit plan, (iii) increase the compensation or benefits payable to any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual), except for annual base salary or wage increases in the ordinary course of business to which OceanFirst consents in writing, which consent may not be unreasonably withheld, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, (v) grant any equity or equity-based awards or other compensation, (vi) negotiate or enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose annual base salary (or annual base compensation, in the case of any independent contractor or consultant) is equal to or greater than $75,000, other than for cause (as determined in the ordinary course of business), (ix) hire or promote any officer or any employee, independent contractor or consultant whose annual base salary (or annual base compensation, in the case of any independent contractor or consultant) is equal to or greater than $75,000, other than in connection with the replacement of such an officer, employee, independent contractor or consultant, and as consented to in writing by OceanFirst, which consent shall not be unreasonably withheld, or (x) waive, release or limit any restrictive covenant obligation of any current or former officer, employee, independent contractor or consultant of CYHC or any of its subsidiaries;

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settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount not in excess of $75,000, individually or in the aggregate, and that would not impose any material restriction on the business of CYHC or its subsidiaries or the combined company;

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take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the integrated mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

•	amend the certificate of incorporation or bylaws of CYHC or comparable governing or organizational document of any of its subsidiaries;

•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its subsidiaries;

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materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade;

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take any action that is intended or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect, or in any of the conditions to the integrated mergers set forth in the merger agreement not being satisfied or in a violation of any provision of the merger agreement;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

•	enter into any new line of business;

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make any loans or extensions of credit or grant additional credit to a current borrower, except in the ordinary course of business; provided that any individual unsecured loan or unsecured extension of credit or grant of additional unsecured credit, in each case, in excess of $100,000 that is not as of the date of the merger agreement approved and committed or any individual secured loan or secured extension of credit or grant of additional secured credit, in each case, in excess of $5,000,000 that is not as of the date of the merger agreement approved and committed will require the prior written approval of the Chief Credit Officer of OceanFirst or certain other officers of OceanFirst designated in the disclosure schedules to the merger agreement, which approval or rejection must be given in writing within two business days after the loan package is delivered by email or other written form of delivery to such individual or the applicable loan will be deemed approved;

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make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, buying or selling rights to service loans, (ii) investment, deposit pricing, risk and asset liability management or other banking and operating matters (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof) or (iii) hedging, in each case, except as required by law or requested by a governmental entity;

•	make, or commit to make, any capital expenditures, except for capital expenditures in the ordinary course of business in amounts not exceeding $25,000 individually or $100,000 in the aggregate;

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make, change or revoke any tax election, adopt or change any tax accounting method, file any amended tax return, settle or compromise any tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material tax claim or assessment, grant any power of attorney with respect to material taxes, surrender any right to claim a refund of material taxes, enter into any closing agreement with respect to any material tax or refund or amend any material tax return;

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make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its subsidiaries;

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materially reduce the amount of insurance coverage or fail to renew any material existing insurance policy, in each case, with respect to the key employees, properties or assets of CYHC or any of its subsidiaries; or

•	agree to take, make any commitment to take or adopt any resolutions of the CYHC board or similar governing body in support of any of the foregoing.

OceanFirst has agreed that, until the effective time or earlier termination of the merger agreement in accordance with its terms, subject to specified exceptions, OceanFirst may not, and may not permit any of its subsidiaries to, without the prior written consent of CYHC, which consent cannot be unreasonably withheld, undertake the following actions:

•	amend OceanFirst’s certificate of incorporation or bylaws in a manner that would adversely affect the economic benefits of the integrated mergers to the CYHC shareholders;

•	adjust, split, combine or reclassify any of OceanFirst’s capital stock;

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make, declare or pay any dividend, or make any other distribution on, any shares of OceanFirst’s capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except regular quarterly cash dividends or dividends paid by any of the subsidiaries of OceanFirst to OceanFirst or any of its wholly-owned subsidiaries);

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take any action that is intended to result in any of OceanFirst’s representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, or in any of the conditions to the integrated mergers set forth in the merger agreement not being satisfied or in a violation of any provision of the merger agreement;

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take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent the integrated mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

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take any action that is intended to, would or would be reasonably likely to prevent or materially delay the consummation of the transactions contemplated by the merger agreement, except, in every case, as may be required by applicable law; or

•	agree to take, make any commitment to take, or adopt any resolutions of OceanFirst’s board of directors or similar governing body in support of, any of the foregoing.

Regulatory Matters

OceanFirst and CYHC have agreed to use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the transactions contemplated by the merger agreement. However, in no event will OceanFirst or CYHC be required to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the required permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to result in a materially burdensome regulatory condition. OceanFirst and CYHC have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the Transactions, as well as to keep each other apprised of the status of matters related to the completion of the transactions contemplated by the merger agreement.

Employee Benefit Matters

OceanFirst has agreed that, for the period commencing at the effective time and ending on the first anniversary of the effective time, OceanFirst will or will cause OceanFirst Bank to, provide the employees of CYHC and its subsidiaries who continue to be employed by OceanFirst or its subsidiaries (including OceanFirst Bank) immediately following the effective time (which we refer to as “continuing employees”), while employed by OceanFirst or its subsidiaries after the effective time, with base salaries, wages and employee benefits that are substantially comparable in the aggregate to the base salaries, wages and employee benefits provided to similarly situated employees of OceanFirst and its subsidiaries; provided that OceanFirst may satisfy this obligation by providing such continuing employees with base salaries, wages and employee benefits that are substantially comparable in the aggregate to the base salaries, wages and employee benefits provided by CYHC or its subsidiaries to such continuing employees immediately prior to the effective time.

At the effective time, the merger agreement provides that OceanFirst will or will cause OceanFirst Bank to, assume and honor all CYHC benefit plans in accordance with their terms, including terms related to the termination and amendment thereof. Subject to certain restrictions, any continuing employee whose employment is terminated by OceanFirst or OceanFirst Bank (other than for “cause” as defined in OceanFirst’s severance policy) during the period between the effective time and the first anniversary of the CYHC systems integration date (and who is not a party to an agreement or contract providing severance payments) will receive a cash severance payment equal to three weeks’ base salary for every year of service, with a minimum of four weeks’ base salary and a maximum of fifty-two weeks’ base salary, if such continuing employee enters into a separation agreement and release providing for, among other things, a release of claims.

With respect to any employee benefit plans of OceanFirst or its subsidiaries in which any continuing employees become eligible to participate on or after the effective time (which we refer to as the “new plans”), OceanFirst will or will cause OceanFirst Bank to use commercially reasonable efforts to, subject to certain restrictions:

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waive all exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any new plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous CYHC benefit plan;

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provide each such employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the effective time under a CYHC benefit plan (to the same extent that such credit was given under the analogous CYHC benefit plan prior to the effective time) in satisfying any applicable deductible or out-of-pocket requirements under any new plans; and

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recognize all service of such employees with CYHC and its subsidiaries, for all purposes in any new plan to the same extent that such service was taken into account under the analogous CYHC benefit plan prior to the effective time, provided that such service recognition will not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or (C) to any benefit plan that is a frozen plan or provides grandfathered benefits.

Effective prior to the closing, CYHC will terminate the Country Bank 401(k) Savings & Retirement Plan (unless OceanFirst requests otherwise in writing at least ten days prior to the closing) in accordance with the terms of the merger agreement. As soon as practicable following the effective time, OceanFirst will permit or cause its subsidiaries to permit the continuing employees to roll over their account balances and outstanding loan balances, if any, under the Country Bank 401(k) Savings & Retirement Plan into an “eligible retirement plan” within the meaning of Section 402(c)(8)(B) of the Code maintained by OceanFirst or its subsidiaries (including OceanFirst Bank).

Director and Officer Indemnification and Insurance

Under the terms of the merger agreement, OceanFirst has agreed to, following the effective time, indemnify and hold harmless, to the fullest extent permitted by law, all present and former directors, officers and employees of CYHC and its subsidiaries against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time, arising out of the fact that such person is or was a director, officer or employee of CYHC or its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time, including the transactions contemplated by the merger agreement, to the fullest extent such persons are entitled to be indemnified as of the date of the merger agreement by CYHC pursuant to CYHC’s certificate of incorporation, CYHC’s bylaws or the governing or organizational documents of any subsidiary of CYHC applicable to such person. In addition, under the merger agreement, the surviving corporation is also required to advance expenses to such persons to the fullest extent permitted by the NYBCL, CYHC’s certificate of incorporation, CYHC’s bylaws or the governing or organizational documents of any subsidiary of CYHC, as applicable, as of the date of the merger agreement; except that, if requested by OceanFirst, such person provides an undertaking (in reasonable and customary form) to repay such advances if it is determined that such person is not entitled to indemnification. Such indemnified person will be entitled to the reimbursement of reasonable legal expenses incurred in any successful claim to enforce its rights to indemnification and advancement.

The merger agreement requires the surviving corporation to maintain, for a period of six years after the effective time, CYHC’s existing directors’ and officers’ liability insurance policy, or policies with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred at or prior to the effective time. However, OceanFirst is not required to spend annually, in the aggregate, in excess of 200% of the current annual premium paid as of the date of the merger agreement by CYHC for such insurance (which we refer to as the “premium cap”), and if such premiums for such insurance would at any time exceed that amount, then OceanFirst will maintain policies of insurance which, in its good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, CYHC, in consultation with, but only upon the prior written consent of OceanFirst, may (and at the request of OceanFirst, CYHC will use its reasonable best efforts to) obtain at or prior to the effective time a six year prepaid “tail” policy under CYHC’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if such a policy can be obtained for an amount that, in the aggregate, does not exceed the premium cap.

Restructuring Efforts

If CYHC fails to obtain the approval of the merger proposal by the requisite vote of the CYHC shareholders at the special meeting or any adjournment or postponement thereof, then, unless the merger agreement has been terminated in accordance with its terms, each of CYHC and OceanFirst is required to in good faith use its reasonable best efforts to negotiate a restructuring of the Transaction (except that neither party will have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of CYHC common stock as provided for in the merger agreement, in a manner adverse to such party or its shareholders or stockholders, as applicable) and/or resubmit the merger agreement or the transactions contemplated thereby (or as restructured pursuant to the terms of the merger agreement) to the shareholders of CYHC for approval.

Assumption of CYHC Debt

As of the effective time of the second-step merger, OceanFirst will assume CYHC’s obligations pursuant to the (i) Subordinated Loan Agreement, dated September 30, 2015, by and between CYHC and Community Funding CLO, Ltd. and (ii) Subordinated Loan Agreement, dated September 30, 2015, by and between CYHC and StoneCastle Financial Corp.

In addition, as of the effective time of the second-step merger, OceanFirst will enter into a supplemental indenture in accordance with the applicable terms of the Indenture, dated as of December 15, 2004, by and among CYHC and Wilmington Trust Company providing for assumption by OceanFirst of CYHC’s obligations thereunder with respect to the fixed/floating rate junior subordinated deferrable interest debentures due December 15, 2034 (which we refer to as the “junior subordinated debentures”). In lieu of assuming the junior subordinated debentures, at OceanFirst’s request, CYHC will redeem the outstanding junior subordinated debentures, subject to certain limitations.

Dividends

Pursuant to the terms of the merger agreement, prior to the effective time, CYHC may declare and pay regular quarterly cash dividends at a rate not in excess of $400 per share consistent with past practice. Additionally,

OceanFirst and CYHC have agreed to coordinate with each other regarding the declaration of any dividends in respect of OceanFirst common stock or CYHC common stock and the record dates and payment dates relating thereto, such that the holders of CYHC common stock will not receive two dividends, or fail to receive one dividend, in respect of any quarter with respect to their shares of CYHC common stock and any shares of OceanFirst common stock any such holder receives in exchange therefor in the first-step merger. For example, if the closing occurs in January, then the quarterly dividend of CYHC typically paid in January will not be paid and CYHC shareholders will be entitled to receive the regular quarterly dividend in February.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement/prospectus obtaining required consents, the listing of the shares of OceanFirst common stock to be issued in the first-step merger, access to information of CYHC, the attendance by representatives of OceanFirst and OceanFirst Bank’s at CYHC board meetings and certain committee meetings following the receipt of the requisite regulatory approvals, exemption from takeover laws, public announcements with respect to the transactions contemplated by the merger agreement, and communication and cooperation between CYHC and OceanFirst to plan and prepare for the consolidation of the companies at the effective time.

CYHC’s Shareholder Meeting and Recommendation of the CYHC Board

CYHC has agreed to hold a meeting of its shareholders for the purpose of voting upon adoption of the merger agreement as soon as reasonably practicable after the registration statement, of which this proxy statement/prospectus forms a part, is declared effective. CYHC has agreed to use its reasonable best efforts to obtain from its shareholders the vote required to adopt the merger agreement, including by communicating to its shareholders its recommendation (and including such recommendation in this proxy statement/prospectus) that they adopt the merger agreement and the transactions contemplated thereby. CYHC has further agreed to, except as provided below, not withhold, withdraw, qualify or modify its recommendation or take any action, or make any public statement, filing or release inconsistent with its recommendation, or submit the merger agreement to its shareholders for a vote without its recommendation.

If the CYHC board, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would be a violation of its fiduciary duties under applicable law to continue to recommend the merger agreement, then it may (but will not be required to) submit the merger agreement to its shareholders without recommendation to adopt the merger agreement or with a recommendation adverse to the merger proposal (which we refer to as an “adverse recommendation change”) (although the resolutions adopting the merger agreement as of the date of the merger agreement may not be rescinded or amended), and may communicate the basis for its adverse recommendation change to its shareholders to the extent required by law; except that the CYHC board may not take any such actions unless (i) such action is taken in response to an acquisition proposal and such acquisition proposal (x) did not result from a breach by CYHC of its obligations relating to the non-solicitation of acquisition proposals and (y) constitutes a “superior proposal” (as defined below); (ii) CYHC gives OceanFirst at least three business days’ prior written notice of its intention to take such action and a reasonable description of the events or circumstances giving rise to its determination to take such action (including its basis for determining that such acquisition proposal constitutes a superior proposal (including the latest material terms and conditions of, and the identity of the third party making, the acquisition proposal, or any amendment or modification thereof)); (iii) during such three business day period, CYHC has considered and negotiated (and has caused its representatives to consider and negotiate) with OceanFirst in good faith (to the extent OceanFirst desires to negotiate) regarding any adjustments or modifications to the terms and conditions of the merger agreement proposed by OceanFirst and (iv) at the end of such notice period, the CYHC board takes into account any amendment or modification to the merger agreement proposed by OceanFirst (it being understood that OceanFirst will not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of the merger agreement), and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, again determines in good faith that it would nevertheless result in a violation of its fiduciary duties under applicable law to continue to recommend the merger agreement and that such acquisition proposal constitutes a superior proposal. Any material amendment to any acquisition proposal will require a new determination and notice period.

Under the terms of the merger agreement, CYHC has agreed to adjourn or postpone the special meeting if, as of the time for which such meeting is originally scheduled, there are insufficient shares of CYHC common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, CYHC has not received proxies representing a sufficient number of shares of CYHC common stock necessary to obtain the requisite CYHC shareholder approval for the merger proposal. However, if an acquisition proposal has been received by CYHC, has been publicly disclosed and CYHC makes an adverse recommendation change that is permitted in accordance with the merger agreement, then CYHC will not be required to adjourn or postpone the special meeting pursuant to the covenant described above more than two times following the receipt and public disclosure of such acquisition proposal.

Unless the merger agreement has been terminated in accordance with its terms, CYHC has an unqualified obligation to convene the special meeting and to submit the merger agreement to the CYHC shareholders for the purpose of approving the merger proposal.

Agreement Not to Solicit Other Offers

CYHC has agreed that it will not, and will cause its subsidiaries and its and their officers, directors, agents, advisors and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any acquisition proposal, (ii) engage or participate in any negotiations with any person concerning any acquisition proposal, (iii) provide any confidential or nonpublic information or data to any person (other than OceanFirst, OceanFirst Bank and their representatives in their capacity as such) concerning any acquisition proposal or (iv) have or participate in any discussions with any person (other than OceanFirst, OceanFirst Bank and their representatives in their capacity as such) relating to, any acquisition proposal except, to notify such person of the existence of these non-solicit provisions of the merger agreement. However, if CYHC receives an unsolicited bona fide written acquisition proposal prior to the date of the special meeting and such proposal did not result from a breach of CYHC’s non-solicitation obligations under the merger agreement, CYHC may, and may permit its subsidiaries and its and its subsidiaries’ officers, directors, agents, advisors and representatives to, furnish or cause to be furnished nonpublic information or data to, and participate in discussions with such person with respect to such acquisition proposal but only to the extent that, prior to doing so, the CYHC board concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that (A) such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal and (B) failure to take such actions would result in a violation of its fiduciary duties under applicable law, except that, prior to providing any such nonpublic information or data, or participating in discussions, in each case, CYHC provides such information or data to OceanFirst and enters into a confidentiality agreement with such person on terms no less stringent to such person than the confidentiality agreement between OceanFirst and CYHC, and which confidentiality agreement does not provide such person with any exclusive right to negotiate with CYHC or its representatives.

CYHC has also agreed to, and to cause its officers, directors, agents, advisors and representatives to, immediately cease and terminate any activities, discussions or negotiations conducted before the execution of the merger agreement with any person (other than OceanFirst, OceanFirst Bank and their representatives in their capacity as such) with respect to any acquisition proposal. In addition, CYHC has agreed to use its reasonable best efforts, subject to applicable law, to enforce any confidentiality, standstill or similar agreement relating to an acquisition proposal. CYHC has also agreed to promptly (and in any event within 24 hours) advise OceanFirst following receipt of any acquisition proposal or any inquiry that could reasonably be expected to lead to an acquisition proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or acquisition proposal and copies of any written acquisition proposal and written summaries of any material oral communications relating to an acquisition proposal), and to keep OceanFirst apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or acquisition proposal.

For purposes of the merger agreement, an “acquisition proposal” means, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of CYHC and its subsidiaries or 25% or more of any class of equity or voting securities of CYHC or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of CYHC, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person (other than OceanFirst or OceanFirst Bank) beneficially owning 25% or more of any class of equity or voting securities of CYHC or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of CYHC, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving CYHC or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of CYHC. For purposes of the merger agreement, a “superior proposal” means any unsolicited bona fide written offer or proposal made by a third party to consummate an acquisition proposal that the CYHC board determines in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor): (1) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of CYHC common stock or all, or substantially all, of the assets of CYHC; (2) would result in a transaction that (A) involves consideration to the holders of the shares of CYHC common stock that, after accounting for payment of the termination fee required under the merger agreement, is more favorable, from a financial point of view, than the consideration to be paid to the CYHC shareholders pursuant to the merger agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond, or in addition to, those specifically contemplated hereby, and which proposal is not conditioned upon obtaining financing and (B) is, in light of the other terms of such proposal, more favorable to the CYHC shareholders than the integrated mergers and the transactions contemplated by the merger agreement; and (3) is reasonably likely to be completed on the terms proposed, in each case, taking into account all legal, financial, regulatory and other aspects of the acquisition proposal.

Conditions to Complete the Integrated Mergers

OceanFirst’s and CYHC’s respective obligations to complete the integrated mergers are subject to the satisfaction or (where legally permissible) waiver of the following customary closing conditions:

•	the adoption of the merger agreement by the requisite vote of the CYHC shareholders;

•	the authorization for listing on the Nasdaq, subject to official notice of issuance, of the shares of OceanFirst common stock to be issued pursuant to the merger agreement;

•	the receipt of requisite regulatory approvals or waivers, including from the FRB and the OCC and the expiration of all statutory waiting periods in respect thereof;

•

the effectiveness of the registration statement of which this proxy statement/prospectus is a part, with respect to the shares of OceanFirst common stock to be issued upon the consummation of the first-step merger, and the absence of any stop order (or proceedings for that purpose initiated or threatened and not withdrawn) suspending the effectiveness of the S-4 registration statement;

•

(i) the absence of any order, injunction, or decree or other legal restraint or prohibition by any court or agency of competent jurisdiction preventing the completion of the integrated mergers or any of the other transactions contemplated by the merger agreement, (ii) no statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity that prohibits or makes illegal consummation of the integrated mergers and (iii) no order or injunction is being sought by any governmental entity that would, if entered or enforced, prohibit the consummation of the transactions contemplated by the merger agreement;

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the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the date on which the first-step merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

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the performance in all material respects by the other party of all obligations required to be performed by it under the merger agreement at or prior to the date on which the first-step merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect); and

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receipt by such party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the integrated mergers will together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

In addition, OceanFirst’s obligation to complete the integrated mergers is subject to the satisfaction or, where legally permissible, waiver of the following conditions:

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receipt by OceanFirst of a duly executed certificate, together with a form of notice to the Internal Revenue Service, stating that CYHC is not, and has not been during the relevant specified period, a “United States real property holding corporation;”

•	the absence of a materially burdensome regulatory condition and no governmental entity indicating that it will impose any materially burdensome regulatory condition; and

•	dissenting shares constitute no more than ten percent of the outstanding shares of CYHC common stock.

Neither CYHC nor OceanFirst can be certain when, or if, the conditions to the integrated mergers will be satisfied or waived or that the integrated mergers will be completed.

Two River Transactions

Additionally, the completion of the Transactions is not conditioned upon the completion of the Two River Transactions. As it relates to the merger agreement, OceanFirst did not make any representations, warranties, covenants or agreements relating to the Two River merger agreement and the transactions contemplated thereby. In addition, the merger agreement provides that none of the execution, delivery or performance by OceanFirst of the Two River merger agreement nor the completion of the transactions contemplated thereby, nor the failure of the Two River Transactions to be completed, will constitute a breach of any representation, warranty, covenant or agreement of OceanFirst or Merger Sub under the merger agreement. Similarly, the Two River merger agreement provides that none of the execution, delivery or performance by OceanFirst of the merger agreement nor the completion of the transactions contemplated thereby, nor the failure of the Transactions to be completed, will constitute a breach of any representation, warranty, covenant or agreement of OceanFirst or Two River Merger Sub under the Two River merger agreement.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion of the first-step merger under the following circumstances:

•	by mutual written consent, if the OceanFirst board and the CYHC board so determine;

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by the OceanFirst board or the CYHC board if (i) any governmental entity that must grant a requisite regulatory approval denies any requisite regulatory approval in connection with the Transactions and such denial has become final and nonappealable or (ii) any governmental entity of competent jurisdiction has issued a final and nonappealable order permanently enjoining, prohibiting or making illegal the consummation of the transactions contemplated by the merger agreement, unless, in the case of clause (i) or (ii), the failure to obtain a requisite regulatory approval is due to the failure of the terminating party to perform or observe its obligations under the merger agreement;

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by the OceanFirst board or the CYHC board if the closing has not occurred on or before the termination date, which is May 31, 2020, unless the failure of the closing to occur by such date is due to the failure of the terminating party to perform or observe its obligations under the merger agreement;

•

by the OceanFirst board or the CYHC board (except that the terminating party cannot then be in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if the other party breaches any of its obligations or any of its representations and warranties set forth in the merger agreement (or any such representation or warranty ceases to be true), which breach or breaches (or failure or failures to be true), either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true) would constitute, if occurring or continuing on the closing date, the failure of a closing condition of the terminating party, and such breach or failure is not or cannot be cured within 45 days following written notice to the non-terminating party (or such fewer days as remain prior to the termination date);

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by the OceanFirst board, prior to the time that the merger proposal is adopted by the requisite vote of the CYHC shareholders, if the CYHC board (i) fails to recommend adoption of the merger agreement or fails to include such recommendation in this proxy statement/prospectus or withdraws, modifies or qualifies such recommendation in a manner adverse to OceanFirst or resolves to do so or fails to reaffirm such recommendation within two business days after OceanFirst requests in writing that such action be taken, (ii) fails to recommend against acceptance of a publicly-disclosed tender offer or exchange offer for outstanding CYHC common stock (other than by OceanFirst or an affiliate of OceanFirst) within 10 business days after the commencement of such tender or exchange offer, (iii) recommends or endorses an acquisition proposal or (iv) breaches certain obligations with respect to acquisition proposals or calling and holding a meeting of its shareholders and recommending that the CYHC shareholders adopt the merger agreement, in each case, in any material respect; and

•

by CYHC, following the special meeting (including any adjournments or postponements thereof) if CYHC (i) receives an acquisition proposal prior to such meeting, (ii) does not breach any of its obligations with respect to acquisition proposals or calling and holding a meeting of its shareholders and recommending that the CYHC shareholders adopt the merger agreement and (iii) fails to obtain the required vote of its shareholders at the special meeting.

Additionally, CYHC may terminate the merger agreement if (x) the CYHC board so determines by a vote of a majority of the entire board of CYHC, at any time during the five-day period commencing on the first date on which all requisite regulatory approvals (and waivers, if applicable) necessary for consummation of the integrated mergers have been received (disregarding any waiting period) (which we refer to as the “determination date”) and (y) both of the following conditions are satisfied: (i) the average of the closing prices of a share of OceanFirst common stock as reported on the Nasdaq for the 10 consecutive trading days immediately preceding the determination date (which we refer to as the “OceanFirst market value”) is less than $20.00 and (ii) the number obtained by dividing the OceanFirst market value on the determination date by $25.00 (subject to certain adjustments), is less than the number obtained by dividing (x) the average of the daily closing value of the Nasdaq Bank Index for the 10 consecutive trading days immediately preceding the determination date by (y) $3,536.56 (which was the closing value of the Nasdaq Bank Index on August 9, 2019) minus 0.15.

If CYHC elects to exercise its termination right as described above, it must notify OceanFirst in writing of such election no later than the last day of the five day period commencing on the determination date. During the five day period commencing with OceanFirst’s receipt of any notice duly delivered by or on behalf of CYHC electing to exercise CYHC’s right to terminate the merger agreement as described above, OceanFirst will have the option to increase the exchange ratio to a level that would cause either of the requirements described in (i) or (ii) of the preceding paragraph not to be satisfied. If, within such five day period, OceanFirst delivers written notice to CYHC that it intends to proceed with the integrated mergers by so increasing the exchange ratio, and notifies CYHC of the revised exchange ratio, then no termination by CYHC will have occurred, and the merger agreement will remain in full force and effect in accordance with its terms (except that the exchange ratio will have been so modified).

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect, except that (i) each of OceanFirst and CYHC will remain liable for any liabilities or damages arising out of its fraud or any knowing, intentional and material breach of any of its representations, warranties, covenants and agreements set forth in the merger agreement and (ii) designated provisions of the merger agreement will survive the termination, including those relating to payment of termination fees and expenses and the confidential treatment of information.

Termination Fee

In the event that, after the execution of the merger agreement and prior to the termination of the merger agreement, (i) a bona fide acquisition proposal has been made known to senior management of CYHC or the CYHC board or has been made directly to the CYHC shareholders generally or any person has publicly announced an acquisition proposal or the intention to make an acquisition proposal (whether or not conditional) with respect to CYHC, (ii) thereafter the merger agreement is terminated by (A) either OceanFirst or CYHC because the closing has not occurred prior to the termination date and without the requisite CYHC shareholder vote having been obtained or (B) OceanFirst based on a willful breach of the merger agreement by CYHC that would constitute the failure of a closing condition in favor of OceanFirst and that has not been cured during the permitted time period or by its nature cannot be cured during such period and (iii) on or prior to the date that is 12 months after the date of such termination, CYHC enters into a definitive agreement (regardless of whether a transaction is consummated) or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above in clause (i)), then CYHC will, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay OceanFirst, by wire transfer of same day funds, the $4,089,301 termination fee.

In the event that the merger agreement is terminated by OceanFirst based on the CYHC board having (i) failed to recommend in this proxy statement/prospectus that the CYHC shareholders adopt the merger agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to OceanFirst, or resolved to do so, or failed to reaffirm such recommendation within two business days after OceanFirst has requested in writing that such action be taken, or failed to recommend against acceptance of a publicly disclosed tender offer or exchange offer for outstanding CYHC common stock (other than by OceanFirst or an affiliate of OceanFirst) within 10 business days after the commencement of such tender or exchange offer, (ii) recommended or endorsed an acquisition proposal or (iii) breached certain obligations, including with respect to acquisition proposals or calling and holding a meeting of its shareholders and recommending that the CYHC shareholders adopt the merger agreement, in any material respect, then CYHC will pay OceanFirst, by wire transfer of same day funds, the $4,089,301 termination fee on the date of termination.

If the merger agreement is terminated by CYHC under circumstances where CYHC (i) received an acquisition proposal prior to the special meeting, (ii) has not breached any of its obligations with respect to acquisition proposals or the calling and holding of a meeting of its shareholders and recommending that the CYHC shareholders adopt the merger agreement and (iii) has failed to obtain the required vote of its shareholders at such meeting, and if CYHC made an adverse recommendation change prior such termination, then CYHC will be required to pay OceanFirst, by wire transfer of same day funds, a $4,089,301 termination fee on the date of termination. In addition, if (x) CYHC terminates the merger agreement based on clauses (i), (ii) and (iii) of preceding sentence, (y) CYHC did not make an adverse recommendation change prior to such termination and (z) on or prior to the date that is 12 months after the date of termination, CYHC enters into a definitive agreement

(regardless of whether a transaction is consummated) or consummates a transaction with respect to an acquisition proposal (regardless of whether it is the same or different acquisition proposal as that referenced in clause (i) of the preceding sentence), then CYHC will be required to pay OceanFirst, by wire transfer of same day funds, a $4,089,301 termination fee on the earlier of the date CYHC enters into such definitive agreement or the date of consummation of such transaction.

Expenses and Fees

Unless expressly provided otherwise in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except that the costs and expenses of printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the integrated mergers will be shared equally by OceanFirst and CYHC.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after approval of the matters presented in connection with integrated mergers by the requisite vote of the CYHC shareholders, except that after adoption of the merger agreement by the CYHC shareholders there may not be, without further approval by such shareholders, any amendment of the merger agreement that requires further approval under applicable law.

At any time prior to the completion of the first-step merger, the parties may, to the extent legally permitted, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement, except that after adoption of the merger agreement by the requisite vote of the CYHC shareholders, there may not be, without further approval by such shareholders, any extension or waiver of the merger agreement or any portion thereof that requires further approval under applicable law.

CYHC Voting and Support Agreement

Concurrently with the execution of the merger agreement, certain members of the Murphy family have entered into the support agreement pursuant to which on the terms and subject to the conditions set forth in the support agreement such shareholders have, among other things, (i) agreed to vote the shares of CYHC common stock owned beneficially or of record by such shareholders in favor of the adoption of the merger agreement and related matters and (ii) waived any applicable dissenters’ rights. In addition, each such shareholder agreed to vote such shares against any proposal made in competition with the merger agreement and to abide by certain restrictions with respect to the transfer of such shareholder’s shares of CYHC common stock prior to the closing date. In addition, under the support agreement, certain shareholders granted to OceanFirst and up to two of its designees an irrevocable proxy providing OceanFirst and such designees the authority to vote such shares of CYHC common stock on the matters contemplated by, and in the manner contemplated by, the support agreement. The support agreement also provides for a six-month post-closing lock-up with respect to shares of OceanFirst common stock issued to such shareholders of CYHC as consideration in the first-step merger, subject to certain exceptions, including an exception beginning immediately following the one month anniversary of the closing, that allows such shareholders to sell, in the aggregate, up to 25% of the OceanFirst common stock issued to such shareholders as consideration in the first-step merger.

As of the record date, the shares of CYHC common stock subject to the support agreement represent approximately 41% of the issued and outstanding shares of CYHC common stock. The foregoing description of the support agreement is subject to, and qualified in its entirety by reference to, the support agreement, which is attached to this proxy statement/prospectus as Annex C.

ACCOUNTING TREATMENT

The integrated mergers will be accounted for using the acquisition method of accounting, in accordance with the provisions of FASB ASC Topic 805-10, Business Combinations. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of CYHC as of the effective date of the integrated mergers will be recorded at their respective fair values and added to those of OceanFirst. If the purchase price exceeds the difference between the fair value of assets acquired and the fair value of the liabilities assumed, then such excess will be recorded as goodwill. Financial statements of OceanFirst issued after the completion of the integrated mergers will reflect these fair values and will not be restated retroactively to reflect the historical financial position or results of operations of CYHC before the integrated mergers.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the U.S. federal income tax considerations generally applicable to a “U.S. holder” (as defined below) of CYHC common stock that receives OceanFirst common stock pursuant to the first-step merger. This discussion is based upon the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift, alternative minimum tax, or Medicare contribution tax considerations.

The following discussion applies only to U.S. holders of CYHC common stock who hold such shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors in partnerships, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, holders whose functional currency is not the U.S. dollar, holders who hold shares of CYHC common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who acquired CYHC common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation, holders who exercise appraisal rights or holders who actually or constructively own five percent or more of CYHC common stock).

For purposes of this discussion, a “U.S. holder” is a beneficial owner of CYHC common stock that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds CYHC common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds CYHC common stock, and any partners in such partnership, should consult their tax advisors regarding the tax consequences of the integrated mergers to their specific circumstances.

The obligation of each of OceanFirst and CYHC to complete the integrated mergers is conditioned upon the receipt of an opinion of its counsel, dated the closing date of the integrated mergers, to the effect that the integrated mergers will together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. Neither OceanFirst nor CYHC currently intends to waive these respective opinion conditions. These opinions of counsel will be based on customary assumptions and representations, covenants, and undertakings of OceanFirst and CYHC. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate, or is violated, the validity of the opinions may be affected and the U.S. federal income tax consequences of the integrated mergers could differ materially from those described in this proxy statement/prospectus.

An opinion of counsel represents counsel’s legal judgment but is not binding on the IRS or any court and there can be no assurance that the IRS will not challenge the conclusions reflected in the opinions or that a court would not sustain such a challenge. Neither OceanFirst nor CYHC intends to obtain a ruling from the IRS with respect to the tax treatment of the integrated mergers. If the IRS were to successfully challenge the “reorganization” status of the integrated mergers, the tax consequences would be different from those set forth in this proxy statement/prospectus.

The following discussion assumes that the integrated mergers qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

A U.S. holder will generally not recognize gain or loss as a result of the integrated mergers, except with respect to cash received in lieu of fractional shares of OceanFirst common stock (as discussed below). A U.S. holder’s aggregate tax basis in OceanFirst common stock received pursuant to the integrated mergers (including the basis allocable to any fractional share of OceanFirst common stock for which cash is received) will equal the U.S. holder’s aggregate tax basis in the CYHC common stock exchanged therefor. A U.S. holder’s holding period in OceanFirst common stock received pursuant to the integrated mergers will include the holding period for its shares of CYHC common stock surrendered in exchange therefor. U.S. holders who hold shares of CYHC common stock with differing bases or holding periods should consult their tax advisors with regard to identifying the bases or holding periods of the particular shares of OceanFirst common stock received in the integrated mergers.

Cash In Lieu of Fractional Shares. A U.S. holder that receives cash in lieu of a fractional share of OceanFirst common stock will generally be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss will generally be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s aggregate adjusted tax basis in the shares of CYHC common stock surrendered which is allocable to the fractional share. Such gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period for its CYHC common stock exceeds one year at the effective time of the integrated mergers.

This discussion of U.S. federal income tax consequences is for general information purposes only and is not intended to be, and should not be construed as, tax advice. Determining the actual tax consequences of the integrated mergers to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult your tax advisors with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction.

DESCRIPTION OF CAPITAL STOCK OF OCEANFIRST

The following is a brief description of the terms of the capital stock of OceanFirst. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the DGCL, OceanFirst’s certificate of incorporation, as amended, and OceanFirst’s bylaws, and, where applicable, federal banking law. Copies of OceanFirst’s certificate of incorporation and amended and restated bylaws have been filed with the SEC and are also available upon request from OceanFirst. To find out where copies of these documents can be obtained, see the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 102.

Authorized Capital Stock

OceanFirst’s authorized capital stock consists of 150,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share.

Common Stock

OceanFirst’s certificate of incorporation currently authorizes the issuance of up to 150,000,000 shares of common stock. As of October 24, 2019, the most recent practicable date before the printing of this proxy statement/prospectus, there were (i) 50,767,554 shares of OceanFirst common stock issued and outstanding, (ii) 1,179,418 shares of OceanFirst common stock held in treasury, (iii) 2,569,016 shares of OceanFirst common stock reserved for issuance in respect of awards of restricted OceanFirst common stock or upon the exercise of outstanding stock options to purchase shares of OceanFirst common stock granted under certain OceanFirst equity compensation plans and the equity compensation plans of acquired companies, (iv) 27,339 shares reserved for issuance upon the exercise of warrants assumed in connection with the acquisition of Colonial American Bank, and (v) no other shares of capital stock or equity or voting securities of OceanFirst issued, reserved for issuance or outstanding.

OceanFirst common stock is currently listed on the Nasdaq under the symbol “OCFC.”

Preemptive Rights; Redemption Rights; Terms of Conversion; Sinking Fund and Redemption Provisions

OceanFirst common stock does not have preemptive rights, redemption rights, conversion rights, or any sinking fund or redemption provisions.

Voting Rights

The holders of OceanFirst common stock have exclusive voting rights in OceanFirst. They elect the OceanFirst board and act on other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the OceanFirst board. Generally, holders of common stock are entitled to one vote per share and do not have any right to cumulate votes in the election of directors. OceanFirst’s certificate of incorporation provides that stockholders who beneficially own in excess of 10% of the then-outstanding shares of OceanFirst common stock are not entitled to any vote with respect to the shares held in excess of the 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate as well as persons acting in concert with such person or entity. If OceanFirst issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote, which is calculated after giving effect to the provision in OceanFirst’s certificate of incorporation limiting voting rights as described above. OceanFirst stockholders are not permitted to act by written consent.

Liquidation Rights

In the event of OceanFirst’s liquidation, dissolution or winding up, holders of common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of OceanFirst available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution. In the event of any liquidation, dissolution or winding up of OceanFirst Bank, OceanFirst, as the holder of 100% of OceanFirst Bank’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of OceanFirst Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the special liquidation account to eligible account holders and supplemental eligible account holders, all assets of OceanFirst Bank available for distribution.

Dividend Rights

Holders of OceanFirst common stock are entitled to receive ratably such dividends as may be declared by the OceanFirst board out of legally available funds. The ability of the OceanFirst board to declare and pay dividends on OceanFirst common stock is subject to the terms of applicable Delaware law and banking regulations. If OceanFirst issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends. For more information regarding OceanFirst’s ability to pay dividends, see the sections of this proxy statement/prospectus entitled “The Transactions — Dividend Policy” beginning on page 64 and “Where You Can Find More Information” beginning on page 102. OceanFirst’s principal source of income is dividends that are declared and paid by OceanFirst Bank on its capital stock. Therefore, OceanFirst’s ability to pay dividends is dependent upon its receipt of dividends from OceanFirst Bank. Insured depository institutions such as OceanFirst Bank are prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized,” as such term is defined in the applicable law and regulations. In the future, any declaration and payment of cash dividends will be subject to the OceanFirst board’s evaluation of OceanFirst’s operating results, financial condition, future growth plans, general business and economic conditions, and tax and other relevant considerations. The payment of cash dividends by OceanFirst in the future will also be subject to certain other legal and regulatory limitations and ongoing review by OceanFirst’s banking regulators.

Restrictions on Ownership

Banking laws impose notice, approval and ongoing regulatory requirements on any stockholder or other party that seeks to acquire direct or indirect “control” of an FDIC-insured depository institution. These laws include the BHC Act and the Change in Bank Control Act. Among other things, these laws require regulatory filings by a stockholder or other party that seeks to acquire direct or indirect “control” of an FDIC-insured depository institution. The determination whether an investor “controls” a depository institution is based on all of the facts and circumstances surrounding the investment. OceanFirst is a bank holding company and therefore the BHC Act would require any “bank holding company” (as defined in the BHC Act) to obtain prior approval of the FRB before acquiring more than 5% of OceanFirst common stock. Any person (other than a bank holding company) is required to provide prior notice to the FRB before acquiring 10% or more of OceanFirst common stock under the Change in Bank Control Act. Ownership by affiliated parties, or parties acting in concert, is typically aggregated for these purposes. Any person (other than an individual) who (a) owns, controls or has the power to vote 25% or more of any class of OceanFirst’s voting securities; (b) has the ability to elect or appoint a majority of the OceanFirst board; or (c) otherwise has the ability to exercise a “controlling influence” over OceanFirst, is subject to regulation as a bank holding company under the BHC Act.

Preferred Stock

OceanFirst’s certificate of incorporation authorizes the OceanFirst board, without further stockholder action, to issue up to 5,000,000 shares of preferred stock. OceanFirst’s certificate of incorporation further authorizes the OceanFirst board, subject to any limitations prescribed by law, to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. As of October 24, 2019, the most recent practicable date before the printing of this proxy statement/prospectus, there were no shares of OceanFirst preferred stock outstanding. Preferred stock may be issued with preferences and designations as the OceanFirst board may from time to time determine. The OceanFirst board may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting power of the holders of OceanFirst common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

COMPARISON OF STOCKHOLDERS’ RIGHTS

If the first-step merger is completed, CYHC shareholders will be entitled to receive shares of OceanFirst common stock in exchange for their shares of CYHC common stock. OceanFirst is organized under the laws of the State of Delaware, and CYHC is organized under the laws of the State of New York. As a result of the integrated mergers, CYHC shareholders will become OceanFirst stockholders. Thus, following the first-step merger, the rights of CYHC shareholders who become OceanFirst stockholders as a result of the first-step merger will be governed by the corporate law of the State of Delaware and will also then be governed by OceanFirst’s certificate of incorporation and OceanFirst’s bylaws. OceanFirst’s certificate of incorporation and bylaws will be unaltered by the integrated mergers.

The following is a summary of the material differences between (1) the current rights of CYHC shareholders under the NYBCL, CYHC’s certificate of incorporation and CYHC’s bylaws and (2) the current rights of OceanFirst stockholders under the DGCL, OceanFirst’s certificate of incorporation and OceanFirst’s bylaws. OceanFirst and CYHC believe that this summary describes the material differences between the rights of OceanFirst stockholders as of the date of this proxy statement/prospectus and the rights of CYHC shareholders as of the date of this proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Copies of OceanFirst’s governing documents have been filed with the SEC.

OCEANFIRST	CYHC

AUTHORIZED CAPITAL STOCK

OceanFirst’s certificate of incorporation authorizes it to issue up to 150,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of the most recent practicable date prior to the mailing of this proxy statement/prospectus, there were 50,767,554 shares of OceanFirst common stock issued and outstanding and no shares of OceanFirst preferred stock outstanding.	CYHC’s certificate of incorporation authorizes it to issue up to 20,000,000 shares of common stock, par value $0.10 per share, and 1,000,000 shares of preferred stock, at $0.01 par value per share. As of the record date, there were 2,209 shares of CYHC common stock issued and outstanding and no shares of CYHC preferred stock issued and outstanding.

VOTING

Generally, each holder of OceanFirst common stock is entitled to one vote for each share of OceanFirst common stock held by such stockholder. However, OceanFirst’s certificate of incorporation provides that stockholders who beneficially own more than 10% of the then-outstanding shares of OceanFirst common stock are not entitled to any vote with respect to shares held in excess of that 10% (which we refer to as the “10% voting restriction”).	Each holder of CYHC common stock is entitled to one vote for each share of CYHC common stock held by such shareholder. CYHC’s certificate of incorporation does not include a 10% voting restriction.

SIZE OF THE BOARD OF DIRECTORS

OceanFirst’s certificate of incorporation and bylaws provide that the number of directors of OceanFirst will be the number of directors as designated by the OceanFirst board from time to time, pursuant to a resolution adopted by a majority of the entire OceanFirst	CYHC’s bylaws provide that the number of directors of the CYHC board will be no less than seven and no greater than 30, as may be fixed by a resolution adopted by the affirmative vote of 80% of the CYHC board.

OCEANFIRST	CYHC

board, except, in the absence of such designation, the number will be nine.

There are currently 14 directors on the OceanFirst board. Under the merger agreement, at the effective time, OceanFirst will increase the size of the OceanFirst board by one member and appoint Mr. Murphy Jr. to the OceanFirst board.

There are currently 11 directors on the CYHC board.

CLASSES OF DIRECTORS

OceanFirst’s board of directors is not classified; all directors are elected annually.	CYHC’s bylaws provide that the CYHC board is divided into three classes, with the term of office of one class expiring each year. Each class of directors serves a three year term.

DIRECTOR QUALIFICATIONS

Under OceanFirst’s bylaws, no person will be eligible for election or appointment to the OceanFirst board (i) if such person has, within the previous 10 years, been the subject of a supervisory action by a financial regulatory agency that resulted in a cease and desist order or an agreement or other written statement subject to public disclosure under 12 U.S.C. § 1818(u), or any successor provision; (ii) if such person has been convicted of a crime involving dishonesty or breach of trust that is punishable by imprisonment for a term exceeding one year under state or federal law; or (iii) if such person is currently charged in any information, indictment, or other complaint with the commission of or participation in such crime.

OceanFirst’s bylaws provide further that no person may serve on OceanFirst’s board and at the same time be a director or officer of another co-operative bank, credit union, savings bank, savings and loan association, trust company, bank holding company or banking association or any affiliate thereof.

OceanFirst’s bylaws provide further that any person who is the representative or agent or acting in concert with a person who is ineligible for election to OceanFirst’s board will also be ineligible for election or appointment to the OceanFirst board.

Under CYHC’s bylaws, each director on the CYHC board must be at least eighteen years of age. In addition, at least half of the directors must be citizens of the United States.

OCEANFIRST	CYHC

REMOVAL OF DIRECTORS

At the 2018 annual meeting of OceanFirst stockholders, the stockholders of OceanFirst approved a declassification of the OceanFirst board. Upon the effectiveness of such declassification, directors of OceanFirst may be removed, with or without cause, by a majority vote of the OceanFirst stockholders.

Under Section 706 of the NYBCL, any director may be removed for cause by vote of the shareholders, and, if the certificate of incorporation or the by-laws so provide, any director may be removed without cause by vote of the shareholders.

Under CYHC’s certificate of incorporation, any director may be removed without cause by a majority vote of the CYHC shareholders. In addition, under CYHC’s bylaws, any director may be removed for cause by a majority of the votes cast at a meeting of CYHC shareholders by the holders of shares entitled to vote thereon.

In addition, under Section 706 of the NYBCL, the attorney-general or the holders of ten percent of the outstanding shares, whether or not entitled to vote, may bring action to procure a judgment removing a director for cause.

FILLING VACANCIES ON THE BOARD OF DIRECTORS / NEWLY CREATED DIRECTORSHIPS

The OceanFirst bylaws provide that newly created directorships or any vacancies in the OceanFirst board resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified, or until he or she sooner dies, resigns, is removed or becomes disqualified.

Under Section 223(c) of the DGCL, if, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholders holding at least 10 percent of the voting stock at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

Section 705 of the NYBCL provides that newly created directorships and vacancies in the CYHC board may be filled by a vote of the CYHC board, except for vacancies created by the removal of directors without cause, which must be filled only by vote of the shareholders. Section 705 of the NYBCL further provides that, if less than a quorum, such vote of the directors will be a vote of a majority of the directors then in office, and that any director elected by the CYHC board to fill such vacancy will hold office until the next meeting of shareholders at which the election of directors is in the regular order of business, and until his or her successor has been elected and qualified.

OCEANFIRST	CYHC

PLACE OF MEETINGS OF STOCKHOLDERS

Section 211 of the DGCL provides that meetings of stockholders may be held at such place, either within or without the State of Delaware, as determined by the OceanFirst board. Furthermore, the OceanFirst board is authorized, in its sole discretion, to determine that a stockholders meeting will not be held at any place, but will instead be held solely by means of remote communication, subject to certain procedural requirements.	CYHC’s bylaws provide that meetings of the CYHC shareholders will be held in the city, town or village in which the principal office of CYHC is located, as fixed in the call and notice of the meeting or waiver thereof.

SPECIAL MEETINGS OF STOCKHOLDERS

Under OceanFirst’s bylaws and certificate of incorporation, subject to the rights of the holders of any class or series of preferred stock of OceanFirst, special meetings of OceanFirst stockholders may be called only by the OceanFirst board pursuant to a resolution adopted by a majority of the total number of directors that OceanFirst would have if there were no vacancies on the OceanFirst board.

OceanFirst’s bylaws provide that at any special meeting of the stockholders, only such business may be conducted as has been brought before the meeting by or at the direction of the OceanFirst board.

Under CYHC’s bylaws, special meetings of CYHC shareholders may be called by the chairman of the CYHC board or the president of CYHC upon notice specifying the purposes for which the meeting is being called and the CYHC shareholder to whom the notice is being given.

CYHC’s bylaws provide that at any special meeting of the CYHC shareholders, only such business may be conducted as is related to the purposes set forth in the notice of the meeting.

QUORUM

OceanFirst’s bylaws provide that at any meeting of OceanFirst’s stockholders, subject to the 10% voting restriction, the holders of a majority of all shares of the stock entitled to vote at the meeting, present in person or by proxy, constitute a quorum for all purposes except to the extent a larger number is required by law.

If a quorum is not present at any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date or time. If notice of any adjourned special meeting of OceanFirst stockholders is sent to all stockholders entitled to vote at such meeting and states that the meeting will be held with those present, in person or by proxy, constituting a quorum, then those present, in person or by proxy, at such adjourned meeting will constitute a quorum, and all matters will be determined by a majority of the votes cast at such meeting.

Under CYHC’s bylaws, the presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at a meeting constitutes a quorum. Once a quorum is present, the quorum will not be broken by the withdrawal of shareholders.

The CYHC shareholders present at the meeting of shareholders may adjourn the meeting despite the absence of a quorum.

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STOCKHOLDER ACTION BY WRITTEN CONSENT

Under OceanFirst’s certificate of incorporation, subject to the rights of the holders of any class or series of preferred stock of OceanFirst, any action required or permitted to be taken by the stockholders of OceanFirst must be effected at an annual or special meeting of the stockholders of OceanFirst and may not be effected by any consent in writing by such stockholders.	Under CYHC’s bylaws, shareholders may act by written consent without a meeting, so long as the consent is signed by the holders of all outstanding shares entitled to vote thereon.

NOTICE OF STOCKHOLDER MEETINGS; ADJOURNMENTS

OceanFirst’s bylaws provide that written notice of all meetings of the stockholders must be given, not less than 10 and no more than 60 days before the date on which the meeting is to be held to each stockholder entitled to vote at such meeting. Such notice must set forth the place, date and time of the meeting.

Under OceanFirst’s bylaws, when a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, date and time thereof are announced at the meeting at which the adjournment is taken, except that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date and time of the adjourned meeting will be given not less than 10 and not more than 60 days before the meeting date.

Under CYHC’s bylaws, notice of annual and special meetings must be given not less than 10 nor more than 60 days before the meeting, personally, by mail or by electronic transmission, to each shareholder entitled to vote at the meeting. Such notice must set forth the date, time and place of the meeting, and if it is a special meeting, must also state the meeting’s purpose and indicate at whose direction the notice is being issued.

Under Section 605(b) of the NYBCL, when a meeting is adjourned to another time or place, it is not necessary to provide any notice of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken. However, if after the adjournment the CYHC board fixes a new record date for the adjourned meeting, a notice of the adjourned meeting will be given to each CYHC shareholder of record on the new record date entitled to notice.

LIST OF STOCKHOLDERS FOR MEETINGS

Under OceanFirst’s bylaws and Section 219 of the DGCL, a complete list of stockholders entitled to vote at any meeting of OceanFirst stockholders, showing the address of each such stockholder and the number of shares registered in his or her name, must be made available to the examination of any such stockholder, for any purpose germane to such meeting, during ordinary business hours for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, as specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held.	Under Section 607 of the NYBCL, CYHC must produce a list of CYHC shareholders as of the record date, certified by the corporate officer responsible for its preparation or by a transfer agent, at any meeting of shareholders upon the request of any shareholder at or prior to the meeting.

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ADVANCE NOTICE OF STOCKHOLDER PROPOSALS

OceanFirst’s bylaws provide that, for business proposals or nominations for the election of directors to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary. To be timely, a stockholder’s notice must be delivered or mailed to and received at the principal executive offices of OceanFirst not less than 90 days prior to the date of the annual meeting except that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, to be timely, notice by the stockholder must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made.

Under OceanFirst’s bylaws, for each business matter a stockholder proposes to bring before the annual meeting, that stockholder’s notice to the secretary must set forth: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address, as they appear on OceanFirst’s books, of the stockholder proposing such business; (iii) the class and number of shares of OceanFirst’s capital stock that are beneficially owned by such stockholder and (iv) any material interest of such stockholder in such business.

Under OceanFirst’s bylaws, for stockholder nominations for the election of directors, a stockholder’s notice must set forth: (i) for each director nomination, all information relating to that person that would indicate such person’s qualification under the bylaws, including an affidavit that such person would not be disqualified under the bylaws, and information that is required to be disclosed in proxy solicitations for the election of directors, or is otherwise required pursuant to Regulation 14A under the Exchange Act and (ii) as to the stockholder giving notice; (x) the stockholder’s name and address, as they appear on OceanFirst’s books and (y) the class and number of shares of OceanFirst’s capital stock that such stockholder beneficially owns. No person nominated by a stockholder is eligible for election as an OceanFirst director unless nominated in accordance with these provisions.

CYHC’s bylaws provide that, for business proposals or nominations to be properly brought before an annual meeting, the shareholder must have given timely notice thereof in writing to the secretary of CYHC. To be timely, a shareholder’s notice must be delivered to the secretary not less than 120 days prior to the date of CYHC’s proxy materials for the preceding year’s annual meeting of shareholders. However, if the date of the annual meeting is advanced or delayed more than 30 days before or after the anniversary date of the previous year’s annual meeting, then notice by the shareholder must be delivered no later than the tenth day following the date on which public announcement of such meeting is first made.

Notice of a proposal of business must contain: (i) a statement that the writer is a shareholder and is proposing business for consideration by the shareholders; (ii) the name and address of the shareholder as they appear on CYHC’s books and the number of shares held by such person; (iii) a brief description of any and all business that the shareholder proposes to bring before the meeting; (iv) any information required to be disclosed by Regulation 14A; (v) a statement detailing any relationship between the proposing shareholder and any customer, supplier or competitor of CYHC and (vi) a statement as to whether such shareholder intends to deliver a proxy statement and form of proxy to holders of at least the percentage of CYHC’s voting shares required under applicable law to carry the proposal.

Furthermore, notice of a CYHC board nomination must contain: (i) a statement that the writer is a shareholder and is proposing a candidate for nomination to the board; (ii) name and address of the shareholder as they appear on CYHC’s books and the number of shares held by such person; (iii) the name, address and contact information of any nominee and the number of shares of CYHC stock held by the candidate; (iv) any information required by Regulation 14A; (v) a statement of the candidate’s business and educational experience, detailed information about the relationship between the proposing shareholder and the candidate and a statement that the candidate is willing to be considered and serve as a director if elected and (vi) a

OCEANFIRST	CYHC

OceanFirst is also subject to Rule 14a-8 adopted under the Exchange Act, which provides that certain qualifying stockholders may seek to include in OceanFirst’s proxy statement a proposal to be presented and voted upon at a special meeting or the annual meeting of OceanFirst stockholders. Under Rule 14a-8, a company must include a shareholder proposal in its proxy materials unless the proponent fails to comply with the rule’s eligibility and procedural requirements or the proposal meets certain substantive bases for exclusion.

statement as to whether such shareholder intends to deliver a proxy statement and form of proxy to holders of at least the percentage of CYHC’s voting shares required to elect the nominee.

CYHC’s bylaws specifically provide that shareholders must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth above.

DISSENTERS’ RIGHTS

Section 262 of the DGCL permits stockholders to dissent from a merger, consolidation or a sale of all or substantially all the assets of the corporation and obtain payment of the fair value of their shares, if they follow certain statutorily defined procedures. However, appraisal rights do not apply if the corporation’s stock is either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Dissenters’ rights may be restored if, in the transaction, stockholders are to receive, in exchange for shares of their stock, anything other than: (i) stock of the surviving corporation; (ii) stock of any corporation that is or will be listed on a national securities exchange or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares; or (iv) any combination of (i), (ii) or (iii). The DGCL further provides that no appraisal rights are available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for the approval of the stockholders of the surviving corporation as provided under Section 251(f) of the DGCL.	Section 910 of the NYBCL permits shareholders to dissent from a merger, consolidation, sale or disposition of all or substantially all the assets of a corporation or share exchange, if they follow certain statutorily defined procedures, and receive payment in the amount of the fair value of their shares of stock as of the day before the day on which such shareholders’ were entitled to vote on such plan of acquisition. However, dissenters’ rights do not apply in a merger to shareholders of (i) the parent corporation in a merger with its subsidiary; (ii) the surviving corporation, except in a merger pursuant to which certain specified changes to the rights are shares held by such shareholder are effected and (iii) shares listed on a national securities exchange at the record date for the vote to approve the merger.

ANTI-TAKEOVER PROVISIONS AND RESTRICTIONS ON BUSINESS COMBINATIONS

OceanFirst has not opted out of the requirements of Section 203 of the DGCL prohibiting OceanFirst from engaging in a business combination with an interested stockholder (defined as a person or group of affiliates owning at least 15% of the voting power of OceanFirst) for a period of three years after that interested stockholder became an interested stockholder unless (a) before that person became an interested stockholder, the OceanFirst board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder,	Under Section 912 of the NYBCL, certain additional procedural requirements are required for a business combination with an interested stockholder. However, because CYHC has not registered any of its securities under Section 12 of the Exchange Act, the provisions of Section 912 of the NYBCL do not apply to CYHC.

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(b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of OceanFirst outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (c) at or subsequent to the time the stockholder became an interested stockholder the business combination is approved by the OceanFirst board and authorized by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder at an annual or special meeting of OceanFirst stockholders.

In addition, OceanFirst’s certificate of incorporation provides that a business combination with an interested stockholder requires the affirmative vote of the holders of at least 80% of the voting power of the then-outstanding shares of voting stock of OceanFirst subject to the 10% voting restriction. The super-majority vote is not required for a business combination with an interested stockholder that is approved by a majority of disinterested directors or meets certain consideration value requirements. An interested stockholder is defined as (1) any person who beneficially owns 10% or more of the voting power of OceanFirst’s voting stock; (2) an affiliate or associate of OceanFirst who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of OceanFirst; or (3) an assignee of shares of voting stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any interested stockholder.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

OceanFirst’s certificate of incorporation provides that OceanFirst’s directors are not liable to OceanFirst or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (a) for any breach of the director’s duty of loyalty; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;	CYHC’s certificate of incorporation provides that CYHC’s directors are not personally liable to CYHC or its shareholders for damages for any breach of duty in his or her capacity as a director, except for acts or omissions, as determined by a judgment or final adjudication: (a) in bad faith; (b) involving intentional misconduct or a knowing violation of law

OCEANFIRST	CYHC
(c) under Section 174 of the DGCL, which concerns unlawful payment of a dividend or unlawful stock purchase or redemption; or (d) for any transaction from which the director derived an improper personal benefit.	or (c) from which the director personally gained an financial profit or other advantage to which such director was not legally entitled.

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND INSURANCE

OceanFirst’s certificate of incorporation provides that OceanFirst will indemnify and hold harmless to the fullest extent permitted by the DGCL any person who was or is a party or is threatened to be made a party to any legal proceeding by reason of the fact that such person (a) is or was a director or officer of OceanFirst or (b) is or was serving at the request of OceanFirst as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, except that OceanFirst will not indemnify or agree to indemnify any of the foregoing persons against liability or expenses if he or she has not met the applicable standard for indemnification set forth in the DGCL.

OceanFirst’s certificate of incorporation further provides that OceanFirst may maintain insurance to protect itself and any director, officer, employee or agent of OceanFirst, any subsidiary or affiliate of OceanFirst or another corporation partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not OceanFirst would have the power to indemnify such person against such expense, liability or loss under the DGCL.

CYHC’s bylaws provide that CYHC will indemnify any person against all judgments, fines, settlements and reasonable expenses (including attorneys’ fees) that is made party to any action or proceeding by reason of the fact that such person (a) is or was a director or officer of CYHC or (b) served in any capacity for another corporation, partnership, join venture, trust, employee benefit plan or other enterprise at the request of CYHC, except that CYHC will not indemnify or agree to indemnify any of the foregoing persons against liability or expenses if such indemnification is prohibited by applicable law. CYHC’s bylaws provide that directors or officers are entitled to the advancement of expenses incurred in defending any proceeding, so long as such directors or officers provide an undertaking to repay all amounts advanced if it is determined ultimately that the director or officer is not entitled to indemnification.

Indemnification under CYHC’s bylaws must be authorized by the CYHC board, acting by a quorum of directors who are not parties to such action or proceeding, upon a finding that there has been no judgment or final adjudication adverse to the director or officer which establishes that their acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of the action, or that the director or officer personally gained a financial profit or other advantage to which they were not legally entitled. If such a quorum of the CYHC board is not obtainable, the indemnification may be authorized by (a) the CYHC board upon the opinion of independent legal counsel that such indemnification is proper or (b) the CYHC shareholders upon a finding that there has been no such judgment or other final adjudication adverse to the director or officer.

The CYHC bylaws provide that, subject to the laws of the State of New York, CYHC may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of CYHC against

OCEANFIRST	CYHC
any expense, liability or loss of the general nature contemplated by the above indemnification provisions, whether or not CYHC would have the power to indemnify such person against such expense, liability or loss under the laws of the State of New York.

INSPECTION OF BOOKS AND RECORDS

Under Section 220 of the DGCL, any OceanFirst stockholder, upon written demand under oath stating the purpose thereof, has the right during the usual business hours to inspect for any proper purpose, and to make copies and extracts of: (i) OceanFirst’s stock ledgers, a list of stockholders and its other books and records; and (ii) the books and records of a subsidiary of OceanFirst, to the extent that OceanFirst has actual possession and control of such records of such subsidiary or could obtain such records through the exercise of control over such subsidiary, subject to certain restrictions.	Under Section 624 of the NYBCL, any person who has been a CYHC shareholder of record, upon five days’ written demand, has the right to examine, in person, or by agent or attorney, the minutes of the proceedings of the shareholders and record of shareholders, and to make extracts from such minutes and records, during normal business hours and for any purpose reasonably related to such person’s interest as a shareholder. Additionally, upon the written request of a shareholder, CYHC must give or mail to such shareholder an annual balance sheet and profit and loss statement for the preceding fiscal year, and, if any interim balance sheet or profit and loss statement has been distributed to its shareholders or otherwise made available to the public, the most recent such interim balance sheet or profit and loss statement.

AMENDMENTS TO CERTIFICATE OF INCORPORATION AND BYLAWS

OceanFirst may amend or repeal any provision in the OceanFirst certificate of incorporation in the manner set forth in the DGCL, except that notwithstanding any other provision of law which might otherwise permit a lesser vote or no vote, OceanFirst’s certificate of incorporation requires the affirmative vote of the holders of at least 80% of the voting power of all the outstanding shares of OceanFirst’s capital stock, subject to the 10% voting restriction, to amend or repeal certain provisions of the certificate of incorporation regarding: (i) the 10% voting restriction; (ii) the prohibition on stockholder action by written consent; (iii) the calling of special meetings; (iv) removal of directors, director vacancies and the advance notice required of stockholder nominations; (v) amendment of the bylaws, (vi) business combinations involving affiliates or interested stockholders; (vii) indemnification of officers and directors; (vii) and the provision requiring at least 80% of outstanding voting stock approval to amend the aforementioned provisions.	Section 803(a) of the NYBCL provides that CYHC’s certificate of incorporation may be amended or changed by a vote of the CYHC board followed by a vote of the majority of all outstanding shares of CYHC common stock entitled to vote; however, if the provision of the certificate of incorporation to be amended requires the vote of the CYHC board or a greater proportion of the CYHC shareholders than a majority, then such provision may not be amended except by such vote (e.g., amending CYHC’s bylaws). In addition, an amendment to CYHC’s certificate of incorporation for the purpose of reducing the requisite vote by the holders of any class or series of shares that would otherwise require more than a majority of the votes of all outstanding shares entitled to vote thereon will not be adopted except by the vote of such holders of class or series of shares having voting power at least equal to that which would be required to take the action. The CYHC board may make certain amendments to the

OCEANFIRST	CYHC

Under OceanFirst’s bylaws, the OceanFirst board may amend, alter or repeal the bylaws at any meeting of the

OceanFirst board, provided notice to the directors or stockholders of the proposed change was given not less than two days prior to the meeting. The OceanFirst stockholders also have the power to amend, alter or repeal the bylaws at any meeting of OceanFirst stockholders provided notice of the proposed change was given in the notice of the meeting except that, notwithstanding any other provisions of OceanFirst’s bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of OceanFirst common stock required by law, OceanFirst’s certificate of incorporation, any preferred stock designation or the bylaws, the affirmative votes of the holders of at least 80% of the voting power of all the then-outstanding shares of OceanFirst capital stock, voting together as a single class, will be required to alter, amend or repeal any provisions of the bylaws.

certificate of incorporation related to CYHC’s office, registered agent or service of process address.

Under CYHC’s certificate of incorporation, CYHC’s bylaws may be adopted, amended or repealed by a majority vote of the CYHC board; however, no bylaw that was adopted by the CYHC shareholders may be amended or repealed by vote of the CYHC board. Additionally, under CYHC’s bylaws, the bylaws may be amended, repealed or adopted by (i) a majority vote of the CYHC board, or (ii) a vote of the holders of a majority of the shares entitled to vote in the election of directors at any annual or special meeting of the CYHC shareholders, so long as notice is provided.

FORUM SELECTION BYLAW

OceanFirst’s bylaws provide that unless OceanFirst consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of OceanFirst, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder, employee or agent of OceanFirst to OceanFirst or OceanFirst stockholders, (iii) any action asserting a claim against OceanFirst or any director, officer, stockholder, employee or agent of OceanFirst arising out of or relating to any provision of the DGCL or OceanFirst’s certificate of incorporation or bylaws or (iv) any action asserting a claim against OceanFirst or any director, officer, stockholder, employee or agent of OceanFirst governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding will be another court of the State of Delaware, or if no court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has	CYHC’s organizational documents do not contain a forum selection clause.

OCEANFIRST	CYHC

dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein.

To the fullest extent permitted by law, the forum selection bylaw discussed above will apply to derivative actions or proceedings brought on behalf of OceanFirst and arising under the Securities Act or the Exchange Act, although OceanFirst stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. There is uncertainty as to whether a court would enforce such provision in connection with any such derivative action or proceeding arising under the Securities Act or the Exchange Act, and it is possible that a court could find the forum selection bylaw to be inapplicable or unenforceable in such a case.

OceanFirst’s bylaws also provide that OceanFirst is entitled to equitable relief, including injunctive relief and specific performance, to enforce such forum selection bylaw.

COMPARATIVE MARKET PRICES AND DIVIDENDS

OceanFirst common stock is listed on the Nasdaq under the symbol “OCFC” and CYHC common stock is traded on the OTC Pink under the symbol “CYHC” and in private transactions. Accordingly, there is no established public trading market for CYHC common stock. Any over the counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

The following table sets forth (i) the high and low sale prices per share of CYHC common stock based on (a) transactions reported on the OTC Pink and (b) private transactions of which CYHC was aware and (ii) the cash dividends declared per share, in each case, for the periods indicated.

	CYHC Common Stock
	High	Low	Dividend
2017
First Quarter	$20,000.00	$20,000.00	$300.00
Second Quarter	20,000.00	20,000.00	300.00
Third Quarter	20,000.00	20,000.00	300.00
Fourth Quarter	20,000.00	20,000.00	300.00
2018
First Quarter	20,000.00	20,000.00	350.00
Second Quarter	26,000.00	20,000.00	350.00
Third Quarter	26,000.00	25,000.00	350.00
Fourth Quarter	29,000.00	26,000.00	350.00
2019
First Quarter	29,000.00	28,100.00	400.00
Second Quarter	32,000.00	28,500.00	400.00

As of October 24, 2019, the last date prior to printing this proxy statement/prospectus for which it was practicable to obtain this information for OceanFirst, there were approximately 2,479 record holders of OceanFirst common stock.

As of October 31, 2019, the record date, there were approximately 104 record holders of CYHC common stock.

CYHC shareholders are advised to obtain current market quotations for OceanFirst common stock and CYHC common stock. The market price of OceanFirst common stock and CYHC common stock will fluctuate between the date of this proxy statement/prospectus, the date of the special meeting and the date of completion of the Transactions. No assurance can be given concerning the market price of OceanFirst common stock or CYHC common stock before or after the closing of the Transactions. Changes in the market price of OceanFirst common stock prior to the completion of the Transactions will affect the market value of the merger consideration that CYHC shareholders will be entitled to receive upon completion of the Transactions.

Dividends

OceanFirst currently pays a quarterly cash dividend of $0.17 per share, which is expected to continue, although the OceanFirst board may change this dividend policy at any time. OceanFirst stockholders will be entitled to receive dividends when and if declared by the OceanFirst board out of funds legally available for dividends. The OceanFirst board will consider OceanFirst’s financial condition and level of net income, future prospects, economic condition, industry practices and other factors, including applicable banking laws and regulations, in determining whether to pay dividends in the future and the amount of such dividends.

Pursuant to the terms of the merger agreement, prior to the effective time, CYHC may declare and pay regular quarterly cash dividends at a rate not in excess of $400 per share consistent with past practice. Additionally, OceanFirst and CYHC will coordinate with each other regarding the declaration of any dividends in respect of OceanFirst common stock or CYHC common stock and the record dates and payment dates relating thereto, such that the holders of CYHC common stock will not receive two dividends, or fail to receive one dividend, in respect of any quarter with respect to their shares of CYHC common stock and any shares of OceanFirst common stock any such holder receives in exchange therefor in the first-step merger.

For more information regarding OceanFirst’s and CYHC’s dividend policies, see the section of this proxy statement/prospectus entitled “The Transactions — Dividend Policy” beginning on page 56.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT OF CYHC

The following table provides information as of the record date, about the persons CYHC knows to be the beneficial owners of more than 5% of its outstanding common stock. A person may be considered to beneficially own any shares over which the person has, directly or indirectly, sole or shared voting or investment power.

Name and Address	Number of Shares Owned		Percent of Common Stock Outstanding (1)
JoAnn M. Murphy	909	(2)(3)	41.15%
c/o Country Bank
655 Third Avenue
New York, NY 10017

Joseph M. Murphy, Jr.	296	(3)(4)	13.40
c/o Country Bank
655 Third Avenue
New York, NY 10017

Joseph M. Murphy	736	(3)(5)	33.32
c/o Country Bank
655 Third Avenue
New York, NY 10017

(1)	Based on 2,209 shares of common stock outstanding and entitled to vote as of October 31, 2019.
(2)	Includes 173 shares held in her Individual Retirement Account and 554 shares held jointly with Joseph M. Murphy.
(3)	Includes 182 shares deemed beneficially owned by each of JoAnn M. Murphy, Joseph M. Murphy, Jr. and Joseph M. Murphy through a corporation in which each has a one-third ownership interest.
(4)	Includes 34 shares held as custodian for his children.
(5)	Includes 554 shares held jointly with JoAnn M. Murphy.

The following table sets forth, as of the record date, certain information as to the shares of common stock of CYHC beneficially owned by each director of CYHC, by each executive officer of CYHC, and by all directors and executive officers of CYHC as a group. A person may be considered to beneficially own any shares over which the person has, directly or indirectly, sole or shared voting or investment power.

Name	Number of Shares of CYHC Common Stock Beneficially Owned	Percent of Outstanding Shares of CYHC Common Stock (1)
Directors:
Judith A. Aydelott (2)	28	1.27%
Anthony D. Calabrese	—	—
Bryan O. Colley (3)	40	1.81
Patricia M. MacGillivray (4)	45	2.04
Carolyn T. Murphy (5)	64	2.90
JoAnn M. Murphy (6)(9)	909	41.15
Joseph M. Murphy (9)(10)	736	33.32
Joseph M. Murphy, Jr. (7)(9)	296	13.40
Mary J. Murphy (8)	50	2.26
Richard C. Petriccione	1	*
Louis A. Tallarini	14	*

Executive Officers Who Are Not Directors:
Stephen P. Conti, Senior Vice President and Chief Financial Officer	1	*
Diane M. Cahill, Senior Vice President and Chief Accounting Officer	3	*
All Directors and Executive Officers as a Group (13 persons)	1,633	73.92%

*	Represents less than 1% of outstanding shares of CYHC common stock.
(1)	Based on 2,209 shares of CYHC common stock outstanding and entitled to vote as of October 31, 2019.
(2)	Includes 2 shares held in her Individual Retirement Account and 18 shares held in her husband’s Individual Retirement Account.
(3)	Includes 13 shares held in trust for his wife.
(4)	Includes 16 shares held as custodian for her children and 6 shares held in her Individual Retirement Account.
(5)	Includes 6 shares held in her Individual Retirement Account.
(6)	Includes 173 shares held in her Individual Retirement Account and 554 shares held jointly with Joseph M. Murphy.
(7)	Includes 34 shares held as custodian for his children.
(8)	Includes 8 shares held as custodian for her children and 5 shares held in her Individual Retirement Account.
(9)	Includes 180 shares deemed beneficially owned by each of JoAnn M. Murphy, Joseph M. Murphy, Jr. and Joseph M. Murphy through a corporation in which each has a one-third ownership interest.
(10)	Includes 554 shares held jointly with JoAnn M. Murphy.

Transactions With Certain Directors and Officers and Their Related Interests

Neither CYHC nor Country Bank has granted any loans or other extensions of credit to Joseph M. Murphy, Jr., CYHC’s President and Country Bank’s President and Chief Executive Officer, or his related interests.

Biographical Information for Certain Directors and Executive Officers of CYHC

Joseph M. Murphy, Jr., age 61, has served as President of CYHC and Country Bank since January 2008 and Chief Executive Officer of Country Bank since 2014. Before holding these offices, he served as Executive Vice President of CYHC and Country Bank.

Director Independence

The CYHC board has adopted director independence standards substantially similar to those applicable to companies whose securities are listed on the Nasdaq Stock Market, LLC. Based on those adopted standards, the CYHC board has determined that Joseph M. Murphy, Jr. is not independent because he is employed as President of CYHC and Country Bank and as Chief Executive Officer of Country Bank.

Executive Compensation Information for Certain Executive Officers of CYHC

The following table shows all compensation earned by, awarded to or paid to CYHC’s President and Country Bank’s President and Chief Executive Officer, Joseph M. Murphy, Jr., for all service rendered to CYHC and/or Country Bank for the year ended December 31, 2018.

Name	Year	Salary	Bonus (1)	All Other Compensation (2)	Total
Joseph M. Murphy, Jr.	2018	$377,057	$80,000	$68,522	$525,609

(1)	Represents a discretionary bonus.
(2)	Consists of director fees ($42,000), 401(k) plan employer matching contributions ($18,122) and employer-paid car lease payments ($8,400).

OceanFirst’s Directors and Officers

For additional information regarding the directors and executive officers of OceanFirst following the Transactions, please refer to OceanFirst’s proxy statement on Schedule 14A as filed on April 26, 2019, the relevant portions of which are incorporated into this document by reference through OceanFirst’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

LEGAL MATTERS

The validity of the OceanFirst common stock to be issued in connection with the first-step merger will be passed upon for OceanFirst by Skadden, Arps, Slate, Meagher & Flom LLP (New York, New York). Certain U.S. federal income tax consequences relating to the integrated mergers will be passed upon for OceanFirst by Skadden, Arps, Slate, Meagher & Flom LLP (New York, New York) and for CYHC by Luse Gorman, PC (Washington, D.C.).

EXPERTS

OceanFirst

The consolidated financial statements of OceanFirst Financial Corp. and subsidiaries (which we refer to in this section as the Company) as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on the effectiveness of internal control over financial reporting as of December 31, 2018, expresses an opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2018 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states:

The Company did not have effective information technology general controls (ITGCs) related to user access over the core banking IT system used for financial reporting. As a result of improper risk assessment in deploying control activities around access policy, access to the core banking IT system was granted by IT personnel to retail and back office personnel that was not commensurate with assigned job responsibilities, and therefore created segregation of duties conflicts.

The Company also did not have effective monitoring controls that were designed to address the completeness and accuracy of daily reports generated by the core banking IT system that included data fields subject to these access deficiencies.

As a result, certain of the Company’s manual process level controls related to the loan and deposit account balances that are dependent upon the completeness and accuracy of data derived from the core banking IT systems were ineffective because they could have been adversely impacted by the ineffective ITGCs and monitoring controls.

The material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2018 consolidated financial statements, and this report does not affect our report on those consolidated financial statements.

WHERE YOU CAN FIND MORE INFORMATION

OceanFirst is filing with the SEC this registration statement under the Securities Act of 1933, as amended, to register the issuance of the shares of OceanFirst common stock to be issued in connection with the first-step merger. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of OceanFirst in addition to being a proxy statement for CYHC shareholders. The registration statement, including this proxy statement/prospectus and the attached annexes and exhibits, contains additional relevant information about OceanFirst, including information about OceanFirst’s common stock.

OceanFirst files reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, such as OceanFirst, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports, proxy statements and other information filed by OceanFirst with the SEC are also available at OceanFirst’s website at www.oceanfirst.com under the tab “Investor Relations,” and then under the heading “SEC Filings”. The web addresses of the SEC and OceanFirst are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those web sites is not part of this proxy statement/prospectus.

The SEC allows OceanFirst to incorporate by reference information in this proxy statement/prospectus. This means that OceanFirst can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that OceanFirst has previously filed with the SEC. They contain important information about the companies and their financial condition.

OceanFirst SEC Filings (SEC File No. 001-11713)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2018 filed on March 18, 2019

Annual Report on Form 11-K	Filed on June 21, 2019

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2019 and June 30, 2019

Current Reports on Form 8-K	Filed on January 16, 2019, January 25, 2019, January 31, 2019, April 26, 2019, May 31, 2019, June 7, 2019, June 27, 2019, July 26, 2019, August 9, 2019, August 13, 2019, September 9, 2019 and October 25, 2019 (other than those portions of the documents deemed to be furnished and not filed)

Definitive Proxy Statement on Schedule 14A	Filed April 26, 2019

The description of OceanFirst common stock set forth in its registration statement on Form 8-A, as amended, filed on May 8, 1996, including any amendment or

OceanFirst SEC Filings (SEC File No. 001-11713)	Period or Date Filed
report filed with the SEC for the purpose of updating this description.

In addition, OceanFirst incorporates by reference additional documents filed with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the special meeting, provided that OceanFirst is not incorporating by reference any information furnished to, but not filed with, the SEC.

Except where the context otherwise indicates, OceanFirst has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to OceanFirst, and CYHC has supplied all information contained herein or relating to CYHC.

Documents incorporated by reference are available from OceanFirst without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from OceanFirst at the following address and phone number:

OceanFirst Financial Corp.

110 West Front Street

Red Bank, New Jersey 07701

Attention: Investor Relations

Telephone: (732) 240-4500

CYHC shareholders requesting documents must do so by December 3, 2019 to receive them before the special meeting. You will not be charged for any of these documents that you request. If you request any incorporated documents from OceanFirst, then OceanFirst will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

Neither OceanFirst nor CYHC has authorized anyone to give any information or make any representation about the Transactions or the companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

OCEANFIRST FINANCIAL CORP.,

MIDTOWN MERGER SUB CORP.

and

COUNTRY BANK HOLDING COMPANY, INC.

Dated as of August 9, 2019

A-i

A-ii

Exhibit A – Bank Merger Agreement

Exhibit B – Form of Support Agreement

Exhibit C – First-Step Merger Surviving Corporation Certificate

A-iii

INDEX OF DEFINED TERMS

Page
2004 Indenture	A-48
Acquisition Proposal	A-46
affiliate	A-55
Agreement	A-1
Audited Financial Statements	A-12
Bank Merger	A-1
Bank Merger Agreement	A-1
Bank Merger Certificates	A-4
BHC Act	A-8
business day	A-55
Certificate of Merger	A-2
Chosen Courts	A-56
Closing	A-2
Closing Date	A-2
Code	A-1
Company	A-1
Company Adverse Recommendation Change	A-41
Company Bank	A-1
Company Benefit Plans	A-16
Company Bylaws	A-8
Company Certificate	A-4
Company Common Stock	A-2
Company Contract	A-20
Company Disclosure Schedule	A-7
Company ERISA Affiliate	A-17
Company Indemnified Parties	A-43
Company Meeting	A-40
Company Offering	A-9
Company Qualified Plans	A-16
Company Recommendation	A-41
Company Regulatory Agreement	A-21
Company Subsidiary	A-9
Company Systems	A-23
Confidentiality Agreement	A-40
Continuing Employees	A-42
Delaware Secretary	A-2
Derivative Contract	A-21
Determination Date	A-52
DGCL	A-2
Dissenting Shares	A-6
DOL	A-16
Effective Time	A-2
Enforceability Exceptions	A-10
Environmental Laws	A-21
ERISA	A-16
Exception Shares	A-3
Exchange Act	A-11
Exchange Agent	A-4
Exchange Fund	A-5

A-iv

Page
Exchange Ratio	A-3
FDIC	A-8
Federal Reserve Board	A-8
FHLB	A-8
Final Index Price	A-52
First Surviving Corporation Certificate	A-4
First-Step Merger	A-1
GAAP	A-8
Governmental Entity	A-11
Index	A-52
Index Ratio	A-52
Initial Index Price	A-52
Initial Parent Market Value	A-52
Integrated Mergers	A-1
Intellectual Property	A-23
Interim Financial Statements	A-12
IRS	A-16
Junior Subordinated Debentures	A-48
knowledge of Parent	A-55
knowledge of the Company	A-55
Laws	A-18
Leased Real Property	A-22
Liens	A-9
Loan Participation	A-25
Loans	A-25
Luse Gorman	A-38
made available	A-55
Material Adverse Effect	A-8
Materially Burdensome Regulatory Condition	A-39
Merger Consideration	A-3
Merger Sub	A-1
Merger Sub Bylaws	A-4
Merger Sub Certificate	A-4
Merger Sub Common Stock	A-2
Most Recent Balance Sheet	A-12
Multiemployer Plan	A-17
Multiple Employer Plan	A-17
NASDAQ	A-6
New Certificates	A-3
New Plans	A-42
NYBCL	A-2
NYDS	A-2
NYSDFS	A-11
OCC	A-11
Old Certificate	A-3
ordinary course of business	A-55
Owned Real Property	A-22
Parent	A-1
Parent Bank	A-1
Parent Benefit Plans	A-32
Parent Bylaws	A-4

A-v

Page
Parent Certificate	A-4
Parent Common Stock	A-2
Parent Disclosure Schedule	A-26
Parent Equity Awards	A-28
Parent ERISA Affiliate	A-32
Parent Market Value	A-52
Parent Qualified Plans	A-32
Parent Regulatory Agreement	A-34
Parent Reports	A-33
Parent Restricted Stock Awards	A-28
Parent Subsidiary	A-27
party	A-55
PBGC	A-16
Permitted Encumbrances	A-22
person	A-55
Premium Cap	A-44
Proxy Statement	A-11
Real Estate Leases	A-22
Representatives	A-45
Requisite Company Vote	A-10
Requisite Regulatory Approvals	A-39
Restrictive Covenant	A-18
S-4	A-11
Sandler	A-13
SEC	A-11
Second-Step Merger	A-1
Second-Step Merger Certificates	A-2
Skadden	A-2
Subordinated Notes	A-48
Subsidiary	A-8
Superior Proposal	A-46
Support Agreements	A-1
Surviving Corporation	A-1
Takeover Statutes	A-24
Tax	A-15
Tax Return	A-15
Taxes	A-15
Terminated Plan	A-43
Termination Date	A-51
Termination Fee	A-53
the date hereof	A-55
Two River Agreement	A-56

A-vi

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of August 9, 2019 (this “Agreement”), is by and among OceanFirst Financial Corp., a Delaware corporation (“Parent”), Midtown Merger Sub Corp., a New York corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Country Bank Holding Company, Inc., a New York corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Parent and the Company have determined that it is in the best interests of their respective companies and their stockholders and shareholders, respectively, to consummate the strategic business combination transaction provided for herein, pursuant to which (i) Merger Sub will, subject to the terms and conditions set forth herein, merge with and into the Company (the “First-Step Merger”), so that the Company is the surviving corporation in the First-Step Merger and a wholly-owned Subsidiary of Parent and (ii) immediately thereafter, the Company, as the surviving corporation in the First-Step Merger, will merge (the “Second-Step Merger”, and together with the First-Step Merger, the “Integrated Mergers”) with and into Parent, with Parent being the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, immediately following the consummation of the Integrated Mergers, Country Bank, a New York-chartered non-member bank and a wholly-owned Subsidiary of the Company (“Company Bank”), will merge (the “Bank Merger”) with and into OceanFirst Bank, National Association, a national banking association and a wholly-owned Subsidiary of Parent (“Parent Bank”), pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof, by and between Company Bank and Parent Bank, and attached hereto as Exhibit A (the “Bank Merger Agreement”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the Integrated Mergers shall together be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulation section 1.368-2(g);

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and an inducement for Parent to enter into this Agreement, certain shareholders of the Company have simultaneously herewith entered into separate Voting and Support Agreements with Parent substantially in the form attached hereto as Exhibit B (collectively, the “Support Agreements”) in connection with the First-Step Merger; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Integrated Mergers and also to prescribe certain conditions precedent to the consummation of the Integrated Mergers.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE INTEGRATED MERGERS

1.1    The Integrated Mergers; Effective Time.

(a)    The names of the constituent corporations in the First-Step Merger are Country Bank Holding Company, Inc. and Midtown Merger Sub Corp. As of the date of this Agreement, there are (i) 2,209 voting shares of common stock, par value $0.10 per share, of the Company (the “Company Common Stock”) issued and outstanding and (ii) no shares of voting preferred stock of the Company issued or outstanding. As of the date of this Agreement, there are 200 voting shares, no par value, of common stock of Merger Sub (“Merger Sub Common Stock”) issued and outstanding. Subject to the terms and conditions of this Agreement, in accordance with Section 901 and other applicable sections of the New York Business Corporation Law (the “NYBCL”), at the Effective Time, Merger Sub shall merge with and into the Company. The Company shall be the surviving corporation in the First-Step Merger, and shall continue its corporate existence under the laws of the State of New York. Upon consummation of the First-Step Merger, the separate corporate existence of Merger Sub shall terminate. On or before the Closing Date, Parent and the Company, respectively, shall cause to be filed a certificate of merger with the New York Department of State (the “NYDS”) in accordance with the NYBCL (the “Certificate of Merger”). The First-Step Merger shall become effective as of the date and time specified in the Certificate of Merger (such date and time, the “Effective Time”).

(b)    The names of the constituent corporations in the Second-Step Merger are Country Bank Holding Company, Inc. and OceanFirst Financial Corp., which was originally formed as Ocean Financial Corp. As of the date of this Agreement, there are (i) no shares of voting preferred stock issued or outstanding and (ii) 51,121,789 voting shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) issued and outstanding. Immediately following the Effective Time, subject to the terms and conditions of this Agreement, in accordance with Section 253(a)(2) and other applicable sections of the Delaware General Corporation Law (the “DGCL”) and Section 907 and other applicable sections of the NYBCL, the Company, as the surviving corporation in the First-Step Merger, shall merge with and into Parent. Parent shall be the Surviving Corporation in the Second-Step Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Second-Step Merger, the separate corporate existence of the Company shall terminate. On or before the Closing Date, Parent and the Company shall cause to be filed a certificate of merger with the Secretary of State of the State of Delaware (the “Delaware Secretary”) and a certificate of merger with the NYDS, respectively (together, the “Second-Step Merger Certificates”). The Second-Step Merger shall become effective as of the date and time specified in the Second-Step Merger Certificates.

1.2     Closing. Subject to the terms and conditions of this Agreement, the closing of the Integrated Mergers (the “Closing”) will take place at 10:00 a.m., New York City time, by mail or electronic delivery, or at the option of Parent, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), on the last business day of the month in which the conditions set forth in Article VII hereof have been satisfied or, if permitted by applicable Law, waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3    Effects of the Integrated Mergers. At and after the Effective Time, the First-Step Merger shall have the effects set forth in the applicable provisions of the NYBCL. At and after the effective time of the Second-Step Merger, the Second-Step Merger shall have the effects set forth in the applicable provisions of the DGCL and the NYBCL.

1.4    Effects of First-Step Merger on Merger Sub Common Stock. At and after the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of the common stock of the Company.

1.5    Conversion of Company Common Stock in First-Step Merger.

(a)    At the Effective Time, by virtue of the First-Step Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(i)    Subject to Section 2.2(e), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Exception Shares and Dissenting Shares (each as defined below)) shall be converted into the right to receive 2,000 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of Parent Common Stock (the “Merger Consideration”); and

(ii)    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is held by the Company as treasury stock or held by the Company, any Subsidiary of the Company, Parent or any Subsidiary of Parent (all such shares of Company Common Stock, but excluding shares of Company Common Stock held in any employee benefit plans or related trust accounts, managed accounts, mutual funds and the like or otherwise held in any fiduciary or agency capacity or as a result of debts previously contracted, the “Exception Shares”) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be paid or provided with respect thereto.

(b)    Each share of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Common Stock (each, an “Old Certificate”, it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) shall thereafter represent only the right to receive (x) the Merger Consideration in accordance with, and subject to, this Section 1.5 and the other terms of this Article I, (y) cash in lieu of fractional shares that the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (z) any dividends or distributions that the holder thereof has the right to receive pursuant to Section 2.2(b), in the case of each of the foregoing, subject to all applicable withholding of Tax in accordance with Section 2.4.

(c)    Old Certificates previously representing shares of Company Common Stock shall be exchanged for evidence of shares in book-entry form or, at Parent’s option, certificates (collectively, referred to herein as “New Certificates”), representing the Merger Consideration (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Old Certificates in accordance with Section 2.2, without any interest thereon and subject to all applicable withholding of Tax in accordance with Section 2.4.

(d)    If, prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number or kind of shares or securities, in any such case as a result of a recapitalization, reclassification, stock dividend, stock split or reverse stock split, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

1.6    Effects of Second-Step Merger on Parent and Company Common Stock. At the effective time of the Second-Step Merger, each share of (a) Parent Common Stock issued and outstanding immediately prior to such time shall remain issued and outstanding and shall not be affected by the Second-Step Merger and (b) common stock of the Company, as the surviving corporation in the First-Step Merger, issued and outstanding immediately prior to such time, shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

1.7    Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the Certificate of Incorporation of the Company (the “Company Certificate”), as in effect immediately prior to the Effective Time, shall be amended to conform to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time (the “Merger Sub Certificate”), except the name of such surviving corporation set forth therein shall be Country Bank Holding Company, Inc. as in the form attached hereto as Exhibit C (the “First-Step Merger Surviving Corporation Certificate”), which shall thereafter be the certificate of incorporation of the surviving corporation in the First-Step Merger until thereafter amended in accordance with its terms and applicable Law. At the effective time of the Second-Step Merger, the Certificate of Incorporation of Parent (the “Parent Certificate”) as in effect immediately prior to the effective time of the Second-Step Merger shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and applicable Law.

1.8    Bylaws of the Surviving Corporation. At the Effective Time, the Bylaws of Merger Sub (the “Merger Sub Bylaws”), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Company until thereafter amended in accordance with their terms and applicable Law. At the effective time of the Second-Step Merger, the Bylaws of Parent (the “Parent Bylaws”), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and applicable Law.

1.9    Directors; Officers. At and immediately after the Effective Time, the directors and officers of the Company shall consist of the directors and officers of Merger Sub in office immediately prior to the Effective Time until their respective successors are duly elected or appointed and qualified. Subject to Section 6.12, the directors and officers of the Surviving Corporation in the Second-Step Merger shall be the directors and officers of Parent in office immediately prior to the effective time of the Second-Step Merger.

1.10    Tax Consequences. For U.S. federal income tax purposes, (a) the parties intend that (i) the Integrated Mergers shall together be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) Parent, Merger Sub and the Company shall each be a party to such reorganization within the meaning of Section 368(b) of the Code, and (b) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulation Section 1.368-2(g).

1.11    Bank Merger. Immediately following the consummation of the Integrated Mergers, Company Bank and Parent Bank will consummate the Bank Merger under which Company Bank will merge with and into Parent Bank pursuant to the Bank Merger Agreement. Parent Bank shall be the surviving bank in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank shall cease. The parties agree that the Bank Merger shall become effective immediately after the effective time of the Second-Step Merger. Prior to the Effective Time, the Company shall cause Company Bank, and Parent shall cause Parent Bank, to execute such certificates of merger and such other documents and certificates as are necessary to make the Bank Merger effective (the “Bank Merger Certificate”) immediately following the effective time of the Second-Step Merger.

ARTICLE II

EXCHANGE OF SHARES

2.1    Parent to Make Merger Consideration Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) New Certificates representing the aggregate Merger Consideration to be issued pursuant to Section 1.5 and exchanged pursuant to Section 2.2(a) and (b) cash in an amount sufficient to pay any cash in lieu of any fractional shares of Parent Common Stock (such cash and New Certificates described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that no such investment income or losses thereon shall affect the amount of Merger Consideration payable to the holders of Old Certificates. Any interest and other income resulting from such investments shall be solely for the benefit of and paid to Parent.

2.2    Exchange of Shares.

(a)    As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the Merger Consideration that such holder shall have become entitled to receive in accordance with, and subject to, Section 1.5, and any cash in lieu of fractional shares that the shares of Company Common Stock represented by such Old Certificate shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b), in the case of each of the foregoing, subject to all applicable withholding of Tax in accordance with Section 2.4. From and after the Effective Time, upon proper surrender of an Old Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal duly executed, the holder of such Old Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing the Merger Consideration to which such holder of Company Common Stock shall have become entitled to receive in accordance with, and subject to, Section 1.5, and (ii) a check representing the amount of (A) any cash in lieu of fractional shares that such holder has the right to receive in respect of the surrendered Old Certificate pursuant to Section 2.2(e) and (B) any dividends or distributions that such holder has the right to receive pursuant to Section 2.2(b), and the Old Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrue on any cash in lieu of fractional shares payable to holders of Old Certificates or any dividends payable under Section 2.2(b). Until each Old Certificate is surrendered as contemplated by this Section 2.2, such Old Certificate shall be deemed at all times after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor), subject to all applicable withholding of Tax in accordance with Section 2.4.

(b)    No dividends or other distributions declared with respect to Parent Common Stock with a record date after the Effective Time shall be paid to any holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions having a record date after the Effective Time, without any interest thereon, which, following the Effective Time and prior to the time such Old Certificate is so surrendered, had become payable with respect to the Merger Consideration that the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive.

(c)    If any New Certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Old Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Old Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)    After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration (together with any dividends or distributions payable with respect thereto in accordance with Section 2.2(b) and cash in lieu of fractional shares issued in consideration therefor in accordance with Section 2.2(e)), subject to all applicable withholding of Tax in accordance with Section 2.4, that the holder presenting such Old Certificates is entitled to, as provided in this Article II.

(e)    Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall, following the Effective Time, pay to each former shareholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the volume weighted-average trading price of Parent Common Stock on The Nasdaq Global Select Market (the “NASDAQ”) (as reported by Bloomberg L.P. (or, if such information is no longer reported by Bloomberg L.P., as reported by a comparable internationally recognized source mutually determined by Parent and the Company)) for the five (5) full trading days ending on the last trading day preceding the Closing Date by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock that such holder would otherwise be entitled to receive pursuant to Section 1.5.

(f)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for one (1) year after the Effective Time shall be paid to Parent. Any former shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the Merger Consideration (together with any dividends or distributions payable with respect thereto in accordance with Section 2.2(b) and cash in lieu of fractional shares issued in consideration therefor in accordance with Section 2.2(e)) in respect of each former share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)    In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed, and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may require, the Exchange Agent or Parent, as applicable, will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) in respect thereof pursuant to this Agreement.

2.3    Dissenter’s Rights.

(a)    Notwithstanding anything herein to the contrary, no shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who has (i) filed with the Company, before the Company Meeting, or at the Company Meeting but before the vote, written objection to the adoption of this Agreement, (ii) not voted to adopt this Agreement or assented thereto in writing, (iii) properly demanded payment of the fair value of such shares by filing a written notice of such holder’s election to dissent from the First-Step Merger in accordance with Section 623 of the NYBCL and (iv) as of the Effective Time, not failed to perfect, and has not effectively withdrawn or lost or otherwise waived, withdrawn or lost his, her or its rights to dissent pursuant to Section 623 of the NYBCL (the “Dissenting Shares”) shall be converted into or represent the right to receive the Merger Consideration provided in Section 1.5 and instead the holders of Dissenting Shares shall be entitled to payment of the fair value of such Dissenting Shares in accordance with Section 623 and to the rights that are granted by Section 623 and Section 910 of the NYBCL (unless and until such holder shall have failed to timely perfect, and shall have effectively withdrawn or lost, or otherwise waived, withdrawn or lost such holder’s right to dissent from the First-Step Merger under Section 623 and Section 910 of the NYBCL, in which case such holder shall be entitled to receive the Merger Consideration in accordance with Section 1.5, without interest thereon, in exchange for such shares of Company Common Stock, and such shares of Company Common Stock shall no longer be deemed to be Dissenting Shares). In such case, at the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except as provided for pursuant to Section 623 and Section 910 of the NYBCL and this Section 2.3.

(b)    The Company shall provide Parent any instruments or communications delivered by any holders of Company Common Stock with respect to demands, or attempted withdrawal of demands, for appraisal by such holders and any other instruments received by the Company relating to the Dissenting Shares, and, to the extent permitted by Law, Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent or as otherwise required by an order of a Governmental Entity of competent jurisdiction, voluntarily make any payment with respect to or settle any such demands, or waive any failure to timely deliver a written demand, or offer to do any of the foregoing.

2.4    Tax Withholdings. Notwithstanding anything to the contrary herein, each of Parent and Merger Sub shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock, cash dividends or distributions payable pursuant to Section 2.2 or any other amounts otherwise payable pursuant to this Agreement to any person such amounts as it determines it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, Merger Sub or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which the deduction and withholding was made by Parent, Merger Sub or the Exchange Agent, as the case may be.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the disclosure schedule delivered by the Company to Parent concurrently herewith (the “Company Disclosure Schedule”); provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the Company and (iii) any disclosures made in the Company Disclosure Schedule with respect to a section of this Article III shall be deemed to qualify any other section of this Article III (A) specifically referenced or cross-referenced in such disclosure or (B) to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections of this Article III, the Company hereby represents and warrants to Parent as follows:

3.1    Corporate Organization.

(a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and is duly registered with the Board of Governors of the Federal Reserve

System (the “Federal Reserve Board”) as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent, the Company or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impacts of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (E) the reasonable, customary and documented third party expenses incurred by either party in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B) or (C), to the extent that the impacts of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the term “Subsidiary”, when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which (x) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (y) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions.

(b)    True, correct and complete copies of the Company Certificate and the Bylaws of the Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available by the Company to Parent. The minute books of the Company and its Subsidiaries accurately reflect, in all material respects, all material corporate actions of the shareholders and boards of directors or managers (and committees thereof) of the Company or its Subsidiaries, as applicable.

(c)    The Company has previously made available to Parent true, correct and complete copies of (i) its annual report to its shareholders for the years ended December 31, 2018 and December 31, 2017 and (ii) proxy materials distributed to its shareholders in connection with its any meeting of its shareholders held in 2019 or 2018.

(d)    Company Bank is a non-member bank duly organized, validly existing and in good standing under the laws of the State of New York. The deposits of Company Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due and no proceedings for the termination of such insurance are pending or threatened. Company Bank is a member in good standing of the Federal Home Loan Bank of New York (the “FHLB”) and owns the requisite amount of stock therein.

(e)    Each Subsidiary of the Company (each, a “Company Subsidiary”), (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under Law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and (iii) has all requisite company, partnership or corporate (as applicable) power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Company Subsidiary to pay dividends or distributions except, in the case of a Company Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. Other than Company Bank and those Subsidiaries set forth in Section 3.1 of the Company Disclosure Schedule, there are no Company Subsidiaries.

3.2    Capitalization.

(a)    The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share, of which no shares of preferred stock are issued or outstanding. As of the date of this Agreement, there are (i) 2,209 shares of Company Common Stock issued and outstanding, (ii) no shares of Company Common Stock held in treasury, and (iii) no other shares of capital stock or other equity securities of the Company issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of any preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of the Company may vote. As of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of Company Common Stock or other equity interests of the Company, other than the Support Agreements. Section 3.2(a)(i) of the Company Disclosure Schedule sets forth (as of the date hereof) a true, correct and complete list of all the issued and outstanding shares of Company Common Stock, specifying, on a holder-by-holder basis, (A) the name of each holder and (B) the number of shares held by such holder. The Company is not and, since the date of the 2004 Indenture has not been, subject to the restriction set forth in clauses (x) and (y) of Section 3.8 of the 2004 Indenture (as defined below).

(b)    The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c)    Except as set forth on Section 3.2(c) of the Company Disclosure Schedule, the Company has not repurchased any shares of Company Common Stock.

(d)    Section 3.2(d) of the Company Disclosure Schedule sets forth a true, correct and complete list and description of each offering of equity securities (or securities convertible or exchangeable into, or exercisable for, equity securities) of the Company made by the Company within the past five years (all such offerings, whether or not listed in Section 3.2(d) of the Company Disclosure Schedule, a “Company Offering”), including a description of the securities issued, the date of issuance, the amount of shares issued, the use of proceeds and the offering price. The Company has, in connection with each Company Offering, complied in all material respects with all Laws with respect thereto, including all federal and state securities Laws.

(e)    Section 3.2(e) of the Company Disclosure Schedule sets forth a true, correct and complete list of all cash dividends paid by the Company since January 1, 2017, including, for each dividend payment, the per share amount of such dividend, the record date and the payment date.

3.3    Authority; No Violation.

(a)    The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Integrated Mergers and the Bank Merger, have been duly, validly and unanimously approved by the Board of Directors of the Company. The Board of Directors of the Company has (i) determined that the Integrated Mergers, on the terms and conditions set forth in this Agreement, are advisable, fair to and in the best interests of the Company and its shareholders, (ii) adopted this Agreement, (iii) directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s shareholders for adoption at a duly called and convened meeting of such shareholders, (iv) recommended that the shareholders of the Company adopt this Agreement and the transactions contemplated hereby and (v) adopted a resolution to the foregoing effect. Except for the adoption of this Agreement by the affirmative vote of the holders of at least a majority of the votes of the shares of the Company entitled to vote thereon (the “Requisite Company Vote”), no other corporate proceedings or approvals on the part of the Company are necessary to approve or adopt this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)    Neither the execution and delivery of this Agreement by the Company, nor the consummation of the transactions contemplated hereby, including the Integrated Mergers and the Bank Merger, nor compliance by the Company with each of the terms and provisions hereof will (i) violate any provision of the Company Certificate or the Company Bylaws or any governing or organizational document of any Company Subsidiary or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (y) except as set forth in Section 3.3(b)(ii)(y) of the Company Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of this clause (y)) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(c)    The Board of Directors of Company Bank has adopted the Bank Merger Agreement. The Company, as the sole shareholder of Company Bank, has adopted and approved the Bank Merger Agreement, and the Bank Merger Agreement has been duly executed by Company Bank and (assuming due authorization, execution and delivery by Parent Bank) constitutes a valid and binding obligation of Company Bank, enforceable against Company Bank in accordance with its terms (except in all cases as may be limited by the Enforceability Exceptions).

3.4    Consents and Approvals. Except for (a) the filing of applications, filings, certificates and notices, as applicable, with the NASDAQ and the approval of the listing on the NASDAQ of the shares of Parent Common Stock to be issued as the Merger Consideration pursuant to this Agreement, (b) the filing of applications, filings, certificates and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval or waiver of such applications, filings and notices, (c) the filing of applications, filings, certificates and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”) in connection with the Bank Merger, including filing of the Notice of Consummation with the OCC pursuant to the National Bank Act, and approval of such applications, filings and notices, (d) the filing of applications, filings and notices, as applicable, with the New York Department of Financial Services (the “NYSDFS”) under the Riegle-Neal Interstate Banking and Branching Efficiency Act and such other banking laws as may be required in connection with the Bank Merger, and approval of such applications, filings and notices, (e) the filing with the Securities and Exchange Commission (the “SEC”) of (i) any filings that are necessary under applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) the registration statement on Form S-4 in which both the proxy statement relating to the meeting of the Company’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendment or supplement thereto, the “Proxy Statement”) and a prospectus relating to the shares of Parent Common Stock to be issued in the First-Step Merger will be included, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (f) the filing of the Certificate of Merger with the NYDS pursuant to the NYBCL, (g) the filing of the Second-Step Merger Certificates with the Delaware Secretary and the NYDS in accordance with the DGCL and the NYBCL, respectively, (h) the filing of the Bank Merger Certificate and (i) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any court, administrative agency or commission, regulatory agency or other federal, state or foreign governmental authority or instrumentality or any self-regulatory organization (each, a “Governmental Entity”) or any other third party are necessary in connection with (A) the execution and delivery by the Company of this Agreement, (B) the consummation by the Company of the Integrated Mergers and the other transactions contemplated hereby, (C) the execution and delivery by Company Bank of the Bank Merger Agreement or (D) the consummation by Company Bank of the Bank Merger.

3.5    Reports. The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2016 with any Governmental Entity, and have paid in full all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Section 3.5 of the Company Disclosure Schedule, (i) other than normal examinations and inspections in the ordinary course, no Governmental Entity has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2016, except where such proceedings or investigation would not reasonably be expected to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (ii) there is no unresolved violation, criticism or exception by any Governmental Entity of the Company or any of its Subsidiaries that would reasonably be expected to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2016, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

3.6    Financial Statements.

(a)    The Company has previously made available to Parent a true, correct and complete copy of the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2018 and

December 31, 2017, and the related audited consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries for each of the years then ended, together with all related notes and schedules thereto, accompanied by the report thereon of the Company’s independent auditors (collectively referred to as the “Audited Financial Statements”) and the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2019 (the “Most Recent Balance Sheet”), and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows of the Company and its Subsidiaries for the three months ended March 31, 2019 together with all related notes and schedules thereto (together with the Most Recent Balance Sheet, the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (i) were prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods and as of the respective dates therein set forth (subject in the case of the Interim Financial Statements to year-end audit adjustments normal in nature and amount) and (iii) were prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such Financial Statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Crowe LLP, the Company’s independent auditor, has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the Most Recent Balance Sheet (including any notes thereto) and for liabilities incurred in the ordinary course of business since the date of the Most Recent Balance Sheet or in connection with this Agreement and the transactions contemplated hereby.

(c)    The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the Company. The Company (i) keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, and (ii) maintains a system of internal controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since January 1, 2016, there has been no (x) significant deficiency or material weakness in the design or operation of internal controls that is reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (y) fraud, whether or not material, that involves directors, management or other employees who have a significant role in the Company’s internal controls, in each case, disclosed to the Company’s auditors, the audit committee of the Board of Directors of the Company or any Governmental Entity.

(d)    Since January 1, 2016, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or, to the knowledge of the Company, to any director or officer of the Company.

3.7    Broker’s Fees. With the exception of the engagement of Sandler O’Neill + Partners, L.P. (“Sandler”), neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Integrated Mergers or the other transactions contemplated by this Agreement. The Company has disclosed to Parent as of the date hereof the aggregate fees provided for in connection with the engagement by the Company of Sandler related to the Integrated Mergers and the other transactions contemplated hereby.

3.8    Absence of Certain Changes or Events.

(a)    Since December 31, 2018, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b)    Since December 31, 2018, except with respect to (i) matters set forth in Section 3.8(b) of the Company Disclosure Schedule and (ii) the transactions contemplated hereby, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

(c)    Since December 31, 2018, except with respect to matters set forth in Section 3.8(c) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries have taken any action or failed to take any action that would have resulted in a breach of Section 5.2 had such act or omission occurred during the period from the date hereof to the Effective Time or the earlier termination of this Agreement in accordance with its terms.

3.9    Legal Proceedings.

(a)    Except as set forth in Section 3.9(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations (i) of any material nature against the Company or any of its Subsidiaries or any of their current or former directors or executive officers or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)    There is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets, rights or properties of the Company or any of its Subsidiaries (or that, upon consummation of the Integrated Mergers, would apply to the Surviving Corporation or any of its affiliates), that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.10    Taxes and Tax Returns.

(a)    Each of the Company and its Subsidiaries has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all material Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct and complete in all material respects.

(b)    All material Taxes of the Company and its Subsidiaries that are due have been fully and timely paid or adequate reserves therefor have been made in accordance with GAAP on the Financial Statements or Interim Financial Statements of the Company and its Subsidiaries. Each of the Company and its Subsidiaries has withheld and paid to the relevant Governmental Entity on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any person. All deficiencies asserted or assessments made as a result of any audit, assessment, claim, examination, investigation or other inquiry relating to Taxes by any Governmental Entity of the Tax Returns of the Company or its Subsidiaries have been fully paid or are being contested in good faith through appropriate proceedings and have been adequately reserved for in accordance with GAAP in the Financial Statements or the Interim Financial Statements.

(c)    Neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes since the date of the latest Interim Financial Statements outside of the ordinary course of business.

(d)    Neither the Company nor any of its Subsidiaries has a nexus or Tax presence in any jurisdiction in which it is not currently filing Tax Returns. No claim has been made in writing by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such subsidiary is or may be subject to taxation by that jurisdiction.

(e)    Neither the Company nor any of its Subsidiaries has requested or received any extension of time within which to file any material Tax Return, which Tax Return has not since been filed. No extension or waiver of the limitation period applicable to any material Tax Return of the Company or any of its Subsidiaries has been granted by or requested from the Company or any of its Subsidiaries that is still outstanding.

(f)    The Company and each of its Subsidiaries is, and has been since its respective date of formation, organized or incorporated under the laws of a state or political subdivision of the United States. Neither the Company nor any of its Subsidiaries is or has been subject to Tax in any jurisdiction outside of the United States. Neither the Company nor any Company Subsidiary conducts or has conducted any business or other operations outside of the United States.

(g)    There are no material Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Liens for Taxes not yet due and payable.

(h)    Neither the Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations, investigations, or other proceedings regarding any material Taxes of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries which have not been paid, settled or withdrawn or for which adequate reserves have not been established in accordance with GAAP in the Financial Statements.

(i)    Neither the Company nor any of its Subsidiaries is required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable year (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7127 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account in respect of taxable periods ending on or prior to the Closing Date described in Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law); (v) installment sale or open transaction made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; (vii) election made under Section 108(i) of the Code prior to the Closing Date; (viii) application of Section 965 of the Code, including any election made under Section 965(h) of the Code; or (ix) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of the Company from any period ending on or before the Closing Date to any period ending after such date.

(j)    Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which the Company was the common parent) or (ii) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) arising from the application of Treasury Regulation section 1.1502-6, or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.

(k)    Except as set forth in Section 3.10(k) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is, or has been since the date of its formation, a party to or a member of any joint venture, partnership, limited liability company, trust or other arrangement or contract which could be treated as a partnership for Tax purposes.

(l)    There is no power of attorney given by or binding upon the Company or any of its Subsidiaries with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired that is currently in effect.

(m)    Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(n)    The Company is not and has not been, during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(o)    The Company and each of its Subsidiaries have disclosed on their respective federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code. Neither the Company nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1) or any similar provision of state, local or foreign Tax Law.

(p)    Neither the Company nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382(g) of the Code within the past five years.

(q)    As used herein, “Tax” or “Taxes” means (i) all federal, state, local, foreign or other taxes imposed by any Governmental Entity, including all income, gross receipts, license, payroll, employment, escheat, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto and (ii) any amounts described in clause (i) of this definition (x) as a result of being prior to the Closing a member of an affiliated, consolidated, combined, unitary or other similar group, (y) as a result of being prior to the Closing a party to any Tax sharing or Tax allocation agreement or other similar arrangement (other than customary commercial contracts not primarily related to Taxes) or (z) as a result of being liable for another person’s Taxes as a transferee or successor.

(r)    As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11    Employees.

(a)    Section 3.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plans” mean all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, whether funded or unfunded, and all pension, benefit, retirement, bonus, stock option, stock purchase, employee stock ownership, restricted stock, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) to or with respect to which the Company or any Subsidiary is a party or has or could reasonably be expected to have any current or future obligation or that are sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of the Company or any of its Subsidiaries.

(b)    The Company has made available to Parent true, correct and complete copies of the following documents with respect to each of the Company Benefit Plans, to the extent applicable: (i)  the plan document (including all amendments thereto) governing such Company Benefit Plan or, if such Company Benefit Plan is not in writing, a written description of all the material terms of such Company Benefit Plan, (ii)  if the Company Benefit Plan is funded through a trust or any other funding arrangement, a copy of such trust of other funding arrangement, (iii) each ERISA summary plan description and summary of material modifications, (iv)  the annual report (Form 5500), if any, filed with the Internal Revenue Service (the “IRS”) for the last three (3) plan years and summary annual reports, with schedules and financial statements attached, (v) the most recently received IRS determination or opinion letter, if any, relating to any Company Benefit Plan, (vi) the most recently prepared actuarial report for each Company Benefit Plan (if applicable) for each of the last three (3) years and (vii) copies of all material non-routine correspondence to and from the IRS, U.S. Department of Labor (the “DOL”) or Pension Benefit Guarantee Corporation (the “PBGC”).

(c)    Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all Laws, including ERISA and the Code. Neither the Company nor any of its Subsidiaries has taken any action to take corrective action or made a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity with respect to any Company Benefit Plan, and neither the Company nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)    Section 3.11(d) of the Company Disclosure Schedule sets forth a true, correct and complete list of each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”). The IRS has issued a favorable determination or opinion letter with respect to each Company Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Company Qualified Plan or the exempt status of the related trust or increase the costs relating thereto. No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)    Each Company Benefit Plan that is subject to Section 409A of the Code has been administered and documented in compliance with the requirements of Section 409A of the Code, except where any non-compliance has not and cannot reasonably be expected to result in material liability to the Company or any of its Subsidiaries or any employee of the Company or any of its Subsidiaries.

(f)    No Company Benefit Plan is, and none of the Company, its Subsidiaries nor any Company ERISA Affiliate (as defined below) has at any time during the last six years sponsored, maintained, contributed to or been obligated to contribute to any plan that is, subject to Title IV or Section 302 of ERISA or Sections 412, 430 or 4971 of the Code. For purposes of this Agreement, the term “Company ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section  4001 of ERISA.

(g)    None of the Company, its Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of the Company and its Subsidiaries nor any Company ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part 1 of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(h)    Neither the Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i)    All contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, in each case, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company to the extent required by GAAP.

(j)    There are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course of business), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of the Company, no set of circumstances exists that may reasonably be expected to give rise to a claim, lawsuit or arbitration, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans, in each case that could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in any Company Benefit Plan, or any other party.

(k)    None of the Company and its Subsidiaries nor any Company ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Benefit Plans or their related trusts, the Company, any of its Subsidiaries, any Company ERISA Affiliate or any person that the Company or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l)    Except as set forth in Section 3.11(l) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability, delivery or funding of, or increase in the amount or value of, any payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director, independent contractor, consultant or other service provider of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will (i) be an “excess parachute payment” within the meaning of Section 280G of the Code or (ii) require prior approval in accordance with FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments. The Company has made available to Parent true, correct and complete copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

(m)    No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise. Neither the Company nor any of its Subsidiaries remain subject to any compensation-related limitations or restrictions imposed by or related to Section 111 of the Emergency Economic Stabilization Act of 2008, as amended.

(n)    There are no pending or, to the knowledge of the Company, threatened material labor grievances or material unfair labor practice claims or charges against the Company or any of its Subsidiaries, or any strikes or other material labor disputes against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries and, to the knowledge of the Company, there are no organizing efforts by any union or other group seeking to represent any employees of the Company or any of its Subsidiaries and no employees of the Company or any of its Subsidiaries are represented by any labor organization.

(o)    To the knowledge of the Company, no current or former employee or independent contractor of the Company or any of its Subsidiaries is in violation in any material respect of any term of any restrictive covenant obligation, including any non-compete, non-solicit, non-interference, non-disparagement or confidentiality obligation (“Restrictive Covenant”) or any employment or consulting contract, common law nondisclosure obligation, fiduciary duty, or other obligation: (i) to the Company or any of its Subsidiaries or (ii) to a former employer or engager of any such individual relating (A) to the right of any such individual to work for the Company or any of its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(p)    To the knowledge of the Company, no employee of the Company or any of its Subsidiaries with an annual base salary equal to or greater than $100,000 intends to terminate his or her employment relationship.

3.12    Compliance with Applicable Law. The Company and each of its Subsidiaries hold, and have at all times since January 1, 2016 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid in full all fees and assessments due and payable in connection therewith), except where neither the failure to hold nor the cost of obtaining and holding any such license, franchise, permit or authorization (nor the failure to pay any such fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and to the knowledge of the Company no suspension or cancellation of any such license, franchise, permit or authorization is threatened. The Company and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under, any applicable federal, state, local or foreign law, statute, order, constitution, treaty, convention, ordinance, code, decree, rule, regulation, judgment, writ, injunction, policy, permit, authorization or common law or agency requirement (“Laws”) of any Governmental Entity relating to the Company or any of its Subsidiaries, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection

Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Federal Deposit Insurance Corporation Improvement Act, the New York Banking Law and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. The Company Bank has a Community Reinvestment Act rating of “satisfactory” or better. Without limitation, none of the Company or any of its Subsidiaries, or to the knowledge of the Company, any director, officer, employee, agent, representative or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law, (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

3.13    Certain Contracts.

(a)    Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral):

(i)    with respect to the employment or service of any independent contractor or consultant involving the payment by the Company of fees to such independent contractor or consultant of fees in excess of $50,000 annually;

(ii)    that, upon the execution or delivery of this Agreement, shareholder adoption of this Agreement or the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in (A) any payment (whether of severance pay or otherwise) becoming due from Parent, the Company, the Surviving Corporation, or any of their respective Subsidiaries to any director, officer, employee or consultant thereof, or (B) any of the benefits thereunder being increased, the vesting of the benefits thereunder being accelerated, or the value of any of the benefits thereunder being calculated on the basis of any of the transactions contemplated by this Agreement;

(iii)    that contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by the Company or any of its affiliates or upon consummation of the Integrated Mergers will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business;

(iv)    that obligates the Company or its Subsidiaries (or, following the consummation of the transactions contemplated hereby, the Surviving Corporation or its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or that grants any person other than the Company or any of its Subsidiaries “most favored nation” status or similar rights;

(v)    to which any affiliate, officer, director or employee of the Company or any of its Subsidiaries is a party or beneficiary (except with respect to loans to, or deposits from, directors,

officers and employees entered into in the ordinary course of business, on commercially reasonable terms and in accordance with all applicable regulatory requirements);

(vi)    that is a material Intellectual Property license or under which the Company or any of its Subsidiaries has licensed to others the right to use any Intellectual Property owned by the Company or any of its Subsidiaries, other than licenses for commercial “off-the-shelf” or “shrink-wrap” software that have not been modified or customized for the Company or its Subsidiaries other than through customization tools made available by the applicable licensor;

(vii)    with or to a labor union or guild (including any collective bargaining agreement);

(viii)    that relates to the incurrence of indebtedness by the Company or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the FHLB and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business) in the principal amount of $250,000 or more, including any sale and leaseback transactions, capitalized leases or other similar financing transactions;

(ix)    that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries;

(x)    that provides any rights to shareholders of the Company, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to the Company’s or any of its Subsidiary’s Board of Directors;

(xi)    that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $80,000 per annum (other than any such contracts, arrangements, commitments or understandings, which are terminable by the Company or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice);

(xii)    that includes an indemnification obligation of the Company or any of its Subsidiaries with a maximum potential liability in excess of $80,000;

(xiii)    with respect to any partnership or joint venture;

(xiv)    that limits the payment of dividends by the Company or any of its Subsidiaries;

(xv)    relating to the acquisition or disposition of any branch or business (whether by merger, sale of stock, sale of assets or otherwise) or any material amount of assets, in each case, (A) entered into within the last three (3) years or (B) under which the Company or any of its Subsidiaries has any outstanding materiel obligation or right; or

(xvi)     that involves aggregate payments or receipts by or to the Company or any of its Subsidiaries in excess of $50,000 in any twelve-month period, other than those terminable by the Company (A) by providing notice to its counterparty no later than the sixtieth (60th) day prior to the effective date of such termination and (B) without payment by the Company or any Subsidiary of the Company of any material fee or other payment.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract”, and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any material violation of any Company Contract by any of the other parties thereto.

(b)    The Company has made available to Parent a true, correct and complete copy of each written Company Contract and each written amendment to any Company Contract. Section 3.13(b) of the Company Disclosure Schedule sets forth a true, correct and complete description of any oral Company Contract and any oral amendment to any Company Contract.

(c)    Each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and is in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Each Company Contract is enforceable against the Company or the applicable Subsidiary and, to the knowledge of the Company, the counterparty thereto (except as may be limited by the Enforceability Exceptions). The Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each Company Contract. To the knowledge of the Company, each third-party counterparty to each Company Contract has in all material respects performed all obligations required to be performed by it under such Company Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract.

3.14    Agreements with Governmental Entities. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been, since January 1, 2016, a recipient of any supervisory letter from, or, since January 1, 2016, has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised, since January 1, 2016, by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement. The Company and its Subsidiaries are in compliance in all material respects with each Company Regulatory Agreement to which it is a party or is subject. The Company and its Subsidiaries have not received any notice from any Governmental Entity indicating that the Company or its Subsidiaries is not in compliance in any material respect with any Company Regulatory Agreement.

3.15    Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements (each, a “Derivative Contract”), whether entered into for the account of the Company, any of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Governmental Entity and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable against the Company or its applicable Subsidiary and, to the knowledge of the Company, the counterparty thereto, in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. The Company and each of its Subsidiaries have duly performed in all material respects all of their material obligations under each Derivative Contract to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. Each such Derivative Contract has been reflected in the books and records of the Company and such Subsidiaries in accordance with GAAP consistently applied. Each Derivative Contract is evidenced by customary and appropriate documentation (including an ISDA master agreement and long-form confirmation).

3.16    Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance, and have complied, with all Laws relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance or (c) indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or, to the knowledge of the Company, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against the Company, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of understanding by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

3.17    Investment Securities and Commodities.

(a)    Each of the Company and its Subsidiaries has good and valid title to all securities and commodities owned by it (except those sold under repurchase agreements as reflected in the Financial Statements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities and commodities are carried on the books of the Company at values determined in accordance with GAAP in all material respects.

(b)    The Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that the Company believes in good faith are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, the Company has made available to Parent the terms of such policies, practices and procedures.

3.18    Real Property.

(a)    Section 3.18(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all of the real property owned by the Company and its Subsidiaries (collectively, the “Owned Real Property”). The Company has good and marketable title to all the Owned Real Property (except properties sold or otherwise disposed of in accordance with Sections 5.1 and 5.2), free and clear of all Liens (except statutory Liens securing payments not yet due, Liens for real property Taxes not yet due and payable, easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”).

(b)    Section 3.18(b) of the Company Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all of the real estate leases, subleases, licenses and occupancy agreements (together with any amendments, modifications, supplements, replacements, restatements and guarantees thereof or thereto, including any oral amendments) to which the Company or any of its Subsidiaries is a party with respect to all real property leased, subleased, licensed or otherwise used or occupied by the Company or any of its Subsidiaries on the date hereof (collectively, the “Leased Real Property”), whether in the Company’s or any of its Subsidiaries’ capacity as lessee, sublessee, licensee, lessor, sublessor, or licensor, as the case may be (the “Real Estate Leases”). The Company or its Subsidiaries has valid leasehold interests in the Leased Real Property, free and clear of all Liens, except Permitted Encumbrances. Each Real Estate Lease is (i) valid, binding and in full force and effect without material default thereunder by the lessee or, to the knowledge of the Company, the lessor, and (ii) enforceable against the Company or the applicable Subsidiary and, to the knowledge of the Company, the counterparty thereto (except as may be limited by the Enforceability Exceptions). The Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each Real Estate Lease, and to the knowledge of the Company, each counterparty to each Real Estate Lease has in all material respects performed all obligations required to be performed by it under such Real Estate Lease, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Real Estate Lease. The Company has made available to Parent a true, correct and complete copy of each written Real Estate Lease and each written amendment to any Real Estate Lease.

(c)    Neither the Company nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted any person a right to use or occupy all or any portion of any Owned Real Property or Leased Real Property. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against the Owned Real Property or Leased Real Property.

3.19    Intellectual Property; Company Systems.

(a)    The Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) (A) the use of any Intellectual Property by the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company or any Company Subsidiary acquired the right to use any Intellectual Property, and (B) no person has asserted to the Company that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (ii) no person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries and (iii) neither the Company nor any Company Subsidiary has received any notice of any pending claim with respect to any Intellectual Property owned by the Company or any Company Subsidiary, and the Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by the Company and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

(b)    The computer, information technology and data processing systems, facilities and services used by the Company or any Company Subsidiary, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Company Systems”), are reasonably sufficient for the conduct of the respective businesses of the Company and the Company Subsidiaries as currently conducted and the Company Systems are in sufficiently good working condition to effectively perform all computing, information technology and data processing operations reasonably necessary for the operation of the respective businesses of the Company and the Company Subsidiaries as currently conducted, in each case, except for such failures to be reasonably sufficient or in sufficiently good working condition that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, to the knowledge of the Company, since January 1, 2016, no third party has gained unauthorized access to any Company Systems owned or controlled by the Company or any of the Company Subsidiaries. The

Company and the Company Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards (i) to protect the Company Systems from unauthorized access and from disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials and (ii) that are designed for the purpose of reasonably mitigating the risks of cybersecurity breaches and attacks. Each of the Company and the Company Subsidiaries has in all material respects implemented reasonably appropriate backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably mitigate the risk of a material disruption to the operation of the respective businesses of the Company and the Company Subsidiaries.

(c)    Each of the Company and the Company Subsidiaries has (i) complied in all material respects with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To the knowledge of the Company, since January 1, 2016, there has been no material loss, damage, or unauthorized access, use, modification, or other misuse of any such information by the Company or any of the Company Subsidiaries.

3.20    Related Party Transactions. Except as set forth in Section 3.20 of the Company Disclosure Schedule, and other than deposit relationships with Company Bank entered into in the ordinary course of business, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, agreements, arrangements or understandings between (a) the Company or any of its Subsidiaries, on the one hand, and (b) (x) (i) any current or former director, president, vice president in charge of a principal business unit, division or function (such as sales, administration or finance), or other officer or person who performs a policy-making function, in each case of the Company or any of its Subsidiaries or (ii) any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Company Common Stock or (y) any affiliate or immediate family member of any person referenced in clause (x), on the other hand.

3.21    Takeover Statute. No “moratorium,” “fair price,” “business combination,” “control share acquisition,” “interested shareholder,” “affiliate transactions” or similar provision of any state anti-takeover Law (any such laws, “Takeover Statutes”) is applicable to this Agreement, the Integrated Mergers or any of the other transactions contemplated by this Agreement under any Law.

3.22    Reorganization. Neither the Company nor any of its Subsidiaries has taken any action, nor, to the knowledge of the Company, are there any facts or circumstances, that could reasonably be expected to prevent the Integrated Mergers from being treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23    Opinion. Prior to the execution of this Agreement, the Board of Directors of the Company has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Sandler to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to the holders of Company Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24    Company Information. The information relating to the Company, its Subsidiaries and its and their respective directors and officers to be contained in the Proxy Statement and the S-4 and the information relating to the Company and its Subsidiaries that is provided by the Company or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

3.25    Loan Portfolio.

(a)    As of the date hereof, except as set forth in Section 3.25(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which the Company or any of its Subsidiaries is a creditor and that, as of March 31, 2019, had an outstanding balance of $100,000 or more and under the terms of which the obligor was, as of March 31, 2019, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of the Company or any of its Subsidiaries, or to the knowledge of the Company, any affiliate of any of the foregoing. Set forth in Section 3.25(a) of the Company Disclosure Schedule is a true, correct and complete list of (iii) all of the Loans of the Company and its Subsidiaries that, as of March 31, 2019, were classified by the Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (iv) each asset of the Company or any of its Subsidiaries that, as of March 31, 2019, is classified as “Other Real Estate Owned” and the book value thereof.

(b)    Set forth in Section 3.25(b) of the Company Disclosure Schedule is a true, correct and complete list, as of March 31, 2019, of each Loan of the Company or any of its Subsidiaries that is structured as a participation interest in a Loan originated by another person (each, a “Loan Participation”), including with respect to each such Loan Participation, the originating lender of the related Loan, the outstanding principal balance of the related Loan, the amount of the outstanding principal balance represented by the Loan Participation and the identity of the borrower of the related Loan.

(c)    Except as would not reasonably be expected to have, individually or in the aggregate, Material Adverse Effect on the Company, each Loan of the Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Company and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, (except as may be limited by the Enforceability Exceptions).

(d)    Each outstanding Loan of the Company and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes and other credit and security documents, the written underwriting standards of the Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all Laws.

(e)    None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f)    There are no outstanding Loans made by the Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of the Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(g)    Neither the Company nor any of its Subsidiaries is now nor has it ever been since January 1, 2016, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

3.26    Insurance. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts that management of the Company reasonably determined to be prudent, sufficient and consistent with industry practice, and the Company and its Subsidiaries are in compliance in all material respects with their insurance policies, each of which is listed in Section 3.26 of the Company Disclosure Schedule, and are not in default under any term thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.27    Cybersecurity. On a regular basis, and in addition to internal reviews and monitoring, the Company engages an independent third party to conduct an examination and review of the Company Systems for the purpose of identifying any deficiencies, weaknesses or vulnerabilities. Based on these reviews, and to the knowledge of the Company, there has not been and/or are not present in the Company Systems: unauthorized access, disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials.

3.28    No Other Representations or Warranties.

(a)    Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to Parent or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to Parent or any of its affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)    The Company acknowledges and agrees that neither Parent nor any other person has made or is making any express or implied representation or warranty with respect to Parent, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except (a) as disclosed in the disclosure schedule delivered by Parent to the Company concurrently herewith (the “Parent Disclosure Schedule”); provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on Parent and (iii) any disclosures made in the Parent Disclosure Schedule with respect to a section of this

Article IV shall be deemed to qualify any other section of this Article IV (A) specifically referenced or cross-referenced in such disclosure and (B) to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other section of this Article IV, or (b) as disclosed in any Parent Reports publicly filed by Parent after December 31, 2018 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent hereby represents and warrants to the Company as follows:

4.1    Corporate Organization.

(a)    Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a bank holding company duly registered with the Federal Reserve Board as a bank holding company under the BHC Act. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Parent is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. True, correct and complete copies of the Parent Certificate and the Parent Bylaws, as in effect as of the date of this Agreement, have previously been made available by Parent to the Company.

(b)    Parent Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States. The deposits of Parent Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due and no proceedings for the termination of such insurance are pending or threatened. Parent Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein. Each Subsidiary of Parent (a “Parent Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under Law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and (iii) has all requisite company, partnership or corporate (as applicable) power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Parent Subsidiary to pay dividends or distributions except, in the case of a Parent Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.

(c)    Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. True and complete copies of the Merger Sub Certificate and Merger Sub Bylaws, as in effect as of the date of this Agreement, have previously been made available by Parent to the Company.

4.2    Capitalization.

(a)    The authorized capital stock of Parent consists of 150,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, $0.01 par value, of which no shares of preferred stock are issued or outstanding. As of the date of this Agreement, there are (i) 51,121,789 shares of Parent Common Stock issued and outstanding, (ii) 768,418 shares of Parent Common Stock held in treasury, (iii) 2,480,916 shares of Parent Common Stock reserved for issuance in respect of awards of restricted Parent Common Stock (“Parent Restricted Stock Awards”) or upon the exercise of stock options granted under Parent’s 2011 Stock Incentive Plan, Parent’s 2006 Stock Incentive Plan, the Sun Bancorp, Inc. Omnibus Stock Incentive Plan, the Sun Bancorp, Inc. 2010 Stock Based-Incentive Plan, the Sun Bancorp, Inc. 2004 Stock Based-Incentive Plan, the Cape Bancorp, Inc. 2008 Equity Incentive Plan, the Colonial Financial Services, Inc. 2011 Equity Incentive Plan, the Ocean Shore Holding Co. 2005 Equity Incentive Plan or the Ocean Shore Holding Co. 2010 Incentive Plan, as applicable (such stock options, together with the Parent Restricted Stock Awards, the “Parent Equity Awards”), (iv) 27,339 shares of Parent Common Stock reserved for issuance upon the exercise of warrants assumed in connection with the acquisition of Colonial American Bank and (v) no other shares of capital stock or equity or voting securities of Parent issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of any preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Parent may vote. Other than the Parent Equity Awards issued prior to the date of this Agreement, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Parent Common Stock or other equity interests of Parent.

(b)    There are 200 shares of Merger Sub Common Stock issued and outstanding.

(c)    Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Parent Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Parent Bank, as provided under 12 U.S.C. § 55 or any comparable provision of applicable federal or state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3    Authority; No Violation.

(a)    Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Integrated Mergers, have been duly and validly approved by the Board of Directors of Parent. No other corporate proceedings or approvals on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except in all cases as may be limited by the Enforceability Exceptions). The shares of Parent Common Stock to be issued in the First-Step Merger have been validly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, and no current or past stockholder of Parent will have any preemptive right or similar rights in respect thereof.

(b)    None of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby, the consummation by Parent Bank of the Bank Merger and compliance by Parent with any of the terms or provisions hereof will (i) violate any provision of the Parent Certificate or the Parent Bylaws or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any Law applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of this clause (y)) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

(c)    The Board of Directors of Parent Bank has adopted the Bank Merger Agreement. Parent, as the sole shareholder of Parent Bank, has adopted and approved the Bank Merger Agreement, and the Bank Merger Agreement has been duly executed by Parent Bank and (assuming due authorization, execution and delivery by Company Bank) constitutes a valid and binding obligation of Parent Bank, enforceable against Parent Bank in accordance with its terms (except in all cases on such enforceability may be limited by the Enforceability Exception).

4.4    Consents and Approvals. Except for (a) the filing of applications, filings, certificates and notices, as applicable, with the NASDAQ and the approval of the listing on the NASDAQ of the shares of Parent Common Stock to be issued pursuant to this Agreement, (b) the filing of applications, filings, certificates and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval or waiver of such applications, filings and notices, (c) the filing of applications, filings, certificates and notices, as applicable, with the OCC in connection with the Bank Merger, including filing of the Notice of Consummation with the OCC pursuant to the National Bank Act, and approval of such applications, filings and notices, (d) the filing of applications, filings and notices, as applicable, with the NYSDFS under the Riegle-Neal Interstate Banking and Branching Efficiency Act and such other banking laws as may be required in connection with the Bank Merger, and approval of such applications, filings and notices, (e) the filing with the SEC of (i) any filings that are necessary under applicable requirements of the Exchange Act and (ii) the S-4 and declaration of effectiveness of the S-4, and (f) the filing of the Certificate of Merger with the NYDS pursuant to the NYBCL, (g) the filing of the Second-Step Merger Certificates with the Delaware Secretary and the NYDS in accordance with the DGCL and the NYBCL, respectively, (h) the filing of the Bank Merger Certificate and (i) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity or any other third party are necessary in connection with (A) the execution and delivery by Parent or Merger Sub of this Agreement, (B) the consummation by Parent or Merger Sub of the Integrated Mergers and the other transactions contemplated hereby, (C) the execution and delivery by Parent Bank of the Bank Merger Agreement or (D) the consummation by Parent Bank of the Bank Merger.

4.5    Reports. Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2016 with any Governmental Entity, and have paid in full all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Except for normal examinations or inspections conducted by a Governmental Entity in the ordinary course of business of Parent and its Subsidiaries, (a) no Governmental Entity has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2016, except where such proceedings or investigation would not reasonably be expected to be, either individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, (b) there is no unresolved violation, criticism or exception by any Governmental Entity of Parent or any of its Subsidiaries that would reasonably be expected to be, either individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, and (c) there have been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries since January 1, 2016, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.6    Financial Statements.

(a)    The consolidated financial statements of Parent and its Subsidiaries included in (x) Parent’s Annual Report on Form 10-K for the year ended December 31, 2018 and (y) Parent’s Quarterly Report on Form 10-Q for the three month period ended March 31, 2019 (including, in each case, the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of the financial statements referenced in clause (y) above to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019 (including any notes thereto) and for liabilities incurred in the ordinary course of business since March 31, 2019, or in connection with this Agreement and the transactions contemplated hereby.

(c)    The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. As of the date of this Agreement, there is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)    Since January 1, 2016, (i) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or, to the knowledge of Parent, to any director or officer of Parent.

4.7    Broker’s Fees. With the exception of the engagement of Piper Jaffray & Co., neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Integrated Mergers or the other transactions contemplated by this Agreement.

4.8    Absence of Certain Changes or Events. Since December 31, 2018, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.9    Legal Proceedings.

(a)    Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations (i) of any nature against Parent or any Parent Subsidiary or any of its or their current directors or executive officers which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)    There is no injunction, order, judgment, decree or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets, rights or properties of Parent or any of its Subsidiaries (or that, upon consummation of the Integrated Mergers, would apply to Parent or any of its affiliates) that would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

4.10    Taxes and Tax Returns.

(a)    Each of Parent and its Subsidiaries has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all material Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct and complete in all material respects.

(b)    All material Taxes of Parent and its Subsidiaries that are due have been fully and timely paid or adequate reserves therefor have been made in accordance with GAAP on the financial statements included in the Parent Reports. Each of Parent and its Subsidiaries has withheld and paid to the relevant Governmental Entity on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any person.

(c)    There are no material Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than Liens for Taxes not yet due and payable.

(d)    Neither Parent nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations, investigations or other proceedings regarding any material Taxes of Parent and its Subsidiaries or the assets of Parent and its Subsidiaries which have not been paid, settled or withdrawn or for which adequate reserves have not been established in accordance with GAAP in the most recent financial statements of Parent included in the Parent Reports.

4.11    Employees.

(a)    For purposes of this Agreement, “Parent Benefit Plans” mean all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, whether funded or unfunded, and all pension, benefit, retirement, bonus, stock option, stock purchase, employee stock ownership, restricted stock, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) to or with respect to which Parent or any Subsidiary is a party or has or could reasonably be expected to have any current or future obligation or that are sponsored, maintained, contributed to or required to be contributed to by Parent or any of its Subsidiaries for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of Parent or any of its Subsidiaries.

(b)    Each Parent Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all Laws, including ERISA and the Code.

(c)     With respect to each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Parent Qualified Plans”), the IRS has issued a favorable determination or opinion letter with respect to each Parent Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Parent, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Parent Qualified Plan or the exempt status of the related trust or increase the costs relating thereto. No trust funding any Parent Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(d)    No Parent Benefit Plan is, and none of Parent, its Subsidiaries nor any Parent ERISA Affiliate (as defined below) has at any time during the last six years sponsored, maintained, contributed to or been obligated to contribute to any plan that is, subject to Title IV or Section 302 of ERISA or Sections 412, 430 or 4971 of the Code. For purposes of this Agreement, the term “Parent ERISA Affiliate” means any trade or business, whether or not incorporated, that together with Parent would be deemed a “single employer” within the meaning of Section 4001 of ERISA.

(e)    None of Parent, its Subsidiaries nor any Parent ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a Multiemployer Plan or a Multiple Employer Plan, and none of Parent and its Subsidiaries nor any Parent ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part 1 of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(f)    There are no pending or, to the knowledge of Parent, threatened material labor grievances or material unfair labor practice claims or charges against Parent or any of its Subsidiaries, or any strikes or other material labor disputes against Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Parent or any of its Subsidiaries and, to the knowledge of Parent, there are no organizing efforts by any union or other group seeking to represent any employees of Parent or any of its Subsidiaries and no employees of Parent or any of its Subsidiaries are represented by any labor organization.

4.12    SEC Reports. Parent has previously made available to the Company a true, correct and complete copy of each communication mailed by Parent to its stockholders since January 1, 2016. No such communication or any final registration statement, prospectus, report, schedule or definitive proxy statement filed with or furnished to the SEC since January 1, 2016 by Parent pursuant to the Securities Act or the Exchange Act (the “Parent Reports”) as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2016, as of their respective dates, all Parent Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. None of the Parent Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Parent Reports. No representation or warranty is made herein by Parent with respect to any information of or supplied by the Company and contained in the S-4.

4.13    Compliance with Applicable Law. Parent and each of its Subsidiaries hold, and have at all times since January 1, 2016 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid in full all fees and assessments due and payable in connection therewith), except where neither the failure to hold nor the cost of obtaining and holding any such license, franchise, permit or authorization (nor the failure to pay any such fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, and, to the knowledge of Parent, no suspension or cancellation of any such license, franchise, permit or authorization is threatened. Parent and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under, any Laws, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Federal Deposit Insurance Corporation Improvement Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Parent Bank has a Community Reinvestment Act rating of “satisfactory” or better. Without limitation, none of Parent or any of its Subsidiaries, or to the knowledge of Parent, any director, officer, employee, agent, representative or other person acting on behalf of Parent or any of its Subsidiaries has, directly or indirectly, (a) used any funds of Parent or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law, (d) established or maintained any unlawful fund of monies or other assets of Parent or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Parent or any of its Subsidiaries or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Parent or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Parent or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

4.14    Agreements with Governmental Entities. Except as set forth on Section 4.14 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been, since January 1, 2016, a recipient of any supervisory letter from, or, since January 1, 2016, has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised, since January 1, 2016, by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement. Parent and its Subsidiaries are in compliance in all material respects with each Regulatory Agreement to which it is a party or is subject. Parent and its Subsidiaries have not received any notice from any Governmental Entity indicating that Parent or its Subsidiaries is not in compliance in any material respect with any Regulatory Agreement.

4.15    Reorganization. Parent has not taken any action, and is not aware of any fact or circumstance, that could reasonably be expected to prevent the Integrated Mergers from being treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

4.16    Parent Information. The information relating to Parent, its Subsidiaries and its and their respective directors and officers to be contained in the Proxy Statement and the S-4 and the information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The S-4 (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.17    Environmental Matters. There are no legal, administrative, arbitral or other proceedings, claims or actions, or, to the knowledge of Parent, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Parent or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Parent, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent. To the knowledge of Parent, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent. Parent is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of understanding by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.18    No Other Representations or Warranties.

(a)    Except for the representations and warranties made by Parent in this Article IV, neither Parent nor any other person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other person makes or has made any representation or warranty to the Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Parent in this Article IV, any oral or written information presented to the Company or any of its affiliates or representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)    Parent acknowledges and agrees that neither the Company nor any other person has made or is making any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1    Conduct of Business of the Company Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly contemplated by this Agreement (including as set forth in the Company Disclosure Schedule), required by Law or as consented to in writing by Parent, the Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees, independent contractors and advantageous customer and other business relationships and (c) take no action that would reasonably be expected to prevent or adversely affect or delay (x) the parties’ ability to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to consummate the transactions contemplated hereby on a timely basis or (y) performance by the Company or its Subsidiaries of its and their covenants and agreements hereunder.

5.2    Company Forbearances. During the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly contemplated by this Agreement (including as set forth in the Company Disclosure Schedule), as required by Law or as consented to in writing by Parent, which consent shall not unreasonably be withheld, the Company shall not, and shall not permit any of its Subsidiaries to:

(a)    other than in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of the Company or any of its wholly-owned Subsidiaries to the Company or any of its other Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)

(i)    adjust, split, combine or reclassify any capital stock;

(ii)    make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends at a rate not in excess of $400 per share of Company Common Stock and with record and payment dates occurring at intervals and time periods consistent with past practice and (B) dividends paid by any of the Subsidiaries of the Company to the Company or any of its other wholly-owned Subsidiaries);

(iii)    grant any stock options, stock appreciation rights, performance shares, restricted stock units, deferred stock units, shares of restricted stock or other equity or equity-based awards or interests or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv)    issue, sell or otherwise permit to become outstanding (including by issuing any shares of Company Common Stock that are held as “treasury shares” as of the date of this Agreement) any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants or other rights of any kind to acquire any shares of capital stock;

(c)    sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any individual, corporation or other entity other than a wholly-owned Subsidiary of the Company, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case, other than in the ordinary course of business;

(d)    except for transactions in the ordinary course of business, make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned Subsidiary of the Company;

(e)    purchase any bank owned life insurance;

(f)    terminate, materially amend, or waive any material provision of, any Company Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or any material lease or contract, other than normal renewals of contracts and leases in the ordinary course of business and without material adverse changes of terms with respect to the Company, or enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement;

(g)    except as required under the terms of any Company Benefit Plan existing as of the date hereof and set forth in Section 3.11(a) of the Company Disclosure Schedule, or as set forth in Section 5.2(g) of the Company Disclosure Schedule, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, practice, policy, contract or arrangement for the benefit or welfare of any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual), (ii) amend (whether in writing or through the interpretation of) any Company Benefit Plan, (iii) increase the compensation or benefits payable to any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual), except for annual base salary or wage increases in the ordinary course of business to which Parent consents in writing, which consent shall not unreasonably be withheld, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, (v) grant any equity or equity-based awards or other compensation, (vi) negotiate or enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose annual base salary (or annual base compensation, in the case of any independent contractor or consultant) is equal to or greater than $75,000, other than for cause (as determined in the ordinary course of business), (ix) hire or promote any officer or any employee, independent contractor or consultant whose annual base salary (or annual base compensation, in the case of any independent contractor or consultant) is equal to or greater than $75,000, other than in connection with the replacement of such an officer, employee, independent contractor or consultant, and as consented to in writing by Parent, which consent shall not unreasonably be withheld, or (x) waive, release or limit any Restrictive Covenant obligation of any current or former officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries;

(h)    settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount and for consideration not in excess of $75,000, individually or in the aggregate, and that would not impose any material restriction on the business of the Company or its Subsidiaries or the Surviving Corporation;

(i)    take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

(j)    amend the Company Certificate, Company Bylaws or comparable governing or organizational document of any of its Subsidiaries;

(k)    merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its Subsidiaries;

(l)    materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade;

(m)    take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Integrated Mergers set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement;

(n)    implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(o)    (i) enter into any new line of business or (ii) make any loans or extensions of credit or grant additional credit to a current borrower, except in the ordinary course of business; provided that any individual unsecured loan or unsecured extension of credit or grant of additional unsecured credit, in each case, in excess of $100,000 that is not as of the date of this Agreement approved and committed (a schedule of which approved and committed loans has been made available to Parent) or any individual secured loan or secured extension of credit or grant of additional secured credit, in each case, in excess of $5,000,000 that is not as of the date of this Agreement approved and committed (a schedule of which approved and committed loans has been made available to Parent) shall require the prior written approval of the Chief Credit Officer of Parent (or such other officer of Parent set forth in Section 5.2(o)(ii) of the Parent Disclosure Schedule), which approval or rejection shall be given in writing (e-mail to suffice) within two (2) business days after the loan package is delivered by email or other written form of delivery to such individual or it shall be deemed approved;

(p)    make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, buying or selling rights to service Loans, (ii) investment, deposit pricing, risk and asset liability management or other banking and operating matters (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof) or (iii) hedging, in each case, except as required by Law or requested by a Governmental Entity;

(q)    make, or commit to make, any capital expenditures, except for capital expenditures in the ordinary course of business in amounts not exceeding $25,000 individually or $100,000 in the aggregate;

(r)    make, change or revoke any Tax election, adopt or change any Tax accounting method, file any amended Tax Return, settle or compromise any Tax Liability, claim or assessment or agree to an extension or waiver of the limitation period to any material Tax claim or assessment, grant any power of attorney with respect to material Taxes, surrender any right to claim a refund of material Taxes, enter into any closing agreement with respect to any material Tax or refund or amend any material Tax Return;

(s)    make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries;

(t)    materially reduce the amount of insurance coverage or fail to renew any material existing insurance policy, in each case, with respect to the key employees, properties or assets of the Company or any of its Subsidiaries; or

(u)    agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3    Parent Forbearances. During the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly contemplated by this Agreement (including as set forth in the Parent Disclosure Schedule), as required by Law or as consented to in writing by the Company (such consent not to be unreasonably withheld), Parent shall not, and shall not permit any of its Subsidiaries to:

(a)    amend the Parent Certificate or Parent Bylaws in a manner that would adversely affect the economic benefits of the Integrated Mergers to the holders of Company Common Stock;

(b)    (i) adjust, split, combine or reclassify any capital stock of Parent, or (ii) make, declare or pay any dividend, or make any other distribution on, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except regular quarterly cash dividends or dividends paid by any of the Subsidiaries of Parent to Parent or any of its wholly-owned Subsidiaries);

(c)    take any action that is intended to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Integrated Mergers set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement;

(d)    take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

(e)    take any action that is intended to, would or would be reasonably likely to prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Laws; or

(f)    agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

5.4     Tax-free Reorganization. Each of Parent, Merger Sub and the Company shall cause the appropriate officers of Parent, Merger Sub and the Company to execute and deliver to Skadden and to Luse Gorman, PC (“Luse Gorman”), respectively, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may be reasonably requested by such counsel, including the effective date of the S-4 and the Closing Date, in connection with such counsel’s deliveries of opinions with respect to the Tax treatment of the Integrated Mergers.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1    SEC Filings; Regulatory Matters.

(a)    Parent and the Company shall promptly prepare, and Parent shall promptly file with the SEC, the S-4 (in which the Proxy Statement of the Company and prospectus of Parent will be included), no later than the 30th business day after the date of this Agreement. Each of Parent and the Company shall cooperate in respect of the form and content of any other communication with shareholders of the Company. Each of Parent and the Company shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail or deliver the Proxy Statement to its shareholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. The Company shall furnish to Parent all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any action contemplated by this Section 6.1.

(b)    The parties hereto shall cooperate with each other and use their respective reasonable best efforts to promptly (and, in the case of the regulatory applications to the Federal Reserve Board, the OCC and the NYSDFS, within thirty (30) business days after the date of this Agreement) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Integrated Mergers and the Bank Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement (including the Integrated Mergers). In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. The parties’ obligations under this Section 6.1(b) are, in each case, subject to Laws relating to the exchange of information (including with respect to confidential supervisory information) and subject to necessary redactions relating to confidential or sensitive information. Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained herein shall be deemed to require Parent or the Company to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be expected to have a material adverse effect (measured on a scale relative to the Company) on any of Parent, the Company or the Surviving Corporation, after giving effect to the Integrated Mergers (a “Materially Burdensome Regulatory Condition”).

(c)    Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and shareholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Integrated Mergers and the Bank Merger and the other transactions contemplated by this Agreement.

(d)    Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any Requisite Regulatory Approval will be materially delayed or conditioned. As used herein, “Requisite Regulatory Approvals” means (i) all regulatory authorizations, consents, permits, orders or approvals from the Federal Reserve Board, the OCC or NYSDFS and (ii) any other approvals set forth in Sections 3.4 and 4.4, in each case (x) that are necessary to consummate the transactions contemplated by this Agreement (including the Integrated

Mergers and the Bank Merger) or (y) the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.

6.2    Access to Information; Confidentiality.

(a)    Upon reasonable notice and subject to Law, the Company, for the purposes of enabling Parent to verify the representations and warranties of the Company and to prepare for the Integrated Mergers and the other matters contemplated by this Agreement, shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of Parent, access, during normal business hours during the period from the date of this Agreement to the Effective Time, to all of the Company’s properties, books, contracts, commitments, personnel, information technology systems, Tax Returns and related work papers and records reasonably requested by Parent. The Company shall cooperate with Parent in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, the Company shall, and shall cause its Subsidiaries to, promptly make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by the Company during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which the Company is not permitted to disclose under Law) and (ii) all other information concerning the Company’s business, properties and personnel as Parent may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the Company’s customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Company will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)    The Company shall promptly (and in any event, not later than two (2) business days after first delivered or made available to the Board of Directors of the Company or Company Bank) provide (or cause to be provided) to Parent copies of any regularly prepared materials for the Board of Directors of the Company or Company Bank, including monthly financial statements and other regular monthly reports so provided to the Board of Directors of the Company or Company Bank; provided that the Company and Company Bank may redact (i) board and committee minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter the Company reasonably determines should be treated as confidential and (ii) any information prior to providing such materials to Parent to the extent that any such information is subject to the attorney-client privilege or work product doctrine.

(c)    Parent shall hold all information furnished by or on behalf of the Company or its Representatives pursuant to Sections 6.2(a) and 6.2(b) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated March 1, 2019, between Parent and the Company (the “Confidentiality Agreement”).

(d)    No investigation (or discovery or receipt of information) by any party hereto or their respective Representatives shall affect or be deemed to modify or waive any representation, warranty, covenant or other agreement of the other parties set forth herein or the conditions to any party’s obligation to consummate the transactions contemplated hereby. Nothing contained in this Agreement shall give any party hereto, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3    Company Shareholders’ Approval.

(a)    The Company shall establish a record date for, call, give notice of, convene and hold a meeting of its shareholders (the “Company Meeting”) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining (i) the Requisite Company Vote required in connection with this Agreement and the First-Step Merger and (ii) if so desired and mutually agreed by the parties, the approval of other matters of the type customarily brought before a special meeting of shareholders to approve a merger agreement or otherwise approve the transactions contemplated hereby.

(b)    Subject to Section 6.3(c), the Board of Directors of the Company shall (i) recommend to its shareholders the adoption of this Agreement, the First-Step Merger and the other transactions contemplated hereby (the “Company Recommendation”), (ii) include the Company Recommendation in the Proxy Statement, (iii) use its reasonable best efforts to obtain from the shareholders of the Company the Requisite Company Vote, including by communicating to its shareholders the Company Recommendation and (iv) not withhold, withdraw, qualify or modify, or propose publicly to withhold, withdraw, qualify or modify, in a manner adverse to Parent, the Company Recommendation or take any action, or make any public statement, filing or release inconsistent with the Company Recommendation, or submit this Agreement to the Company’s shareholders for a vote without the Company Recommendation.

(c)    Subject to Section 8.1 and Section 8.2, if the Board of Directors of the Company, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would be a violation of its fiduciary duties under Law to continue to recommend this Agreement, then in submitting this Agreement to the Company’s shareholders, the Board of Directors of the Company may (but shall not be required to) submit this Agreement to the Company’s shareholders without, or with a recommendation adverse to, the Company Recommendation (a “Company Adverse Recommendation Change”) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of the Company may communicate the basis for the Company Adverse Recommendation Change to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by Law; provided that the Board of Directors of the Company may not take any action under this Section 6.3(c) unless (i) such action is taken in response to an Acquisition Proposal and such Acquisition Proposal (x) did not result from a breach by the Company of Section 6.13 and (y) constitutes a Superior Proposal; (ii) the Company gives Parent at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the events or circumstances giving rise to its determination to take such action (including its basis for determining that such Acquisition Proposal constitutes a Superior Proposal (including the latest material terms and conditions of, and the identity of the third party making, the Acquisition Proposal, or any amendment or modification thereof)); (iii) during such three (3) business day period, the Company has considered and negotiated (and has caused its Representatives to consider and negotiate) with Parent in good faith (to the extent Parent desires to so negotiate) regarding any adjustments or modifications to the terms and conditions of this Agreement proposed by Parent; and (iv) at the end of such notice period, the Board of Directors of the Company takes into account any amendment or modification to this Agreement proposed by Parent (it being understood that Parent shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, again determines in good faith that it would nevertheless result in a violation of its fiduciary duties under Law to continue to recommend this Agreement and that such Acquisition Proposal constitutes a Superior Proposal. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3(c) and will require a new determination and notice period as referred to in this Section 6.3(c).

(d)    The Company shall adjourn or postpone the Company Meeting if, (i) as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting or (ii) on the date of the Company Meeting, the Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote; provided that, from and after such time, if any, that (in response to an Acquisition Proposal that has been received by the Company and that has been publicly disclosed or otherwise become public) the Company makes a Company Adverse Recommendation Change that is permitted by Section 6.3(c), the Company thereafter shall not be so required to adjourn or postpone the Company Meeting more than two (2) times following such time. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened and this Agreement shall be submitted to the shareholders of the Company at the Company Meeting for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve the Company of such obligation, including if the Company makes a Company Adverse Recommendation Change.

6.4    Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of Parent and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Integrated Mergers and the Bank Merger and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated by this Agreement (including the Integrated Mergers and the Bank Merger) and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, permit, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Integrated Mergers, the Bank Merger or any other transaction contemplated by this Agreement.

6.5    Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the First-Step Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

6.6    Employee Matters.

(a)    During the period commencing at the Effective Time and ending on the first anniversary thereof, Parent shall, or shall cause Parent Bank to, provide the employees of the Company and its Subsidiaries who continue to be employed by Parent or its Subsidiaries (including Parent Bank) immediately following the Effective Time (the “Continuing Employees”), while employed by Parent or its Subsidiaries after the Effective Time, with base salaries, wages and employee benefits that are substantially comparable in the aggregate to the base salaries, wages and employee benefits provided to similarly situated employees of Parent and its Subsidiaries; provided that Parent may satisfy its obligation under this Section 6.6(a) by providing or causing Parent Bank to provide such Continuing Employees with base salaries, wages and employee benefits that are substantially comparable in the aggregate to the base salaries, wages and employee benefits provided by the Company or its Subsidiaries to such Continuing Employees immediately prior to the Effective Time.

(b)    At the Effective Time, Parent shall, or shall cause Parent Bank, to assume and honor all Company Benefit Plans in accordance with their terms, including terms related to the termination and amendment thereof. Any Continuing Employee whose employment is terminated by Parent or Parent Bank (other than for cause) during the period specified in Section 6.6(b) of the Company Disclosure Schedule and who is not a party to an agreement or contract providing severance payments will, in the manner set forth on Section 6.6(b) of the Company Disclosure Schedule, be eligible to receive severance benefits under, and subject to the terms and conditions of, the severance plan or policy set forth on Section 6.6(b) of the Company Disclosure Schedule if such employee enters into a separation and release agreement providing for, among other things, a release of claims against the Surviving Corporation, the Company, Parent or any of their respective Subsidiaries or affiliates, in substantially the form attached to Section 6.6(b) of the Company Disclosure Schedule.

(c)    With respect to any employee benefit plans of Parent or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Parent shall or shall cause Parent Bank to use commercially reasonable efforts to: (i) waive all exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan, (ii) provide each such employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans and (iii) recognize all service of such employees with the Company and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or (C) to any benefit plan that is a frozen plan or provides grandfathered benefits.

(d)    Unless Parent requests otherwise in writing at least ten (10) days in advance of Closing, effective prior to the Closing, the Company shall terminate the Country Bank 401(k) Savings & Retirement Plan (the “Terminated Plan”). Prior to the Effective Time, the Company shall provide Parent with resolutions adopted by the Company’s Board of Directors terminating the Terminated Plan, the form and substance of which shall be subject to the prior written approval of Parent, which will not be unreasonably withheld. As soon as practicable following the Effective Time, with respect to the Terminated Plan, Parent shall permit or cause its Subsidiaries (including Parent Bank) to permit the Continuing Employees to roll over their respective account balances and outstanding loan balances, if any, thereunder into an “eligible retirement plan” within the meaning of Section 402(c)(8)(B) of the Code maintained by Parent or its Subsidiaries (including Parent Bank).

(e)    Nothing in this Agreement shall confer upon any employee, officer, director, independent contractor or consultant of the Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, the Company, Parent or any of their respective Subsidiaries or affiliates, or shall interfere with or restrict in any way the rights of the Surviving Corporation, the Company, Parent or any of their respective Subsidiaries or affiliates to discharge or terminate the services of any employee, officer, director, independent contractor or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement or (ii) alter or limit the ability of Parent or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the first sentence of Section 9.9(b), nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7    Indemnification; Directors’ and Officers’ Insurance.

(a)    From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted by Law, each present and former director, officer or employee of the Company and its Subsidiaries (in each case, for actions taken in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement, to the fullest extent such persons are entitled to be indemnified as of the date of this Agreement by the Company pursuant to the Company Certificate, the Company Bylaws or the governing or organizational documents of any Subsidiary of the Company applicable to such person. The Surviving Corporation shall also advance expenses as incurred by such Company Indemnified Party to the fullest extent permitted by the NYBCL, the Company Certificate, the Company Bylaws or the governing or organizational documents of any Subsidiary of the Company, as applicable, as of the date of this Agreement;

provided that, if requested by Parent, the Company Indemnified Party to whom expenses are advanced provides an undertaking (in reasonable and customary form) to repay such advances if it is determined that such Company Indemnified Party is not entitled to indemnification. A Company Indemnified Party shall be entitled to the reimbursement of reasonable legal expenses incurred in any successful claim hereunder to enforce its rights to indemnification and advancement.

(b)    For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to expend, on an annual basis, an amount that, in the aggregate, exceeds 200% of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Parent shall cause to be maintained policies of insurance that, in Parent’s good faith determination, provide the maximum coverage available for an aggregate cost equal to the Premium Cap. In lieu of the foregoing, the Company, in consultation with Parent, but only upon the prior written consent of Parent, which consent may not be unreasonably denied, may (and at the request of Parent, the Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year prepaid “tail” policy under the Company’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap and, in such case, Parent shall not have any further obligations under this Section 6.7(b), other than to maintain such prepaid “tail” policy.

(c)    The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7. The obligations of the Surviving Corporation, Parent and the Company under this Section 6.7 shall not be terminated or modified in a manner so as to adversely affect the Company Indemnified Party or any other person entitled to the benefit of this Section  6.7 without the prior written consent of the affected Company Indemnified Party or affected person.

6.8     Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of the Company, on the other hand) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Integrated Mergers, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

6.9    Advice of Changes. Parent and the Company shall each promptly (but in no event more than 24 hours) advise the other party of any change or event (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of any condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

6.10    Litigation and Claims. Each of the Company and Parent shall promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, dispute, proceeding, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of either such party, threatened against the Company, Parent or any of their respective Subsidiaries, in each case that (a) questions or would reasonably be expected to question the validity of this Agreement, the Integrated Mergers or the other transactions contemplated hereby or any actions taken or to be taken by Parent, the Company or their respective Subsidiaries with respect to this Agreement, the Integrated Mergers or the other transactions contemplated hereby or (b) seeks to enjoin, restrain or prohibit the transactions contemplated hereby. The Company shall give Parent the opportunity to direct (at Parent’s own expense) the defense or settlement of any shareholder litigation against the Company and/or its directors, officers or affiliates relating to the transactions contemplated by this Agreement, and the Company shall not agree to any such settlement of any such litigation without Parent’s prior written consent which shall not unreasonably be withheld.

6.11    Dividends. After the date of this Agreement, each of Parent and the Company shall coordinate with the other the declaration of any dividends in respect of Parent Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, in respect of any quarter with respect to their shares of Company Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the First-Step Merger.

6.12    Corporate Governance. Effective as of the Effective Time, Parent shall, (i) increase the size of the Board of Directors of Parent by one member, and cause Parent Bank to take such actions as may be necessary to increase the size of the Board of Directors of Parent Bank by one member, and (ii) appoint Joseph Murphy Jr. to the Board of Directors of Parent and Parent Bank, respectively, in each case, unless Mr. Murphy is unable to serve as such. Subject to Parent’s internal procedures and corporate governance guidelines with respect to director recommendations, the Leadership Committee of the Board of Directors of Parent shall recommend that the Board of Directors nominate Mr. Murphy for election by the stockholders of Parent to the Board of Directors of Parent at the annual meeting of stockholders of Parent to be held in 2020 (and, if the Leadership Committee makes such recommendation, then the Board of Directors of Parent shall, subject to applicable fiduciary duties, nominate Mr. Murphy for such election by the stockholders of Parent). Assuming Mr. Murphy is duly elected to the Board of Directors of Parent by the requisite vote of Parent stockholders at the annual meeting of stockholders of Parent to be held in 2020, Parent shall cause Parent Bank to take such actions as may be necessary to appoint Mr. Murphy to the Board of Directors of Parent Bank at its annual meeting of stockholders (or action by consent in lieu thereof) in 2020.

6.13    Acquisition Proposals.

(a)    The Company agrees that it will not, and will cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to any person (other than Parent, Parent Bank and their Representatives in their capacity as such) concerning any Acquisition Proposal or (iv) have or participate in any discussions with any person (other than Parent, Parent Bank and their Representatives in their capacity as such) relating to any Acquisition Proposal, except, for purposes of this clause (iv), to notify such person of the existence of the provisions of this Section 6.13(a); provided that prior to the date of the Company Meeting, in the event the Company receives from any person other than Parent, Parent Bank or their respective Representatives an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 6.13, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data to, and participate in, discussions with such person with respect to such Acquisition Proposal but only to the extent that, prior to doing so, its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) failure to take such actions would result in a violation of its fiduciary duties under Law; provided, further, that, prior to providing any nonpublic information or data or participating in any discussions, in each case, permitted pursuant to the foregoing proviso, the Company shall have provided such information or data to Parent and shall have entered into a confidentiality agreement with such person on terms no less stringent to such person than the terms of the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with the Company or its Representatives. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.13 by any Subsidiary or Representative of the Company shall constitute a breach of this Section 6.13 by the Company.

(b)    The Company will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the execution of this Agreement with any person (other than Parent, Parent Bank and their Representatives in their capacity as such) with respect to any Acquisition Proposal and will use its reasonable best efforts, subject to Law, to enforce any confidentiality, standstill or similar agreement relating to an Acquisition Proposal.

(c)    Promptly (and in any event within twenty-four (24) hours) following receipt of any Acquisition Proposal or any inquiry that could reasonably be expected to lead to an Acquisition Proposal, the Company shall advise Parent of such Acquisition Proposal or inquiry and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal, copies of any written Acquisition Proposal and written summaries of any material oral communications relating to an Acquisition Proposal), and will keep Parent apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal.

(d)    As used herein,

(i)    “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company and its Subsidiaries or 25% or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Company; (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person (other than Parent or Parent Bank) beneficially owning 25% or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Company; or (C) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company and/or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Company; and

(ii)    “Superior Proposal” means any unsolicited bona fide written offer or proposal made by a third party to consummate an Acquisition Proposal that the Company’s Board of Directors determines in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor) (A) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Company Common Stock or all, or substantially all, of the assets of the Company; (B) would result in a transaction that (1) involves consideration to the holders of the shares of Company Common Stock that is, after accounting for payment of the Termination Fee required hereunder, more favorable, from a financial point of view, than the consideration to be paid to the shareholders of the Company pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond, or in addition to, those specifically contemplated hereby, and which proposal is not conditioned upon obtaining financing and (2) is, in light of the other terms of such proposal, more favorable to the shareholders of the Company than the Integrated Mergers and the other transactions contemplated by this Agreement; and (C) is reasonably likely to be completed on the terms proposed, in each case, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal.

6.14    Board of Directors and Committee Meetings. Following the receipt of the Requisite Regulatory Approvals, the Company shall permit representatives of Parent to attend any meeting of its Board of Directors or the executive and loan committees thereof as an observer, subject to the Confidentiality Agreement; provided that the Company shall not be required to permit such representatives to remain present during any confidential discussions of this Agreement and the transactions contemplated hereby or any Acquisition Proposal or during any other matter (a) that the Board of Directors of the Company has reasonably determined to be confidential with respect to the participation of Parent or Parent Bank or (b) that the Company would not be required to disclose under Section 6.2 of this Agreement.

6.15    Public Announcements. The Company and Parent shall each use their reasonable best efforts to (a) develop a joint communications plan and ensure that all press releases and other public disclosure (including communications to employees, agents and contractors) with respect to this Agreement or the transactions contemplated hereby are consistent with such joint communications plan and (b) consult with each other before issuing any press release or, to the extent practicable, otherwise making any public disclosure with respect to this Agreement or the transactions contemplated hereby, except in respect of any press release or public disclosure the content and messaging of which is substantially similar to public disclosure previously made by Parent or the Company either on the date of this Agreement or following the date of this Agreement and in accordance with this Section 6.15.

6.16    Operating Functions. To the extent permitted by Law and upon Parent’s request, the Company shall regularly discuss and reasonably cooperate with Parent and Parent Bank in connection with (a) planning for the efficient and orderly combination of the Company and Parent Bank and the operation of the Surviving Corporation and its Subsidiaries and (b) preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Parent may decide. Each party shall cooperate with the other party in preparing to execute conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with related service providers and other parties). Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, including this Article VI, complete control and supervision over its and its Subsidiaries’ respective operations.

6.17    Restructuring Efforts. If the Company shall have failed to obtain the Requisite Company Vote at the duly convened Company Meeting or any adjournment or postponement thereof, then, unless this Agreement has been terminated in accordance with its terms, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of Company Common Stock as provided for in this Agreement, in a manner adverse to such party or its stockholders or shareholders, as applicable) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section  6.17) to the Company’s shareholders for approval.

6.18    Takeover Statutes. None of the Company, Parent or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Integrated Mergers or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Integrated Mergers and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of Parent and the Company and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary, so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.19    Assumption of Company Debt.

(a)    Effective as of the effective time of the Second-Step Merger, Parent shall enter into (i) an assumption of debt in accordance with the applicable terms of the Subordinated Loan Agreement, dated September 30, 2015, by and between the Company and Community Funding CLO, Ltd., providing for assumption by Parent of the Company’s obligations thereunder in accordance with Section 4.11 therein, and (ii) an assumption of debt in accordance with the applicable terms of the Subordinated Loan Agreement, dated September 30, 2015, by and between the Company and StoneCastle Financial Corp., in each case, providing for assumption by Parent of the Company’s obligations thereunder in accordance with Section 4.11 therein.

(b)    Effective as of the effective time of the Second-Step Merger, subject to Section 6.19(c), Parent shall enter into a supplemental indenture in accordance with the applicable terms of the Indenture, dated as of December 15, 2004 (the “2004 Indenture”), by and among the Company and Wilmington Trust Company providing for assumption by Parent of the Company’s obligations thereunder, in accordance with Section 11.1 therein, with respect to the fixed/floating rate junior subordinated deferrable interest debentures due December 15, 2034 (the “Junior Subordinated Debentures”).

(c)    In lieu of Parent assuming the Junior Subordinated Debentures in accordance with Section 6.19(b), the Company shall, at the request of Parent, redeem the outstanding Junior Subordinated Debentures; provided that such redemption shall be effective as of the Effective Time; and provided further that the Company shall be obligated to take action hereunder prior to Closing to effectuate a redemption effective as of the Effective Time only if in the opinion of counsel to the Company, any notice of redemption required to be given may be given on a revocable basis.

6.20    Termination of Lease Agreement. At the request of Parent, Company shall, prior to the Closing, cause Company Bank to terminate that certain lease agreement set forth in Section 6.20 of the Company Disclosure Schedules.

ARTICLE VII

CONDITIONS PRECEDENT

7.1    Conditions to Each Party’s Obligation To Effect the Integrated Mergers. The respective obligations of the parties to effect the Integrated Mergers shall be subject to the satisfaction or, where legally permissible, waiver by all parties hereto at or prior to the Effective Time of the following conditions:

(a)    Shareholder Approval. The Requisite Company Vote shall have been obtained.

(b)    NASDAQ Listing. The shares of Parent Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

(c)    Requisite Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

(d)    S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)    No Injunctions or Restraints; Illegality. (i) No order, injunction, decree or other legal restraint or prohibition issued by any court or agency of competent jurisdiction preventing the consummation of the Integrated Mergers or any of the other transactions contemplated by this Agreement shall be in effect; (ii) no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Integrated Mergers and (iii) no order or injunction is being sought by any Governmental Entity that would, if entered or enforced, prohibit the consummation of the transactions contemplated hereby, including the Integrated Mergers.

7.2    Conditions to Obligations of Parent. The obligation of Parent and Merger Sub to effect the Integrated Mergers is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time, of the following conditions:

(a)    Representations and Warranties. The representations and warranties of the Company set forth in Sections 3.2(a), 3.7, 3.8(a) and 3.21 (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of the Company set forth in Sections 3.1(a), 3.1(b), 3.2(b), 3.3(a), and 3.3(b)(i) (in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any qualifications as to materiality or Material Adverse Effect contained in such representations and warranties) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company. Parent shall have received a certificate, dated as of the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate, dated as of the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c)    Tax Opinion. Parent shall have received the written opinion of Skadden, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, that are consistent with the state of facts existing at the Effective Time, the Integrated Mergers shall together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Skadden may rely upon the certificates, representations and covenants referred to in Section 5.4.

(d)    FIRPTA Certificate. The Company shall have delivered to Parent a duly executed certificate, dated as of the Closing Date, in form and substance as prescribed by Treasury Regulations promulgated under Section 1445 of the Code, together with a form of notice to the Internal Revenue Service as described under Section 1.897-2(h)(2) of the Treasury Regulations, stating that the Company is not, and has not been, during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code; provided, however, if the Company fails to deliver such certificate and notice and Parent elects to waive the receipt thereof, then notwithstanding anything to the contrary contained in this Agreement, Parent shall be entitled to withhold any amounts required to be withheld under Section 1445 of the Code.

(e)    No Materially Burdensome Regulatory Condition. No Requisite Regulatory Approval shall include or contain, nor shall any Governmental Entity have indicated that it will impose, any Materially Burdensome Regulatory Condition.

(f)    Dissenters Rights. Dissenting Shares shall constitute no more than ten percent (10%) of the outstanding shares of Company Common Stock.

7.3    Conditions to Obligations of the Company. The obligation of the Company to effect the Integrated Mergers is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Parent set forth in Sections 4.2(a), 4.7 and 4.8 (in each case, after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Parent set forth in Sections 4.1(a), 4.1(b), 4.2(c), 4.3(a), and 4.3(b)(i) (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects (without giving effect to any qualifications as to materiality or Material Adverse Effect contained in such representations and warranties) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent. The Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

(b)    Performance of Obligations of Parent. Parent shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(c)    Tax Opinion. The Company shall have received the written opinion of Luse Gorman, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, that are consistent with the state of facts existing at the Effective Time, the Integrated Mergers shall together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Luse Gorman may rely upon the certificates, representations and covenants referred to in Section 5.4.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1    Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the Requisite Company Vote:

(a)    by mutual consent of Parent and the Company in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board of Directors;

(b)    by either the Board of Directors of Parent or the Board of Directors of the Company, if (i) any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Integrated Mergers or the Bank Merger or the other transactions contemplated hereby and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, unless, in any such case of clause (i) or (ii), the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement pursuant to this Section 8.1(b) to perform or observe the covenants and agreements of such party set forth herein;

(c)    by either the Board of Directors of Parent or the Board of Directors of the Company, if the Closing shall not have occurred on or before May 31, 2020 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement pursuant to this Section 8.1(c) to perform or observe the covenants and agreements of such party set forth herein;

(d)    by either the Board of Directors of Parent or the Board of Directors of the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Parent, or Section 7.3, in the case of a termination by the Company, and which is not cured within forty-five (45) days following written notice to the Company, in the case of a termination by Parent, or to Parent, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e)    by Parent, prior to the time the Requisite Company Vote is obtained, if the Board of Directors of the Company shall have (i) failed to make the Company Recommendation or failed to include the Company Recommendation in the Proxy Statement, or withdrawn, modified or qualified the Company Recommendation in a manner adverse to Parent, or resolved to do so or failed to reaffirm such recommendation within two (2) business days after Parent requests in writing that such action be taken, (ii) failed to recommend against acceptance of any publicly disclosed tender offer or exchange offer for outstanding shares of Company Common Stock by any person (other than Parent or any affiliate of Parent), within the ten (10) business day period commencing on the date such tender offer or exchange offer is first publicly disclosed, in any such case whether or not permitted by the terms hereof, (iii) recommended or endorsed an Acquisition Proposal, or (iv) breached any of its obligations under Section 6.3 or Section 6.13 in any material respect;

(f)    by the Company, following the Company Meeting (including any adjournments or postponements thereof), if the Company (i) received an Acquisition Proposal prior to the Company Meeting, (ii) has not breached any of its obligations under Section 6.3 or Section 6.13 and (iii) failed to obtain the Requisite Company Vote at the duly convened Company Meeting or at any adjournment or postponement thereof; or

(g)    by the Company, if its Board of Directors so determines by a vote of a majority of the members of its entire Board of Directors within a five (5) day period commencing on the Determination Date, if both of the following conditions are satisfied, such termination to be effective on the tenth (10th) day following the Determination Date:

(i)    the Parent Market Value on the Determination Date is less than $20.00; and

(ii)    the number obtained by dividing the Parent Market Value on the Determination Date by the Initial Parent Market Value is less than the number obtained by dividing (x) the Final Index Price by (y) the Initial Index Price minus 0.15;

subject, however, to the remainder of this Section 8.1(g). If the Company elects to exercise its termination right pursuant to this Section 8.1(g), it shall promptly (and in any event no later than the last day of the five (5) day period commencing on the Determination Date) notify Parent in writing of such election. During the five (5) day period commencing with Parent’s receipt of the written notice referenced in the immediately preceding sentence, Parent shall have the option to increase the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a quotient, the numerator of which is equal to the product of the Initial Parent Market Value, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.15 and the denominator of which is equal to the Parent Market Value on the Determination Date; or (y) the quotient determined by dividing the Initial Parent Market Value by the Parent Market Value on the Determination Date, and multiplying such quotient by the product of the Exchange Ratio (as then in effect) and 0.80. If Parent so elects, by delivering written notice of such election to the Company within such five (5) day period referenced in the immediately preceding sentence to increase the consideration to be received by the holders of Company Common Stock by so adjusting the Exchange Ratio, which notice shall set forth the revised Exchange Ratio, then no termination shall be permitted by, or shall have occurred pursuant to, this Section 8.1(g), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified). For purposes of this Agreement, the following terms shall have the following meanings:

(i)    The “Determination Date” means the first date on which all Requisite Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Integrated Mergers have been received (disregarding any waiting period).

(ii)    The “Final Index Price” means the average of the daily closing value of the Index, for the ten (10) consecutive trading days immediately preceding the Determination Date.

(iii)    The “Index” means the NASDAQ Bank Index or, if such Index is not available, such substitute or similar Index as substantially replicates the NASDAQ Bank Index.

(iv)    The “Index Ratio” means the Final Index Price divided by the Initial Index Price.

(v)    The “Initial Index Price” means the closing value of the Index on the date of this Agreement.

(vi)    The “Initial Parent Market Value” means, $25.00, adjusted as indicated in the last sentence of this Section 8.1(g) as set forth below.

(vii)    The “Parent Market Value” means, as of any specified date, the average of the daily closing prices of a share of Parent Common Stock as reported on the NASDAQ for the ten (10) consecutive trading days immediately preceding such specified date.

If Parent or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.1(g).

8.2    Effect of Termination.

(a)    In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, the Company, any of their respective affiliates or any of their respective employees, officers, directors or representatives shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(c) and this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Company shall be relieved or released from any liabilities or damages arising out of its fraud or any knowing, intentional and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(b)    In the event that after the execution of this Agreement (i) prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management or the Board of Directors of the Company or shall have been made directly to its shareholders generally or any person shall have publicly announced an Acquisition Proposal or the intention to make an Acquisition Proposal (whether or not conditional) with respect to the Company, (ii) thereafter this Agreement is terminated by (A) either Parent or the Company pursuant to Section 8.1(c) and the Requisite Company Vote has not been obtained or (B) Parent pursuant to Section 8.1(d) solely in the case of a willful breach by Company, and (iii) on or prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement (regardless of whether a transaction is consummated) or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to in clause (b)(i) above), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, an amount in cash equal to $4,089,301 (the “Termination Fee”).

(c)    In the event that this Agreement is terminated by Parent pursuant to Section 8.1(e), then the Company shall pay Parent, by wire transfer of same day funds, an amount in cash equal to the Termination Fee on the date of such termination.

(d)

(i)    In the event that (A) this Agreement is terminated by the Company pursuant to Section 8.1(f) and (B) the Company made a Company Adverse Recommendation Change prior to such termination, then the Company shall, on the date of termination, pay Parent, by wire transfer of same day funds, an amount in cash equal to the Termination Fee; or

(e)    In the event that (A) this Agreement is terminated by the Company pursuant to Section 8.1(f), (B) the Company did not make a Company Adverse Recommendation Change prior to such termination and (C) on or prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement (regardless of whether a transaction is consummated) or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to in Section 8.1(f) above), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, an amount in cash equal to the Termination Fee.

(f)    Each of Parent and the Company acknowledges that (i) the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Parent would not enter into this Agreement and (iii) the Termination Fee constitutes liquidated damages and not a penalty. Accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the Termination Fee, as applicable, the Company shall pay the costs and expenses of Parent (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if the Company fails to pay the amounts payable pursuant to this Section 8.2 when due, then the Company shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.

8.3    Amendment. Subject to compliance with Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Integrated Mergers by the shareholders of the Company; provided, however, that after adoption of this Agreement by the shareholders of the Company, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval of the Company shareholders under Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4    Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally permitted, extend the time for the performance of any of the obligations or other acts of the other parties hereto, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that, after adoption of this Agreement by the shareholders of the Company, there may not be, without further approval of the Company shareholders, any extension or waiver of this Agreement or any portion thereof that requires further approval of the Company shareholders under Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with an obligation, covenant, agreement or condition.

ARTICLE IX

GENERAL PROVISIONS

9.1    Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants or other agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including Sections 2.2, 6.6 and 6.7).

9.2    Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Integrated Mergers shall be shared equally by Parent and the Company.

9.3    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied or emailed (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company, to:

Country Bank Holding Company, Inc.
655 3rd Avenue
New York, NY 10017
Attention:	Joseph M. Murphy, Chairman and Chief Executive Officer
Facsimile:	(212) 883-6461
Email:	Jmurphy@countrybnk.com

With a copy (which shall not constitute notice) to:

Luse Gorman, PC
5335 Wisconsin Avenue, NW
Suite 780
Washington, D.C. 20015
Attention:	John J. Gorman
Victor L. Cangelosi
Facsimile:	(202) 362-2902
Email:	jgorman@luselaw.com
vcangelosi@luselaw.com

and

if to Parent or Merger Sub, to:

OceanFirst Financial Corp.
110 West Front Street
Red Bank, New Jersey 07701
Attention:	Christopher D. Maher
Facsimile:	(732) 349-5070
Email:	cmaher@oceanfirst.com

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention:	David C. Ingles
Facsimile:	(917) 777-2697
Email:	David.Ingles@skadden.com

9.4    Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents, defined term index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by law to close. References to “the date hereof” means the date of this Agreement. As used herein, “knowledge of the Company” means the actual knowledge (after due inquiry) of any of the officers of the Company listed on Section 9.4 of the Company Disclosure Schedule, and the “knowledge of Parent” means the actual knowledge (after due inquiry) of any of the officers of Parent listed on Section 9.4 of the Parent Disclosure Schedule. References to “ordinary course of business” means the ordinary course of business consistent with past practice of the applicable person. As used herein, (a) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (b) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (c) unless the context otherwise requires, “party” means a party to this Agreement irrespective of whether such term is followed by the word “hereto” or the words “to this Agreement” and (d) “made available” means any document or other information that was (i) included in the virtual data room of a party at least two (2) business days prior to the date hereof or (ii) filed by Parent with the SEC and publicly available on EDGAR at least two (2) business days prior to the date hereof. Notwithstanding anything to the contrary set forth in this Agreement, references to “Subsidiaries” of Parent does not include any entity acquired, or to be acquired, directly or indirectly, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (the “Two River Agreement”), by and among Parent, Hammerhead Merger Sub Corp. and Two River Bancorp and Parent does not make any representations, warranties, covenants or agreements relating to the Two River Agreement and the transactions contemplated thereby. None of the execution, delivery or performance by Parent of the Two River Agreement nor the completion of the transactions contemplated thereby, nor the failure of such transaction to be completed shall constitute a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub under this Agreement.

9.5    Counterparts. This Agreement may be executed (including in any manner permitted by Section 9.12 of this Agreement) in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.6    Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement and the confidentiality agreement, dated May 6, 2019, by and between Parent and Company, constitute the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and the exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

9.7    Governing Law; Jurisdiction.

(a)    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law (except that matters under this Agreement relating to the fiduciary duties of the Board of Directors of the Company shall be determined in accordance with the laws of the State of New York).

(b)    Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.3.

9.8    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

9.9    Assignment; Third Party Beneficiaries.

(a)    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

(b)    Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.10    Remedies; Specific Performance. Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a party of any one such remedy will not preclude the exercise of any other such remedy. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Integrated Mergers), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.11    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.12    Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall (and each party hereto shall cause its Subsidiaries and Representatives not to) raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any signed agreement or instrument entered into in connection with this Agreement, or any amendments or waivers hereto or thereto, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract, and each party hereto forever waives any such defense.

[Signature Pages Follow]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

OCEANFIRST FINANCIAL CORP.

By:	/s/ Christopher D. Maher

Name: Christopher D. Maher
Title: Chairman, President & CEO
MIDTOWN MERGER SUB CORP.

By:	/s/ Christopher D. Maher

Name: Christopher D. Maher
Title: Chairman and President

[Signature Page to Agreement and Plan of Merger]

COUNTRY BANK HOLDING COMPANY, INC.

By:	/s/ Joseph M. Murphy

Name: Joseph M. Murphy
Title: Chairman & CEO

[Signature Page to Agreement and Plan of Merger]

ANNEX B

STATUTORY PROVISIONS RELATING TO DISSENTERS’ RIGHTS

§ 623. Procedure to enforce shareholder’s right to receive payment for shares

(a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

(b) Within ten days after the shareholders’ authorization date, which term as used in this section means the date on which the shareholders’ vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

(c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a first-step merger under section 905 (First-step merger of subsidiary corporation) or paragraph (c) of section 907 (First-step merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of first-step merger or exchange or an outline of the material features thereof under section 905 or 913.

(d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

(e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenters’ rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

(f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter’s rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

(g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders’ authorization date), the corporation or, in the case of a first-step merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters’ rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders’ authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders’ authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

(h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

(1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of first-step merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

(2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter’s rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

(3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

(4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders’ authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder’s right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert’s reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

(5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

(6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

(7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

(8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

(i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a first-step merger or consolidation, they may be held and disposed of as the plan of first-step merger or consolidation may otherwise provide.

(j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

(1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

(2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

(3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

(k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

(l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

(m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (First-step merger or consolidation of domestic and foreign corporations).

§ 910. Right of shareholder to receive payment for shares upon first-step merger or consolidation, or sale, lease, exchange or other disposition of assets, or share exchange

(a) A shareholder of a domestic corporation shall, subject to and by complying with section 623 (Procedure to enforce shareholder’s right to receive payment for shares), have the right to receive payment of the fair value of his shares and the other rights and benefits provided by such section, in the following cases:

(1) Any shareholder entitled to vote who does not assent to the taking of an action specified in clauses (A), (B) and (C).

(A) Any plan of first-step merger or consolidation to which the corporation is a party; except that the right to receive payment of the fair value of his shares shall not be available:

(i) To a shareholder of the parent corporation in a first-step merger authorized by section 905 (First-step merger of parent and subsidiary corporations), or paragraph (c) of section 907 (First-step merger or consolidation of domestic and foreign corporations); or

(ii) To a shareholder of the surviving corporation in a first-step merger authorized by this article, other than a first-step merger specified in subclause (i), unless such first-step merger effects one or more of the changes specified in subparagraph (b) (6) of section 806 (Provisions as to certain proceedings) in the rights of the shares held by such shareholder; or

(iii) Notwithstanding subclause (ii) of this clause, to a shareholder for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the plan of first-step merger or consolidation, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

(B) Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation which requires shareholder approval under section 909 (Sale, lease, exchange or other disposition of assets) other than a transaction wholly for cash where the shareholders’ approval thereof is conditioned upon the dissolution of the corporation and the distribution of substantially all of its net assets to the shareholders in accordance with their respective interests within one year after the date of such transaction.

(C) Any share exchange authorized by section 913 in which the corporation is participating as a subject corporation; except that the right to receive payment of the fair value of his shares shall not be available to a shareholder whose shares have not been acquired in the exchange or to a shareholder for the shares of any class or series of stock, which shares or depository receipt in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the plan of exchange, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

(2) Any shareholder of the subsidiary corporation in a first-step merger authorized by section 905 or paragraph (c) of section 907, or in a share exchange authorized by paragraph (g) of section 913, who files with the corporation a written notice of election to dissent as provided in paragraph (c) of section 623.

(3) Any shareholder, not entitled to vote with respect to a plan of first-step merger or consolidation to which the corporation is a party, whose shares will be cancelled or exchanged in the first-step merger or consolidation for cash or other consideration other than shares of the surviving or consolidated corporation or another corporation.

ANNEX C

EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of August 9, 2019 (this “Agreement”), is by and among (i) OceanFirst Financial Corp., a Delaware corporation (“Parent”), (ii) Joseph Murphy, Sr. (“Sr.”), (iii) JoAnn Murphy (“JM”) and (iv) Value Investors, Inc. (“Value” and, together with JM, the “Shareholders” and, each, a “Shareholder”). The Shareholders and Sr. are collectively referred to herein as the “Shareholder Parties” and, each, a “Shareholder Party”. Capitalized terms used herein and not defined herein shall have the meanings specified in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution and delivery of this Agreement, Country Bank Holding Company, Inc., a New York corporation (the “Company”), Parent and Midtown Merger Sub Corp., a New York corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, on the terms and subject to the conditions set forth therein, (i) Merger Sub will merge with and into the Company (the “First-Step Merger”), with the Company surviving as a wholly-owned Subsidiary of Parent, (ii) immediately thereafter, the Company, as the surviving corporation in the First-Step Merger, will merge with and into Parent (the “Second-Step Merger” and, together with the First-Step Merger, the “Integrated Mergers”), with Parent being the surviving corporation in the Second-Step Merger and (iii) at the Effective Time, the shares of common stock, par value $0.10 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than the Exception Shares) will, without any further action on the part of the holder thereof, be automatically converted into the right to receive the Merger Consideration as set forth in the Merger Agreement;

WHEREAS, as of the date hereof, and except as otherwise specifically set forth herein, each Shareholder is the record and beneficial owner of, has the sole right to dispose of and has the sole right to vote, the number of shares of Company Common Stock set forth below such Shareholder’s signature on the signature page hereto (such shares of Company Common Stock, together with any other capital stock of the Company acquired by either Shareholder after the execution of this Agreement and any other securities issued by the Company that are entitled to vote on the adoption of the Merger Agreement held or acquired by either Shareholder (whether acquired heretofore or hereafter), being collectively referred to herein as the “Shares”);

WHEREAS, as used herein, (a) the term “Value Shares” means the Shares held by Value and (b) the term “Pledged Shares” means only that number of Shares held by JM that is set forth on the signature page hereto opposite the heading “Encumbrances:”;

WHEREAS, receiving the Requisite Company Vote is a condition to the consummation of the transactions contemplated by the Merger Agreement; and

WHEREAS, as a condition and an inducement for Parent to enter into the Merger Agreement and incur the obligations therein, Parent has required each of the Shareholder Parties enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.    Agreement to Vote; Restrictions on Voting and Transfers; Waiver of Dissenter’s Rights.

(a)    Agreement to Vote the Shares. From the date hereof until the Expiration Time (the “Voting Period”), at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company’s shareholders, however called, and on every action or approval by written consent of the shareholders of the Company with respect to any of the following matters, (x) with respect to all Shares held of record by such Shareholder, each Shareholder hereby irrevocably and unconditionally agrees to and (y) with respect to all of the Value Shares, each of JM and Sr. hereby irrevocably and unconditionally agrees to cause Value to:

(i)    appear at such meeting or otherwise cause all of such Shares to be counted as present thereat for purposes of calculating and establishing a quorum; and

(ii)    vote or cause to be voted all of such Shares, (A) in favor of (1) the adoption of the Merger Agreement, the First-Step Merger and the other transactions contemplated by the Merger Agreement and (2) the adjournment or postponement of the Company Meeting, if (x) as of the time for which the Company Meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting or (y) on the date of the Company Meeting, the Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote, (B) against any Acquisition Proposal, without regard to any recommendation to the shareholders of the Company by the Board of Directors of the Company concerning such Acquisition Proposal, and without regard to the terms of such Acquisition Proposal, or other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the Merger Agreement, (C) against any agreement, amendment of any agreement or amendment of any organizational document (including the Company Certificate and the Company Bylaws), or any other action that is intended or would reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage any of the transactions contemplated by the Merger Agreement and (D) against any action, agreement, transaction or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement or in any representation or warranty of the Company in the Merger Agreement becoming untrue or incorrect.

(b)    Restrictions on Transfers.

(i)    Each Shareholder hereby agrees that, from the date hereof until the date of termination of the Merger Agreement in accordance with its terms, such Shareholder shall not, directly or indirectly, sell, offer to sell, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of or otherwise transfer or dispose, or enter into any agreement, arrangement or understanding to take any of the foregoing actions with respect to (each, a “Transfer”), any Shares, other than a Transfer of Shares for bona fide estate planning purposes to such Shareholder’s (A) affiliates (as defined in the Merger Agreement) or (B) immediate family members (together, “Permitted Transferees”); provided that as a condition to such Transfer, such Permitted Transferee shall be required to execute a joinder to this Agreement; provided, further, that such Transferring Shareholder shall remain jointly and severally liable for any breaches by any such Permitted Transferee of the terms hereof. Each Shareholder further agrees to authorize and request the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares owned by such Shareholder and that this Agreement places limits on the Transfer of such Shareholder’s Shares.

(ii)    Each of JM and Sr. hereby agrees that, from the date hereof until the date of termination of the Merger Agreement in accordance with its terms, such party shall not, directly or indirectly, Transfer any shares of capital stock of Value, other than a Transfer thereof for bona fide estate planning purposes to such party’s Permitted Transferees; provided that as a condition to such Transfer, such Permitted Transferee shall be required to execute a joinder to this Agreement with respect to the Value Shares; provided, further, that such Transferring party shall remain jointly and severally liable for any breaches by any such Permitted Transferee of the terms hereof.

(c)    Transfer of Voting Rights. Each Shareholder hereby agrees that such Shareholder shall not, and each of JM and Sr. shall cause Value not to, deposit any of the Shares or shares of capital stock of Value in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement or arrangement in contravention of the obligations of such Shareholder under this Agreement with respect to any of the Shares.

(d)    Acquired Shares. Any Shares or other voting securities of the Company with respect to which beneficial ownership is acquired by any Shareholder or any of such Shareholder’s controlled affiliates (which, for the avoidance of doubt, shall not include other family members other than such Shareholder’s spouse and children sharing the same household), including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or upon exercise or conversion of any securities of the Company, if any, after the execution hereof (in each case, a “Share Acquisition”) shall automatically become subject to the terms of this Agreement and shall become “Shares” for all purposes hereof. If any controlled affiliate (which, for the avoidance of doubt, shall not include other family members other than such Shareholder’s spouse and children sharing the same household) of such Shareholder acquires Shares by way of a Share Acquisition, such Shareholder will cause such controlled affiliate to comply with the terms of this Agreement applicable to such Shareholder.

(e)    No Inconsistent Agreements. Each Shareholder and Sr. shall not enter into any agreement, contract or understanding with any person (as defined in the Merger Agreement) prior to the termination of this Agreement in accordance with its terms, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shares in any manner which is inconsistent with this Agreement.

(f)    Waiver of Dissenter’s Rights. Each Shareholder Party hereby waives any appraisal or dissenter’s rights that such Shareholder Party may have under applicable Law with respect to the transactions contemplated by the Merger Agreement.

Section 2.    Grant of Irrevocable Proxy.

(a)    In furtherance of Section 1, each Shareholder hereby irrevocably appoints Parent and up to two (2) of Parent’s designated representatives, and each of them individually, as such Shareholder’s proxy and attorney-in-fact (with full power of substitution and resubstitution) for and in the name, place and stead of such Shareholder, to attend all meetings (whether annual or special and each adjournment or postponement thereof) of the Company’s shareholders, however called, and to vote such Shareholder’s Shares at any such meeting of the shareholders of the Company (or any adjournment or postponement thereof) or in any action by written consent of the shareholders of the Company in lieu of such a meeting, in each case, solely on the matters and in the manner specified in Section 1 hereof (each, an “Irrevocable Proxy”). Each Irrevocable Proxy shall expire on the first day after the expiration of the Voting Period.

(b)    Each Shareholder hereby affirms that the Irrevocable Proxy granted by such Shareholder pursuant to this Section 2 is given by such Shareholder in connection with, and in consideration of, the execution of the Merger Agreement by Parent, and that such Irrevocable Proxy has been granted to secure the performance of the duties of such Shareholder under this Agreement.

(c)    Each Irrevocable Proxy granted pursuant to this Section 2 is deemed to be coupled with an interest sufficient in law to support an irrevocable proxy. Each Shareholder hereby revokes any and all prior proxies granted by such Shareholder to the extent inconsistent with the Irrevocable Proxy granted pursuant to this Agreement. Each Irrevocable Proxy granted hereunder shall terminate, and any underlying appointment shall automatically be revoked and rescinded and of no force and effect, upon the termination of this Agreement in accordance with its terms.

Section 3.    Certain Obligations. Each Shareholder Party shall not, and shall use reasonable best efforts to cause such Shareholder Party’s controlled affiliates (which, for the avoidance of doubt, shall not include other family members other than such Shareholder’s spouse and children sharing the same household) and Representatives not to, directly or indirectly, (a) solicit, initiate, encourage (including by providing information or assistance) or knowingly facilitate any inquiries, proposals or offers with respect to, or the making or completion of, any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (b) provide or cause to be provided any non-public information or data relating to the Company in connection with, or have any discussions with, any person relating to or in connection with an actual or proposed Acquisition Proposal (provided that such Shareholder Party may refer any such person to the provisions of this Section 3), (c) engage in any discussions or negotiations concerning an Acquisition Proposal (provided that such Shareholder Party may refer any such person to the provisions of this Section 3) or otherwise take any action to encourage or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (d) approve, recommend, agree to or accept, or propose publicly to approve, recommend, agree to or accept, any Acquisition Proposal, (e) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in the Exchange Act) with respect to an Acquisition Proposal or otherwise encourage or assist any person in taking or planning any action that would reasonably be expected to compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Integrated Mergers in accordance with the terms of the Merger Agreement, (f) initiate a shareholders’ vote or action by consent of the Company’s shareholders with respect to any Acquisition Proposal, (g) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company that takes, or intends to take, any action in support of an Acquisition Proposal or (h) approve, endorse, recommend, agree to or accept, or propose to approve, endorse, recommend, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, investment agreement, acquisition agreement, option agreement or other similar agreement related to any Acquisition Proposal Nothing contained herein shall prohibit JM or Sr., in such party’s capacity as a member of the Board of Directors of the Company, from taking any action in such capacity to the extent such action is expressly permitted by Sections 6.3 and 6.13 of the Merger Agreement.

Section 4.    Lock-Up.

(a)    From the Effective Time until the day immediately following the six month anniversary of the Closing Date (the “Lock-Up Period”), each Shareholder shall not, and, with respect to the shares of Parent Common Stock issued to Value pursuant to the Merger Agreement, each of JM and Sr. shall cause Value not to (i) Transfer, directly or indirectly, any of the shares of Parent Common Stock issued to such Shareholder pursuant to the Merger Agreement (all such shares, the “Locked-Up Shares”) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Locked-Up Shares, except, in each case, that (A) following the one month anniversary of the Closing Date and during the remaining portion of the Lock-Up Period, the Shareholders may Transfer, in the aggregate, up to twenty-five percent (25%) of the Locked-Up Shares, (B) each Shareholder may Transfer Shares to a Permitted Transferee and (C) JM may pledge, as security for a margin loan, any Locked-Up Shares held of record by JM (it being understood that no other Shareholder Party shall pledge any shares of Parent Common Stock beneficially owned by such Shareholder Party); provided that as a condition to such Transfer under clause (B), such Permitted Transferee shall be required to execute a joinder to this Agreement; provided, further, that such Transferring Shareholder shall remain jointly and severally liable for any breaches by any such Permitted Transferee of the terms hereof.

(b)    Each stock certificate or book-entry notation evidencing Value’s ownership of Parent Common Stock must bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE OR THIS BOOK-ENTRY NOTATION ARE SUBJECT TO THE TERMS AND CONDITIONS OF A VOTING AND SUPPORT AGREEMENT, DATED AS OF AUGUST 9, 2019, BY AND AMONG THE OWNER OF SUCH SECURITIES, OCEANFIRST FINANCIAL CORP. AND CERTAIN OTHER PARTIES THERETO AND MAY ONLY BE SOLD OR TRANSFERRED IN ACCORDANCE WITH THE TERMS THEREOF.”

(c)    Each Shareholder hereby agrees and consents to the entry of stop transfer instructions with Parent’s transfer agent and registrar against the transfer of the Locked-Up Shares held by such Shareholder except in compliance with this Agreement.

Section 5.    Representations, Warranties and Support Covenants.

(a)    Representations and Warranties. Each Shareholder represents and warrants to Parent as follows and, with respect to the applicable representations and warranties set forth below, Sr. represents and warrants to Parent as follows:

(i)    Power and Authority; Consents. Such Shareholder Party has the capacity to execute and deliver this Agreement and fully understands the terms of this Agreement. With respect to Value, Value has the full corporate power and authority to execute and deliver this Agreement and no further corporate action on the part of Value is required for Value to execute and deliver this Agreement or perform its obligations hereunder. No filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of such Shareholder Party for the execution, delivery and performance of this Agreement by such Shareholder Party, the performance by such Shareholder Party of such Shareholder Party’s obligations hereunder or the consummation by such Shareholder Party of the transactions contemplated hereby.

(ii)    Due Authorization. This Agreement has been duly executed and delivered by such Shareholder Party and, in the case of Value, the execution, delivery and performance of this Agreement by such Shareholder Party and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Value.

(iii)    Binding Agreement. Assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the valid and binding agreement of such Shareholder Party, enforceable against such Shareholder Party in accordance with its terms (except in all cases as may be limited by the Enforceability Exceptions).

(iv)    Non-Contravention. The execution and delivery of this Agreement by such Shareholder Party does not, and the performance by such Shareholder Party of such Shareholder Party’s obligations hereunder and the consummation by such Shareholder Party of the transactions contemplated hereby does not and will not, violate or conflict with, or constitute a default under (x) any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which such Shareholder Party is a party or by which such Shareholder Party or such Shareholder Party’s property or assets is bound, (y) any statute, rule or regulation to which such Shareholder Party or such Shareholder Party’s property or assets is subject or (z) in the case of Value, its organizational documents, including any stockholder agreement. Except for this Agreement and, in the case of clause (B) below, the pledge of Shares by JM as collateral for loans with an approximate balance of $2.1 million (as of the date of this Agreement) from S&T Bank, 800 Philadelphia Avenue, Indiana, Pennsylvania, as in effect on the date hereof (the “Loan Agreement”), such Shareholder Party is not, and each controlled affiliate (which, for the avoidance of doubt, shall not include other family members other than such Shareholder Party’s spouse and children sharing the same household) of such Shareholder Party is not, a party to any (A) voting agreement, voting trust or any other contract with respect to the voting of any Shares or (B) any other contract, agreement, arrangement or understanding with respect to the transfer or ownership (but not voting rights) of any Shares. No Shareholder Party has appointed or granted a proxy or power of attorney to any person with respect to any Shares.

(v)    Ownership of Shares. Except for restrictions in favor of Parent pursuant to this Agreement and transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the “blue sky” laws of the various States of the United States, each Shareholder owns, beneficially and of record, all of the Shares set forth below such Shareholder’s signature on the signature page hereto free and clear of any (A) proxy or other voting restriction or (B) security interest or other lien, other than, in the case of this clause (B), the security interest with respect to the Pledged Shares created by the Loan Agreement. Each Shareholder has sole voting power and sole power of disposition with respect to such Shareholder’s Shares (other than the Pledged Shares in the case of JM having the sole power of disposition) with no restrictions on such Shareholder’s rights of voting or disposition pertaining thereto (other than the Pledged

Shares in the case of restrictions on JM’s rights of disposition), and no person other than such Shareholder has any right to direct or approve the voting or disposition thereof (other than the Pledged Shares in the case of the right to direct or approve the disposition of the Pledged Shares). JM and Sr. together have the power and authority to cause Value to vote the Value Shares in accordance with the terms of this Agreement without any further approval or consent of any person. As of the date hereof, the number of the Shares beneficially owned by each Shareholder is set forth below such Shareholder’s signature on the signature page hereto. Each Shareholder has possession of an outstanding certificate or outstanding certificates representing all of such Shareholder’s Shares (other than Shares held in book-entry form) and such certificate or certificates does or do not contain any legend or restriction inconsistent with the terms of this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby.

(vi)    Legal Actions. There is no action, suit, investigation, complaint or other proceeding pending against such Shareholder Party or, to the knowledge of such Shareholder Party, any other person or, to the knowledge of such Shareholder Party, threatened against such Shareholder Party or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Parent of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

(vii)    Reliance. Such Shareholder Party understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Shareholder Party’s execution and delivery of this Agreement and the representations and warranties of such Shareholder Party contained herein.

(b)    Support Covenants. From the date hereof until the Expiration Time:

(i)    Each Shareholder Party agrees not to take any action that would make any representation or warranty of such Shareholder Party contained herein untrue or incorrect or have the effect of preventing, impeding, or, in any material respect, delaying, interfering with or adversely affecting the performance by such Shareholder Party of his, her or its obligations under this Agreement.

(ii)    Each Shareholder hereby agrees to promptly notify Parent of the number of Shares, if any, acquired in any Share Acquisition by such Shareholder after the execution hereof.

(iii)    Each Shareholder Party hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by applicable Law and any periodic report or proxy statement filed in connection with the transactions contemplated by the Merger Agreement such Shareholder Party’s identity and ownership of the Shares and shares of capital stock of Value and the nature of such Shareholder Party’s obligation under this Agreement.

Section 6.    Further Assurances. From time to time, at the request of Parent and without further consideration, each Shareholder Party shall execute and deliver such additional documents and take all such further action as may be necessary to consummate and make effective the transactions contemplated by this Agreement.

Section 7.    Termination. This Agreement will terminate upon the earlier of (a) the Effective Time and (b) the date of termination of the Merger Agreement in accordance with its terms (the “Expiration Time”); provided that (i) Section 4 shall survive the Expiration Time in accordance with its terms, (ii) Section 6 shall survive the Expiration Time until the date on which Section 4 no longer applies and (iii) this Section 7 and Section 8 shall survive the Expiration Time indefinitely; provided, further that no such termination or expiration shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

Section 8.    Miscellaneous.

(a)    Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b)    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied or emailed (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)    If to Parent, to:

OceanFirst Financial Corp.

110 West Front Street

Red Bank, New Jersey 07701

Attention:     Christopher D. Maher

Facsimile:    (732) 349-5070

Email:          cmaher@oceanfirst.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: David Ingles

Facsimile: (917) 777-2697

Email: David.Ingles@skadden.com

(ii)    If to any Shareholder Party, to the address of such Shareholder Party set forth below such Shareholder Party’s signature on the signature pages hereto.

(c)    Amendments, Waivers. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by each of the parties hereto.

(d)    Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto, except Parent may, without the consent of any Shareholder Party, assign any of its rights and delegate any of its obligations under this Agreement to any affiliate of Parent. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and permitted assigns.

(e)    Third Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

(f)    No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(g)    Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(h)    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

(i)    Specific Performance; Remedies Cumulative. The parties hereto agree that Parent would incur irreparable harm if any provision of this Agreement were not performed by each Shareholder Party in accordance with the terms hereof, that there would be no adequate remedy at law for Parent with regard to any breach of any provision herein, and, accordingly, that Parent shall be entitled to an injunction or injunctions to prevent any breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which Parent may be entitled at law or in equity. Each Shareholder Party hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief. Each Shareholder Party agrees that such party will not, and will direct its Representatives not to, object to Parent seeking an injunction or the granting of any such remedies on the basis that Parent has an adequate remedy at law.

(j)    No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(k)    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to any applicable conflicts of law principles.

(l)    Submission to Jurisdiction. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 8(b).

(m)    Waiver of Jury Trial. EACH PARTY HERETO INTENTIONALLY, KNOWINGLY AND VOLUNTARILY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(m).

(n)    Drafting and Representation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this

Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(o)    Name, Captions, Gender. Section headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

(p)    Counterparts. This Agreement may be executed by facsimile or other electronic means and in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

OCEANFIRST FINANCIAL CORP.

By:	/s/ Christopher D. Maher
Name: Christopher D. Maher
Title: Chairman, President & CEO

[Signature Page to Voting and Support Agreement]

/s/ Joseph M. Murphy
Joseph Murphy, Sr.

Address:

SHAREHOLDERS

VALUE INVESTORS, INC.

By:	/s/ Joseph M. Murphy
Name: Joseph M. Murphy
Title: Chairman

By:	/s/ JoAnn Murphy
Name:
Title:

Number of shares of Company Common Stock:
182 shares
Address:

/s/ JoAnn Murphy
JoAnn Murphy

Number of shares of Company Common Stock:
727 shares

Encumbrances:	554 shares

Address:

[Signature Page to Voting and Support Agreement]

ANNEX D

August 8, 2019

Board of Directors

Country Bank Holding Company, Inc.

655 Third Avenue, 9th Floor

New York, NY 10017

Ladies and Gentlemen:

Country Bank Holding Company, Inc. (“Company”), OceanFirst Financial Corp. (“Parent”) and Midtown Merger Sub Corp., a wholly-owned subsidiary of Parent (“Merger Sub”), are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which (i) Merger Sub will, subject to the terms and conditions set forth in the Agreement, merge with and into Company with Company being the surviving corporation, and (ii) immediately thereafter, Company will merge with and into Parent with Parent being the surviving corporation ((i) and (ii) taken together, the “Merger”). Pursuant to the terms and conditions of the Agreement, at the Effective Time, each share of Company common stock, par value $0.10 per share (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time, except for certain shares of Company Common Stock as specified in the Agreement, shall be converted into the right to receive 2,000 shares (the “Exchange Ratio”) of Parent common stock, par value $0.01 per share (“Parent Common Stock”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Company Common Stock.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated August 7, 2019; (ii) certain publicly available financial statements and other historical financial information of Company and its banking subsidiary that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Parent and its banking subsidiary that we deemed relevant; (iv) certain internal financial projections for Company for the years ending December 31, 2019 through December 31, 2021, as provided by the senior management of Company, as well as long-term earnings per share and net income growth rates for the years ending December 31, 2022 and December 31, 2023 and estimated dividends per share for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of Company; (v) publicly available median analyst earnings per share estimates for Parent for the years ending December 31, 2019 and December 31, 2020, as provided by the senior management of Parent and its representatives, as well as a long-term annual earnings per share growth rate for the years ending December 31, 2021 through December 31, 2023 and estimated dividends per share for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of Parent and its representatives; (vi) the pro forma financial impact of the Merger on Parent based on certain assumptions relating to purchase accounting adjustments, cost savings and

SANDLER O’NEILL + PARTNERS, L.P.

1251 Avenue of the Americas, 6th Floor, New York, NY 10020

T: (212) 466-7700 / (800) 635-6855

www.sandleroneill.com

transaction expenses, as provided by the senior management of Parent and its representatives, as well as internal financial projections for Company for the year ending December 31, 2019, as provided by the senior management of Company, with an annual net income growth rate for the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of Parent and its representatives; (vii) the publicly reported historical price and trading activity for Company Common Stock and Parent Common Stock, including a comparison of certain stock market information for Company Common Stock and Parent Common Stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for Company and Parent with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Company and its representatives the business, financial condition, results of operations and prospects of Company and held similar discussions with certain members of the senior management of Parent and its representatives regarding the business, financial condition, results of operations and prospects of Parent.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Company or Parent or their respective representatives, or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the respective managements of Company and Parent that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Company or Parent or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Company or Parent or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Company, Parent, or any of their respective subsidiaries, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to Company or Parent or any of their respective subsidiaries. We have assumed, with your consent, that the respective allowances for loan losses for Company, Parent and their respective subsidiaries are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used certain internal financial projections for Company for the years ending December 31, 2019 through December 31, 2021, as provided by the senior management of Company, as well as long-term earnings per share and net income growth rates for the years ending December 31, 2022 and December 31, 2023 and estimated dividends per share for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of Company. In addition, Sandler O’Neill used publicly available median analyst earnings per share estimates for Parent for the years ending December 31, 2019 and December 31, 2020, as provided by the senior management of Parent and its representatives, as well as a long-term annual earnings per share growth rate for the years ending December 31, 2021 through December 31, 2023 and estimated dividends per share for the years ending

December 31, 2019 through December 31, 2023, as provided by the senior management of Parent and its representatives. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of Parent and its representatives, as well as internal financial projections for Company for the year ending December 31, 2019, as provided by the senior management of Company, with an annual net income growth rate for the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of Parent and its representatives. With respect to the foregoing information, the respective senior managements of Company and Parent confirmed to us that such information reflected (or, in the case of the publicly available median analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective managements as to the future financial performance of Company and Parent, respectively, and the other matters covered thereby, and we assumed that the future financial performance reflected in such information would be achieved. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Company, Parent or any of their respective subsidiaries since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that Company and Parent will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements arc true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Company, Parent, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Company Common Stock or Parent Common Stock at any time or what the value of Parent Common Stock will be once it is actually received by the holders of Company Common Stock.

We have acted as Company’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon closing of the Merger. We will also receive a fee for rendering this opinion, which opinion tee will be credited in full towards the transaction fee which will become payable to Sandler O’Neill on the day of closing of the Merger. Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the two years preceding the date hereof we have not provided any other investment banking services to Company, nor has Sandler O’Neill provided any investment banking services to Parent in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Company, Parent and their respective affiliates. We may also actively trade the equity and debt securities of Company, Parent and their respective affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Company in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Company Common Stock and does not address the underlying business decision of Company to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Company or the effect of any other transaction in which Company might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of Company, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion may not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for this opinion to be included in any regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to holders of Company Common Stock from a financial point of view.

Very truly yours,

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

OceanFirst’s certificate of incorporation contains a provision which, subject to certain exceptions described below, eliminates the liability of a director or an officer to OceanFirst or its stockholders for monetary damages for any breach of duty as a director or officer.

OceanFirst’s certificate of incorporation provides that OceanFirst shall indemnify, to the fullest extent authorized by the DGCL, all directors, officers, employees, agents of OceanFirst, and any person who, at OceanFirst’s request, is or was serving as director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, against expense, liability and loss and expenses in any proceeding arising out of their status or activities in any of the foregoing capacities except when the party’s activities do not meet the applicable standard of conduct set forth in the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to OceanFirst’s directors, officers and controlling persons under the foregoing provisions, or otherwise, OceanFirst has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 21. Exhibits and Financial Statement Schedules

Description

2.1	Agreement and Plan of Merger, dated as of August 9, 2019, by and among OceanFirst Financial Corp., Midtown Merger Sub Corp. and Country Bank Holding Company, Inc. (attached as Annex A to the proxy statement/prospectus contained in this registration statement)†

3.1	Certificate of Incorporation of OceanFirst Financial Corp. (incorporated by reference from Exhibit 3.1 of OceanFirst’s registration statement on Form S-1, File No. 033-80123, effective May 13, 1996, as amended) (P)

3.2	Certificate of Amendment of the Certificate of Incorporation of OceanFirst Financial Corp. (incorporated by reference from Exhibit 3.1A of OceanFirst’s Current Report on Form 8-K, filed on June 4, 2018)

3.3	Amended and Restated Bylaws of OceanFirst Financial Corp. (incorporated by reference to Exhibit 3.2 of OceanFirst’s Current Report on Form 8-K, filed on April 26, 2019)

4.1	Form of Common Stock Certificate of OceanFirst Financial Corp. (incorporated by reference from Exhibit 4.0 of OceanFirst’s registration statement on Form S-1, File No. 033-80123, effective May 13, 1996, as amended) (P)

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP**

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain tax matters**

8.2	Opinion of Luse Gorman, PC regarding certain tax matters**

10.1	Voting and Support Agreement by and among OceanFirst Financial Corp. and certain shareholders of Country Bank Holding Company, Inc. (attached as Annex C to the proxy statement/prospectus contained in this registration statement)

21	Subsidiaries of OceanFirst Financial Corp.**

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)**

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)**

23.3	Consent of Luse Gorman, PC (included in Exhibit 8.2)**

23.4	Consent of KPMG LLP (with respect to OceanFirst Financial Corp.)*

24.1	Power of Attorney (included on this signature page to this registration statement)**

99.1	Consent of Sandler O’Neill & Partners, L.P.*

99.2	Consent of Joseph M. Murphy, Jr., President of Country Bank Holding Company, Inc.**

99.3	Form of proxy card of Country Bank Holding Company, Inc.*

*	Filed herewith.
**	Filed previously.
†

Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. OceanFirst agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.

(P)	Paper exhibits.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

1.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

6.

That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7.

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

8.

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

9.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBITS INDEX

Description

2.1	Agreement and Plan of Merger, dated as of August 9, 2019, by and among OceanFirst Financial Corp., Midtown Merger Sub Corp. and Country Bank Holding Company, Inc. (attached as Annex A to the proxy statement/prospectus contained in this registration statement)†

3.1	Certificate of Incorporation of OceanFirst Financial Corp. (incorporated by reference from Exhibit 3.1 of OceanFirst’s registration statement on Form S-1, File No. 033-80123, effective May 13, 1996, as amended) (P)

3.2	Certificate of Amendment of the Certificate of Incorporation of OceanFirst Financial Corp. (incorporated by reference from Exhibit 3.1A of OceanFirst’s Current Report on Form 8-K, filed on June 4, 2018)

3.3	Amended and Restated Bylaws of OceanFirst Financial Corp. (incorporated by reference to Exhibit 3.2 of OceanFirst’s Current Report on Form 8-K, filed on April 26, 2019)

4.1	Form of Common Stock Certificate of OceanFirst Financial Corp. (incorporated by reference from Exhibit 4.0 of OceanFirst’s registration statement on Form S-1, File No. 033-80123, effective May 13, 1996, as amended) (P)

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP**

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain tax matters**

8.2	Opinion of Luse Gorman, PC regarding certain tax matters**

10.1	Voting and Support Agreement by and among OceanFirst Financial Corp. and certain shareholders of Country Bank Holding Company, Inc. (attached as Annex C to the proxy statement/prospectus contained in this registration statement)

21	Subsidiaries of OceanFirst Financial Corp.**

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)**

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)**

23.3	Consent of Luse Gorman, PC (included in Exhibit 8.2)**

23.4	Consent of KPMG LLP (with respect to OceanFirst Financial Corp.)*

24.1	Power of Attorney (included on this signature page to this registration statement)**

99.1	Consent of Sandler O’Neill & Partners, L.P.*

99.2	Consent of Joseph M. Murphy, Jr., President of Country Bank Holding Company, Inc.**

99.3	Form of proxy card of Country Bank Holding Company, Inc.*

*	Filed herewith.
**	Filed previously.
†

Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. OceanFirst agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.

(P)	Paper exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Red Bank, State of New Jersey, on October 31, 2019.

OCEANFIRST FINANCIAL CORP.

By:	/s/ Christopher D. Maher
	Name: Title:	Christopher D. Maher President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated and on the date of this registration statement.

Signatures	Title	Date

/s/ * Christopher D. Maher	President, Chief Executive Officer (Principal Executive Officer) and Director (Chairman of the Board)	October 31, 2019

/s/ * Michael J. Fitzpatrick	Executive Vice President and Chief Financial Officer	October 31, 2019

/s/ * Angela K. Ho	Senior Vice President and Principal Accounting Officer	October 31, 2019

/s/ * John E. Walsh	Lead Director	October 31, 2019

/s/ * Steven E. Brady	Director	October 31, 2019

/s/ * Angelo Catania	Director	October 31, 2019

/s/ * Anthony R. Coscia	Director	October 31, 2019

/s/ * Michael D. Devlin	Director	October 31, 2019

Signatures	Title	Date
/s/ * Jack M. Farris	Director	October 31, 2019

/s/ * Kimberly M. Guadagno	Director	October 31, 2019

/s/ * Nicos Katsoulis	Director	October 31, 2019

/s/ * John K. Lloyd	Director	October 31, 2019

/s/ * Steven M. Scopellite	Director	October 31, 2019

/s/ * Grace C. Torres	Director	October 31, 2019

/s/ * Grace M. Vallacchi	Director	October 31, 2019

/s/ * Samuel R. Young	Director	October 31, 2019

*	/s/ Christopher D. Maher Christopher D. Maher	Attorney-in-Fact	October 31, 2019